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As filed with the Securities and Exchange Commission on July 22, 2004

Registration No. 333-116516

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 2
to
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ZENITH NATIONAL INSURANCE CORP.
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	6331 (Primary Standard Industrial Classification Code Number)	95-2702776 (IRS Employer Identification No.)
21255 Califa Street Woodland Hills, California 91367 (818) 713-1000 (Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)

Stanley R. Zax
Zenith National Insurance Corp.
21255 Califa Street
Woodland Hills, California 91367
(818) 713-1000
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, Of Agent For Service)

With Copies To:

Jerome L. Coben Jonathan Friedman Skadden, Arps, Slate, Meagher & Flom LLP 300 South Grand Avenue, Suite 3400 Los Angeles, California 90071 (213) 687-5000	Alexander M. Dye LeBoeuf, Lamb, Greene & MacRae, L.L.P. 125 West 55th Street New York, NY 10019 (212) 424-8000

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after this Registration Statement becomes effective.

        If the only secu rities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

        THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JULY 21, 2004

PROSPECTUS

3,100,000 Shares

Zenith National Insurance Corp.

Common Stock

        The shares of common stock are being sold by the selling stockholders named in this prospectus. We will not receive any of the proceeds from the sale of the shares of common stock by the selling stockholders.

        Shares of our common stock are listed on the New York Stock Exchange under the symbol "ZNT." The last reported sale price of our common stock on July 20, 2004 was $47.94 per share.

        Investing in our common stock involves risks that are described in the "Risk Factors" section of this prospectus beginning on page 6.

	Per Share	Total

Offering price	$	$

Discounts and commissions to underwriters	$	$

Proceeds to the selling stockholders, before expenses	$	$

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus or any accompanying prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

        The selling stockholders have granted the underwriters the right to purchase up to 400,000 additional shares of common stock to cover any over-allotments. The underwriters can exercise this right at any time within 30 days after the date of this prospectus. The underwriters expect to deliver the shares of common stock to investors on or about July     , 2004.

Sole Book-Running Manager

Banc of America Securities LLC

JPMorgan Dowling & Partners Securities	Lehman Brothers Ferris, Baker Watts
Incorporated

The date of this prospectus is                        , 2004.

TABLE OF CONTENTS

WHERE YOU CAN FIND MORE INFORMATION	i
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS	ii
SUMMARY	1
RISK FACTORS	6
USE OF PROCEEDS	13
PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY	13
CAPITALIZATION	14
MANAGEMENT'S DISCUSSION AND ANALYSIS OF CONSOLIDATED FINANCIAL CONDITION AND RESULTS OF OPERATIONS	15
BUSINESS	47
SELLING STOCKHOLDERS	60
UNDERWRITING	61
UNITED STATES FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS	63
LEGAL MATTERS	65
EXPERTS	65
INDEX TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS	F-1

        You should rely on the information contained or incorporated by reference in this prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations, cash flows and prospects may have changed since that date.

WHERE YOU CAN FIND MORE INFORMATION

        We are subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), under which we file periodic reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). Copies of these reports, proxy statements and other information may be examined without charge at the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, DC. 20549, and the SEC's regional office located at 233 Broadway, New York, NY 10279 or 500 West Madison Street, Suite 1400, Chicago, IL 60600 or on the Internet at http://www.sec.gov. Copies of all or a portion of such materials can be obtained from the Public Reference Section of the SEC upon payment of prescribed fees. Please call the SEC at 800-SEC-0330 for further information about the Public Reference Room. In addition, these filings may be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, NY 10005. These filings also are available on our corporate website, www.thezenith.com. Information contained on our website is not part of this prospectus.

        We are "incorporating by reference" specified documents that we file with the SEC, which means that:

  •
  incorporated documents are considered part of this prospectus;

  •
  we are disclosing important information to you by referring you to those documents; and

  •
  information that we file in the future with the SEC automatically will update and supersede earlier information contained or incorporated by reference in this prospectus.

i

        We incorporate by reference the documents listed below and any documents that we file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to termination of the offering of the securities hereunder (other than current reports furnished on Form 8-K):

  •
  our annual report on Form 10-K/A for the fiscal year ended December 31, 2003;

  •
  our quarterly report on Form 10-Q/A for the quarter ended March 31, 2004;

  •
  our quarterly report on Form 10-Q for the quarter ended June 30, 2004;

  •
  our current report on Form 8-K filed February 12, 2004, our two current reports on Form 8-K each filed May 27, 2004, and our current report filed June 16, 2004; and

  •
  the description of our common stock which is contained in our registration statement on Form 8-A filed on July 15, 1987, which incorporates such description from Amendment No. 1 to our registration statement on Form S-3 (No. 33-1431) filed on November 21, 1985.

        You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

        Zenith National Insurance Corp.
        21255 Califa Street
        Woodland Hills, California 91367
        (818) 713-1000
        Attention: Chief Financial Officer

        Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this document.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus and the documents incorporated by reference herein contain statements concerning our future results and performance and other matters that are "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Exchange Act. The words "anticipates," "believes," "estimates," "expects," "plans," "intends" and similar expressions are intended, but are not the exclusive means, to identify these forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical or anticipated results, depending on a variety of factors. These risks and uncertainties include, but are not limited to, those listed in this prospectus under the heading "Risk Factors."

        You should not place undue reliance on any such forward-looking statements. We do not intend to update forward-looking information or to release the results of any future revisions we may make to forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

ii

SUMMARY

        This summary highlights information contained in other parts of this prospectus or incorporated by reference herein. You should read this summary together with the more detailed information contained elsewhere in this prospectus and in our consolidated financial statements and accompanying notes and the other information incorporated by reference herein. All references in this prospectus to "Zenith," "we," "us," "our," the "Company" or similar terms, refer to Zenith National Insurance Corp., together with its consolidated subsidiaries, except where the context makes clear that the reference is only to Zenith National Insurance Corp. All references to "Zenith National" refer only to Zenith National Insurance Corp. All references to "Zenith Insurance" refer to Zenith Insurance Company, a wholly owned insurance subsidiary of Zenith National.

ZENITH NATIONAL INSURANCE CORP.

        We are in the business of managing insurance risk and investment risk. Our main business activity is workers' compensation insurance, supplemented by a smaller assumed reinsurance operation.

        Workers' compensation insurance provides coverage for the statutorily prescribed benefits that employers are required to provide to their employees injured in the course of employment. Our workers' compensation policies are issued to employers, who also pay the premiums. The policies provide payments to covered, injured employees of the policyholder for, among other things, temporary or permanent disability benefits, death benefits, and medical and hospital expenses.

        During 2003, we wrote workers' compensation insurance in 45 states. Our long-term strategy in the national workers' compensation industry is to write policies that deliver quality services based on adequate rates. During periods of intense competition or other adverse industry conditions, our premium revenue is reduced as employers buy insurance elsewhere. Our value proposition is that our services, over the long run, provide employers the opportunity to reduce their experience modification factor and their long-term, net workers' compensation costs. Our loss prevention services focus on work place safety, accident and illness prevention and safety awareness training. Claims management services include return-to-work programs, case management by nurses for serious injuries and management of medical provider services and billings. Investigation and legal services help policyholders to prevent fraud and assist them to favorably resolve litigated claims. Our premium auditors provide appropriate payroll classifications to assure equitable premium billing.

        We also conduct a smaller assumed reinsurance operation. Reinsurance is a transaction between insurance companies in which an original insurer, or ceding company, remits a portion of its premiums to a reinsurer, or assuming company, as payment for the reinsurers' assumption of a portion of the risk. Our reinsurance operation participates in assumed reinsurance transactions in which, typically, the reinsurance coverage being purchased by the ceding company is shared among a number of assuming companies. We currently focus primarily on assumed reinsurance of worldwide property losses from catastrophes and large property risks. In addition to property reinsurance, we have, historically, written reinsurance for liability insurance, such as general business liability coverage, directors' and officers' liability and excess or umbrella coverage.

        Depending upon market conditions and other factors, the volume of assumed reinsurance premiums written fluctuates from year to year. By diversifying the geographical spread of risk and limiting the number of contracts that we write, our assumed reinsurance business is written so as to limit expected losses, after deducting the applicable premium income and income taxes, from any one catastrophe event in a worst-case scenario to a maximum probable loss that does not exceed an amount equal to approximately 5% of consolidated stockholders' equity (approximately $21 million as of June 30, 2004).

        In addition to the above businesses, we maintain a portfolio of investments, principally in fixed maturity securities, funded by the cash flows from our workers' compensation and reinsurance operations and capital. Investment income from the portfolio is impacted by current and historical interest rates and the amount of funds generated annually from (or used by) our workers' compensation and reinsurance operations.

        For the year ended December 31, 2003, we had total revenue of $849.4 million and net income of $67.0 million. At June 30, 2004, we had cash and total investments of $1.7 billion, total assets of $2.2 billion and stockholders' equity of $420.5 million. For the year ended December 31, 2003, we generated gross premiums written and net premiums written of $900.0 million and $785.3 million, respectively. In 2003, approximately 64% of our workers' compensation premiums earned were in California and 18% of workers' compensation premiums earned were in Florida. For the six months ended June 30, 2004, we generated net premiums earned of $456.6 million.

        Our insurance subsidiaries have been assigned a financial strength rating of A- (Excellent) by A.M. Best Company ("A.M. Best"); Baa1 (Adequate) by Moody's Investors Service ("Moody's"); BBB+ (Good) by Standard & Poor's ("S&P"); and A- (Strong) by Fitch Ratings ("Fitch"). These A.M. Best, Moody's, S&P and Fitch ratings are based upon factors of concern to policyholders and insurance agents and are not intended for the protection of investors or as a recommendation to buy, sell or hold any of our securities.

        At June 30, 2004, we had approximately 1,500 full-time employees. Our principal executive offices are located at 21255 Califa Street, Woodland Hills, California 91367-5021, telephone (818) 713-1000.

The Offering

Common stock offered by the selling stockholders	3,100,000 shares
Over-allotment option	Certain of the selling stockholders have granted the underwriters the right to purchase up to 400,000 additional shares of common stock to cover any over-allotments.
Common stock outstanding after this offering	19,278,334 shares(1)
Use of proceeds	We will not receive any proceeds from the sale of shares by the selling stockholders in this offering.
Dividend policy
We paid a quarterly cash dividend on our common stock of $0.25 per share on August 14, 2003, November 14, 2003 and February 13, 2004. We paid a quarterly cash dividend of $0.28 per share on May 14, 2004. On May 26, 2004, we declared a quarterly cash dividend of $0.28 per share, which will be payable on August 13, 2004 to shareholders of record on July 30, 2004. The declaration and payment of future dividends to holders of our common stock will be at the discretion of our board of directors and will depend on many factors, including our financial condition, earnings, legal requirements and other factors our board of directors deems relevant.
New York Stock Exchange Symbol for our common stock	ZNT

(1)
The number of shares of our common stock outstanding immediately after this offering is based on the number of shares of common stock outstanding as of July 20, 2004, and excludes:

•
177,000 shares of common stock reserved for issuance under our 2004 Restricted Stock Plan;

•
1,039,625 shares of common stock issuable upon exercise of options outstanding under our 1996 Employee Stock Option Plan, a non-qualified stock option plan adopted in 1996 (the "Plan");

•
467,250 shares of common stock reserved for issuance under the Plan; and

•
4,999,800 shares of common stock issuable upon conversion of our 5.75% Convertible Senior Notes due 2023 (the "Convertible Notes").

Summary Historical Consolidated Financial Data

        The following table presents our summary historical consolidated financial data. The statements of operations data for each of the three years in the period ended December 31, 2003 and the balance sheet data as of December 31, 2003 and 2002 have been derived from our audited consolidated financial statements and related notes incorporated by reference in this prospectus. The balance sheet data as of December 31, 2001 have been derived from our audited consolidated financial statements and related notes that are not incorporated by reference in this prospectus. The statements of operations data for the six months ended June 30, 2004 and 2003 and the balance sheet data as of June 30, 2004 have been derived from our unaudited interim consolidated financial statements and related notes incorporated by reference in this prospectus. The balance sheet data as of June 30, 2003 have been derived from our unaudited interim consolidated financial statements and related notes that are not incorporated by reference in this prospectus. In the opinion of management, our unaudited interim consolidated financial statements include all adjustments necessary for a fair statement of our financial position and results of operations for the periods presented. The results of operations for interim periods are not necessarily indicative of results for a full year's operations.

        You should read the following information together with "Capitalization," "Management's Discussion and Analysis of Consolidated Financial Condition and Results of Operations," our consolidated financial statements and related notes and the other financial information incorporated by reference in this prospectus.

	Six months ended June 30,
			Years ended December 31,
(Dollars and shares in thousands, except per share data)
	2004	2003	2003	2002	2001
Revenues:
Premiums earned(1)	$456,630	$358,861	$773,799	$557,055	$476,876
Net investment income	28,916	26,933	56,103	48,811	51,178
Realized gains (losses) on investments	5,672	11,923	19,433	(3,631)	9,169

Total revenues	$491,218	$397,717	$849,335	$602,235	$537,223

Components of net income (loss):
Income (loss) from operations of:
Workers' compensation(2)	$41,938	$8,036	$29,260	$(43,848)	$(58,329)
Reinsurance(3)	4,492	4,388	9,562	7,644	(31,918)
Net investment income	28,916	26,933	56,103	48,811	51,178
Realized gains (losses) on investments	5,672	11,923	19,433	(3,631)	9,169
Parent expenses and interest expense	(9,390)	(8,385)	(17,694)	(10,237)	(11,402)

Income (loss) from continuing operations before tax and before equity in earnings of investee	71,628	42,895	96,664	(1,261)	(41,302)
Income tax expense (benefit)	24,494	14,941	33,664	(914)	(13,756)

Income (loss) from continuing operations before equity in earnings of investee	47,134	27,954	63,000	(347)	(27,546)
Equity in earnings (losses) of investee after tax	2,766	2,146	2,846	1,363	(2,060)

Income (loss) from continuing operations after tax	49,900	30,100	65,846	1,016	(29,606)
Income from discontinued operations after tax(4)			1,154	9,184	3,746

Net income (loss)	$49,900	$30,100	$67,000	$10,200	$(25,860)

Per common share:
Basic income (loss) from continuing operations	$2.61	$1.60	$3.50	$0.05	$(1.68)
Basic net income (loss)	2.61	1.60	3.56	0.55	(1.47)
Diluted income (loss) from continuing operations(5)	2.15	1.60	3.33	0.05	(1.68)
Diluted net income (loss)(5)	2.15	1.60	3.38	0.54	(1.47)

Cash dividends declared per share to common stockholders	$0.56	$0.50	$1.00	$1.00	$1.00

Weighted average common shares outstanding(5)	24,390	18,842	20,183	18,895	17,593

	Six months ended June 30,				Years ended December 31,
	2004		2003		2003		2002		2001
Financial condition:
Total assets	$2,213,190		$1,900,248		$2,023,704		$1,615,113		$1,537,999
Investments	1,675,226		1,359,423		1,530,494		1,098,284		941,527
Unpaid losses and loss adjustment expenses	1,354,198		1,144,242		1,220,749		1,041,532		946,822
Senior notes(6)					—		—		57,203
Convertible senior notes	120,732		120,290		120,436		—		—
Redeemable securities(6)	57,938		65,743		65,769		65,719		65,669
Stockholders' equity	420,492		358,793		383,246		317,024		300,551
Stockholders' equity per share	$21.81		$19.10		$20.27		$16.89		$16.20
Return on average equity	24.4%		18.0%		18.8%		3.3%		(8.5)%
Insurance statistics (GAAP):
Combined ratio:
Workers' Compensation	90.3%		97.5%		95.9%		108.7%		114.0%
Reinsurance	79.8%		86.3%		84.3%		85.6%		152.3%

Net premiums earned-to-surplus ratio(7)	1.7	x	1.5	x	1.5	x	1.5	x	1.6	x
Loss and loss adjustment expense reserves-to-surplus ratio (net of reinsurance)	2.0	x	1.9	x	2.0	x	2.2	x	2.5	x

(1)
Net premiums earned in the years ended December 31, 2003 and 2002 are net of $78.5 million and $36.8 million, respectively, and in the six months ended June 30, 2004 and 2003 are net of $47.8 million and $36.0 million, respectively, of ceded premiums earned in connection with a 10% ceded quota share reinsurance agreement effective January 1, 2002 for policies effective on or after January 1, 2002.

(2)
The year ended December 31, 2002 includes a charge of $30.0 million before tax ($19.5 million after tax, or $1.04 per share) for increased workers' compensation loss reserves in the fourth quarter of 2002.

(3)
The years ended December 31, 2002 and 2001 include catastrophe losses before tax of $0.4 million and $41.7 million, respectively.

(4)
The real estate assets and home-building business of Perma-Bilt, a Nevada corporation, were sold in 2002. Income from discontinued operations in 2002 includes the gain on the sale of $6.3 million after tax. In the fourth quarter of 2003, we received a payment of $1.8 million before tax ($1.2 million after tax) of additional sales proceeds under the earn-out provision of the sale.

(5)
Diluted average outstanding shares for the six months ended June 30, 2004 and for the year ended December 31, 2003 include an additional 5.0 million shares that would be issuable in connection with our 5.75% Convertible Senior Notes due 2023 (the "Convertible Notes"). After tax interest expense of $2.5 million and $1.3 million for the six months ended June 30, 2004 and for the year ended December 31, 2003, respectively, related to the Convertible Notes is added back to net income in computing diluted earnings per share. Diluted net income per share in the six months ended June 30, 2003 is not comparable because the average shares outstanding for the periods do not include such additional shares. If the Convertible Notes had been convertible during the six months ended June 30, 2003 and the entire year ended December 31, 2003, an additional 5.0 million and 3.75 million shares, respectively, would have been included in the computation of diluted shares outstanding for these periods, and diluted net income per share for the six months ended June 30, 2003 and the year ended December 31, 2003 would have been $1.32 and $2.96, respectively. After tax interest expense of $1.4 million and $3.9 million would have been added back to net income in the six months ended June 30, 2003 and the year ended December 31, 2003, respectively, to compute pro forma diluted net income per share.

(6)
During the six months ended June 30, 2004, Zenith repurchased $8.0 million aggregate liquidation amount of the outstanding 8.55% Capital Securities of Zenith National Insurance Capital Trust I, all of the voting securities of which are owned by Zenith National, which resulted in a gain of $0.3 million before tax ($0.2 million after tax). In the year ended December 31, 2001, Zenith repurchased $1.3 million aggregate principal amount of the outstanding 9% Senior Notes due May 1, 2002 ("Senior Notes"). In the year ended December 31, 2002, Zenith paid the outstanding principal of $57.2 million of its Senior Notes.

(7)
For the six months ended June 30, 2004 and 2003, net premiums earned were annualized for the purposes of calculating these ratios.

RISK FACTORS

        You should carefully consider the risks described below before making an investment decision. The risks and uncertainties described below are not the only ones facing our company. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of these risks actually occur, our business, financial condition and results of operations could be materially adversely affected. In that case, the value of our common stock could decline substantially.

Risks Relating to Our Business

Our loss reserves are based on estimates and may be inadequate to cover our actual losses.

        If we fail to accurately assess the risks associated with the businesses that we insure or reinsure, our reserves may be inadequate to cover our actual losses and we may fail to establish appropriate premium rates. We establish loss reserves in our financial statements that represent an estimate of amounts needed to pay and administer claims with respect to insured and reinsured events that have occurred, including events that have not yet been reported to us. Reserves are estimates and are inherently uncertain; they do not and cannot represent an exact measure of liability. Accordingly, our reserves may prove to be inadequate to cover our actual losses. Any changes in these estimates are reflected in our results of operations during the period in which the changes are made, with increases in our reserves resulting in a charge to our earnings.

        Our loss reserve estimates are based on estimates of the ultimate cost of individual claims and on actuarial estimation techniques. Several factors contribute to the uncertainty in establishing these estimates. Judgment is required in actuarial estimation to ascertain the relevance of historical payment and claim settlement patterns under current facts and circumstances. Key assumptions in the estimation process for workers' compensation reserves are severity trends, including the increasing level of medical, legal and rehabilitation costs, and costs associated with fraud or other abuses of the medical claim process. If there were unfavorable changes in severity trends, our reserves may need to be increased, as described above. Our reserve estimates for catastrophe losses in the assumed reinsurance business are heavily dependent upon obtaining information timely from ceding companies. Estimates of catastrophe losses can be negatively impacted by lags in reporting from ceding companies. In addition, we are subject to the risk that the ceding company may not have adequately estimated the amount of the reinsured loss.

If we are unable to obtain or collect on ceded reinsurance, our ability to write new policies could be materially adversely affected.

        We buy reinsurance protection in our workers' compensation business to protect us from the impact of large losses over $1.0 million and from the accumulation of losses up to $150.0 million, except that, in 2004, we will retain one third of any losses between $75.0 million and $150.0 million. The availability, amount and cost of reinsurance depend on market conditions and may vary significantly. As a result of catastrophic events, such as the events of September 11, 2001, we may incur significantly higher reinsurance costs, more restrictive terms and conditions, and decreased availability. The incurrence of higher reinsurance costs could materially adversely affect our business, financial condition and results of operations. In addition, any decrease in the amount of our reinsurance, whether caused by the existence of more restrictive terms and conditions or decreased availability, will increase our risk of loss and could materially adversely affect our business, financial condition and results of operations.

        In addition, we are subject to credit risk with respect to our reinsurers. Ceded reinsurance does not discharge our direct obligations under the policies we write. We remain liable to our policyholders, even if we are unable to make recoveries to which we believe we are entitled under our reinsurance contracts. Losses may not be recovered from our reinsurers until claims are paid, and, in the case of long-term workers' compensation cases, the creditworthiness of our reinsurers may change before we can recover amounts to which we are entitled.

Catastrophe losses in our assumed reinsurance business will cause fluctuations in our net income.

        We participate in the assumed reinsurance of property catastrophe losses. The loss experience of property catastrophe reinsurers has generally been characterized as low frequency but high severity in nature, and claims from catastrophes could cause substantial volatility in our financial results for any fiscal quarter or year. Accordingly, our net income typically decreases in periods when there are large catastrophe losses and typically increases in the absence of catastrophe losses. These fluctuations could have a material adverse effect on our results of operations and financial condition.

        Various events are classified as catastrophes, including hurricanes, windstorms, earthquakes, hail, explosions, severe winter weather and fires as well as man-made events, such as acts of war, acts of terrorism and political instability. The frequency and severity of these catastrophes are inherently unpredictable. The extent of losses from a catastrophe is a function of both the total amount of insured exposures in the area affected and the severity of the event. The amount of catastrophe reinsurance we write in any one year is limited to produce an expected estimated maximum loss from a single, worst-case scenario of approximately 5% of consolidated stockholders' equity (approximately $21 million as of June 30, 2004), net of all applicable premiums and reinstatement premiums and net of tax. However, we participate in several global catastrophe reinsurance treaties, and catastrophe losses could be sizable enough to impact our annual earnings significantly, as they have in recent years.

The risks associated with property and casualty reinsurance underwriting could adversely affect us.

        Because we participate in property and casualty reinsurance markets, the success of our underwriting efforts depends, in part, upon the policies, procedures and expertise of the ceding companies making the original underwriting decisions. We face the risk that these ceding companies may fail to accurately assess the risks that they assume initially, which, in turn, may lead us to inaccurately assess the risks we assume. If we fail to establish and receive appropriate premium rates, we could face significant losses on these contracts.

Acts of terrorism could negatively impact our business and our financial condition.

        Under our workers' compensation policies, we are required to provide workers' compensation benefits for losses arising from acts of terrorism. The impact of any terrorist act is unpredictable, and the ultimate impact on us will depend upon the nature, extent, location and timing of such an act. Any such impact on us could be material.

        Our excess of loss reinsurance provides protection for domestic acts of terrorism (excluding nuclear, biological and chemical attacks for losses in excess of $10.0 million). We have purchased additional reinsurance for foreign acts of terrorism in the amount of $9.0 million in excess of a retention of $1.0 million for 2004. In addition for 2004, we have purchased reinsurance for terrorism, excluding nuclear, biological and chemical attacks, up to losses of $68.0 million in excess of $10.0 million, except that we have retained $10.0 million, or 50%, of any aggregate losses between $20.0 million and $40.0 million. The cost of such terrorism reinsurance for 2004 is approximately $6.0 million including the reinsurance from $1.0 million to $10.0 million. This cost will be offset by approximately $1.7 million of terrorism surcharge premiums.

        In November 2002, the Terrorism Risk Insurance Act of 2002 (the "Act") became effective and is effective for the period from November 26, 2002 until December 31, 2005. The Act may also provide us with reinsurance protection under certain circumstances and subject to certain limitations. The Secretary of the Treasury must certify an act for it to constitute an act of terrorism. The definition of terrorism excludes domestic acts of terrorism or acts of terrorism committed in the course of a war declared by Congress. Losses arising from an act of terrorism must exceed $5.0 million to qualify for reimbursement. If an event is certified, the Federal Government will reimburse losses not to exceed $100.0 billion in any year. Each insurance company is responsible for a deductible based on a percentage of direct earned premiums in the previous calendar year. For losses in excess of the deductible, the Federal Government will reimburse 90% of the insurer's loss, up to the insurer's proportionate share of the $100.0 billion.

        The Act contemplates that affiliated insurers will be treated collectively as one entity by the U.S. Treasury Department for purposes of calculating direct earned premiums and, therefore, an insurer's deductible. As of June 30, 2004, companies controlled by Fairfax Financial Holdings Limited, a Toronto based financial services holding company ("Fairfax"), owned approximately 41% of our outstanding common stock (not including shares issuable upon conversion of Convertible Notes held by such companies). Fairfax has disclaimed any control of Zenith and has granted to a trustee a proxy to vote all of the shares of our common stock held by Fairfax and its subsidiaries in proportion to the voting of all other Zenith National stockholders. In January 2004, we received a final determination from the Treasury Department in which it determined that the direct earned premiums for U.S. exposures of the insurers controlled by Fairfax (the "Fairfax direct earned premiums") are required to be combined with our direct earned premiums for purposes of calculating our deductible under the Act. Including the Fairfax direct earned premiums with ours, our deductible for 2004 is approximately $251 million. Following this offering, Fairfax will own less than 25% of our outstanding common stock (not including shares issuable upon conversion of the Convertible Notes held by affiliates of Fairfax) and it is unclear whether the Fairfax direct earned premiums will continue to be required to be combined with our direct earned premiums for purposes of calculating our deductible under the Act. We may seek clarification on this issue from the U.S. Treasury Department.

        Notwithstanding the protection provided by the reinsurance we have purchased and any protection provided by the Act, the risk of severe losses to Zenith from acts of terrorism has not been eliminated because events may not be covered by, or may exceed the capacity of, our reinsurance protection. Accordingly, any acts of terrorism could materially adversely affect our business and financial condition.

The insurance business is subject to extensive regulation and legislative changes, which impact the manner in which we operate our business.

        Our insurance business is subject to extensive regulation by the applicable state agencies in the jurisdictions in which we operate, perhaps most significantly by the departments of insurance in California and Texas. These state agencies have broad regulatory powers designed to protect policyholders, not stockholders or other investors. These powers include, among other things, the ability to:

  •
  influence how we conduct our business;

  •
  place limitations on our investments and dividends;

  •
  place limitations on our ability to transact business with our affiliates;

  •
  set standards of solvency to be met and maintained; and

  •
  prescribe the form and content of, and to examine, our financial statements.

        In addition, workers' compensation insurance is statutorily provided for in all of the states in which we do business. State laws and regulations provide for the form and content of policy coverage and the rights and benefits that are available to injured workers, their representatives and medical providers. For example, in California, on January 1, 2003, workers' compensation legislation became effective that provides for increases in the benefits payable to injured workers. Also, in California, workers' compensation legislation intended to reduce certain costs was enacted in September 2003 and in April 2004. In Florida, the rates at which we provide coverage are determined by regulation. Legislation and regulation also impact our ability to investigate fraud and other abuses of the workers' compensation system in the states in which we do business. Our relationships with medical providers are also impacted by legislation and regulation, including penalties for failure to make timely payments.

        Federal legislation typically does not directly impact our workers' compensation business, but our business can be indirectly affected by changes in health care and occupational safety and health regulations. In addition, we were impacted by the Terrorism Risk Insurance Act of 2002, as discussed above, and by the Gramm Leach Bliley Act of 2002 related to disclosure of personal information. Moreover, changes in federal tax laws could also impact our business.

        This extensive regulation of our business may affect the cost or demand for our products and may limit our ability to obtain rate increases or to take other actions that we might desire to increase our profitability. In addition, we may be unable to maintain all required approvals or comply fully with the wide variety of applicable laws and regulations, which are continually undergoing revision, or the relevant authority's interpretation of such laws and regulations.

A downgrade in the financial strength rating of our insurance subsidiaries could reduce the amount of business we are able to write.

        Rating agencies rate insurance companies based on financial strength as an indication of an ability to pay claims. Our insurance subsidiaries currently have a financial strength rating of A- (Excellent) from A.M. Best, which we believe has the most influence on our business. The financial strength ratings of A.M. Best and other rating agencies are subject to periodic review using, among other things, proprietary capital adequacy models, and are subject to revision or withdrawal at any time. Insurance financial strength ratings are directed toward the concerns of policyholders and insurance agents and are not intended for the protection of investors or as a recommendation to buy, hold or sell any of our securities, including the securities registered hereby. Our competitive position relative to other companies is determined in part by our financial strength rating. Any reduction in our A.M. Best rating below A-, or a downgrading by one of the other rating agencies, could cause a reduction in the number of policies we write in both our workers' compensation and our assumed reinsurance business and could have a material adverse effect on our results of operations and our financial position.

Intense competition could adversely affect our ability to sell policies at rates we deem adequate.

        In most of the states in which we operate, we face significant competition which, at times, is intense. If we are unable to compete effectively, our business and financial condition could be materially adversely affected. Competition in our businesses is based on many factors, including premiums charged, services provided, financial strength ratings assigned by independent rating agencies, speed of claims payments, reputation, perceived financial strength and general experience. In the workers' compensation area, we compete with regional and national insurance companies and state-sponsored insurance funds, as well as potential insureds that have decided to self-insure. Some of our competitors have greater financial, marketing and management resources than us. Intense competitive pressure on prices can result from the actions of even a single large competitor, such as the State Compensation Insurance Fund in California. Except in Florida, where rates for workers' compensation insurance are determined by regulation, we use our own rates, based on the work of our actuaries, to determine the price for our workers' compensation policies. Historically, when competition has been intense, the amount of business we are able to write has decreased because we have not reduced our prices to maintain market share or other revenue targets. As a result, our profitability during those times has decreased.

        In the assumed reinsurance business, our premium volume fluctuates as competitive conditions cause fluctuations in prevailing rates for reinsurance. In the reinsurance business, new capital can rapidly enter the market when prevailing prices are perceived to be favorable to reinsurers. The new capital is used to form new companies or increase the capacity of existing companies or other underwriting entities, such as syndicates at Lloyd's of London.

If we are unable to realize our investment objectives, our financial condition may be adversely affected.

        Investment income is an important component of our revenues and net income. The ability to achieve our investment objectives is affected by factors that are beyond our control. For example, United States participation in hostilities with other countries and large-scale acts of terrorism may adversely affect the economy generally, and our investment income could decrease. Interest rates are highly sensitive to many factors, including governmental monetary policies and domestic and international economic and political conditions. These and other factors also affect the equities markets, and, consequently, the value of the equity securities we own. Any significant decline in our investment income as a result of falling interest rates, decreased dividend payment rates or general market conditions would have an adverse effect on our net income and, as a result, on our stockholders' equity and our policyholders' surplus.

        Interest rates have declined steadily in the past several years. The outlook for our investment income is dependent on the future direction of interest rates and the amount of cash flows from operations that are available for investment. The fair values of fixed maturity investments that are "available-for-sale" fluctuate with changes in interest rates and cause fluctuations in our stockholders' equity.

        We invest a small portion of our portfolio in below investment-grade securities. The risk of default by borrowers that issue below investment-grade securities is significantly greater than that of other borrowers because these borrowers are often highly leveraged and more sensitive to adverse economic conditions, including a recession. In addition, these securities are generally unsecured and often subordinated to other debt. The risk that we may not be able to recover our investments in below investment-grade securities is higher than with investment-grade securities.

Our geographic concentration ties our performance to the business, economic and regulatory conditions in California and Florida.

        Our business is concentrated in California (64% of 2003 workers' compensation earned premiums) and in Florida (18% of 2003 workers' compensation earned premiums). Accordingly, unfavorable business, economic or regulatory conditions in those states could negatively impact our business. For example, regulatory changes in California in the early 1990s created intense price competition in our workers' compensation business from about 1995 to 1999, during which time our overall profitability experienced significant declines as a result. In addition, California and Florida are states that are exposed to severe natural perils, such as earthquakes and hurricanes, along with the possibility of terrorist acts. Accordingly, we could suffer losses as a result of catastrophic events in those states. Because our business is concentrated in this manner, we may be exposed to economic and regulatory risks or risks from natural perils that are greater than the risk associated with greater geographic diversification.

We rely on independent insurance agents and brokers.

        The failure or inability of independent insurance agencies and brokers to market our insurance programs successfully could have a material adverse effect on our business, financial condition and results of operations. The business in our workers' compensation operations is produced by a group of approximately 1,600 licensed insurance agents and brokers. Our assumed reinsurance premiums are generated nationally by brokers and reinsurance intermediaries. Agencies and brokers are not obligated to promote our insurance programs and may sell competitors' insurance programs. As a result, our business depends in part on the marketing efforts of these agencies and brokers and on our ability to offer insurance programs and services that meet the requirements of the clients and customers of these agencies and brokers.

Assessments and other surcharges for guaranty funds and second injury funds and other mandatory pooling arrangements may reduce our profitability.

        Virtually all states require insurers licensed to do business in their state to bear a portion of the loss suffered by some insureds as the result of impaired or insolvent insurance companies. These obligations are funded by assessments that are expected to continue in the future as a result of insolvencies. Many states also have laws that established second injury funds to provide compensation to injured employees for aggravation of a prior condition or injury, which are funded by either assessments based on paid losses or premium surcharge mechanisms. In addition, as a condition to the ability to conduct business in some states, insurance companies are required to participate in mandatory workers' compensation shared market mechanisms or pooling arrangements, which provide workers' compensation insurance coverage from private insurers. The effect of these assessments and mandatory shared market mechanisms or changes in them could reduce our profitability in any given period or limit our ability to grow our business.

The effects of the increasing amount of litigation against insurers on our business are uncertain.

        Like other members of the insurance industry, we are the target of an increasing number of class action lawsuits and other types of litigation, some of which involve claims for substantial and/or indeterminate amounts and the outcomes of which are unpredictable. This litigation is based on a variety of issues including insurance and claim settlement practices.

Risks Related to the Securities

Our status as an insurance holding company with no direct operations could adversely affect our ability to meet our debt obligations and pay dividends.

        Zenith National is a holding company which transacts substantially all of its business through its subsidiaries. Our primary assets are the stock of our operating subsidiaries. Our ability to pay expenses and dividends depends, in the long run, upon the surplus and earnings of our subsidiaries and the ability of our subsidiaries to pay dividends to us. Payments of dividends by our insurance company subsidiaries are restricted by state insurance laws, including laws establishing minimum solvency and liquidity thresholds, and could be subject to contractual restrictions in the future. As a result, at times, we may not be able to receive dividends from these subsidiaries and we may not receive dividends in amounts necessary to pay dividends on our capital stock. In addition, the payment of dividends by us is within the discretion of our board of directors and will depend on numerous factors, including our financial condition, our capital requirements and other factors that our board of directors considers relevant.

The price of our common stock may fluctuate significantly, which may negatively affect holders of our common stock.

        The price of shares of our common stock on the New York Stock Exchange constantly changes. We expect that the market price of our common stock will continue to fluctuate. Holders of our common stock will be subject to the risk of volatility and depressed prices of our common stock.

        The price of our common stock can fluctuate as a result of a variety of factors, many of which are beyond our control. These factors include:

  •
  quarterly variations in our operating results;

  •
  operating results that vary from the expectations of management, securities analysts and investors;

  •
  changes in expectations as to our future financial performance, including financial estimates by securities analysts and investors;

  •
  developments generally affecting the insurance industry;

  •
  announcements by us or our competitors of significant contracts, acquisitions, joint marketing relationships, joint ventures or capital commitments;

  •
  announcements by third parties of significant claims or proceedings against us;

  •
  our dividend policy;

  •
  the relatively low trading volume of our common stock;

  •
  future sales of our equity or equity-linked securities; and

  •
  general domestic and international economic conditions.

In addition, the stock market in general has experienced extreme volatility that has often been unrelated to the operating performance of a particular company. These broad market fluctuations also may adversely affect the market price of our common stock.

Fairfax has granted a voting proxy with respect to the shares of our common stock owned by companies controlled by it, which may impede attempts to replace or remove our board or management.

        As of June 30, 2004, Fairfax indirectly owned approximately 41% of our outstanding common stock (not including shares issuable upon conversion of Convertible Notes held by such companies). Following this offering, Fairfax will indirectly own less than 25% of our outstanding common stock (not including shares issuable upon conversion of the Convertible Notes held by such companies). Fairfax has disclaimed any control of Zenith and has granted to a trustee a proxy to vote all of the shares of our common stock held by Fairfax and its subsidiaries. The proxy provides that the trustee shall vote all such shares in proportion to the voting of all other Zenith stockholders, except in the event of a proxy contest that is not supported by management and that occurs prior to the earlier of December 31, 2006 and the date on which Stanley R. Zax is no longer our full-time Chairman and President. If such a hostile proxy contest were to occur, the shares shall be voted as recommended by management. This arrangement could prevent or delay a change in our board of directors or management, and could cause the price of our common stock to decline.

Sales of a significant number of shares of our common stock in the public market, or the perception of such sales, could reduce the price of our common stock and impair our ability to raise funds in new share offerings.

        Sales of substantial amounts of shares of our common stock in the public market, or the perception that those sales may occur, could cause the market price of our common stock to decline or make it more difficult for us to sell equity and equity-linked securities in the future at a time and a price that we consider appropriate. Following this offering, subsidiaries of Fairfax will own approximately 25% of our outstanding common stock and will own Convertible Notes which, under certain circumstances, will be convertible into 1,200,000 shares of our common stock (subject to certain adjustments). Fairfax and certain of its subsidiaries have certain registration rights with respect to the shares of our common stock owned by them. Fairfax's subsidiaries may in the future exercise these registration rights and sell some or all of their shares. In addition, the Fairfax subsidiaries may sell some or all of their shares without registration under the Securities Act to the extent permitted by applicable law. A sale of such remaining shares by Fairfax affiliates could reduce the price of our common stock.

State insurance laws may discourage takeover attempts that could be beneficial to us and our stockholders.

        We are subject to state statutes governing insurance holding companies, which generally require that any person or entity desiring to acquire direct or indirect control of any of our insurance company subsidiaries obtain prior regulatory approval. Control would be presumed to exist under most state insurance laws with the acquisition of 10% or more of our outstanding voting securities. Applicable state insurance company laws and regulations could delay or impede a change of control of our company, which could prevent our stockholders from receiving a control premium.

USE OF PROCEEDS

        We will not receive any of the proceeds upon the sale of the common stock offered hereby by any selling stockholder.

PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

        Our common stock is listed and traded on the New York Stock Exchange under the symbol "ZNT." The following table sets forth the high and low sale prices for the indicated periods as reported on the New York Stock Exchange and the quarterly cash dividends paid per share of our common stock during the periods indicated.

	High	Low	Common Dividends Paid
2002
First Quarter	$31.25	$27.36	$0.25
Second Quarter	32.25	28.90	0.25
Third Quarter	31.81	23.35	0.25
Fourth Quarter	29.45	22.00	0.25
2003
First Quarter	$24.22	$19.15	$0.25
Second Quarter	30.23	21.30	0.25
Third Quarter	29.65	26.00	0.25
Fourth Quarter	32.85	27.81	0.25
2004
First Quarter	$40.95	$32.07	$0.25
Second Quarter	50.64	38.72	$0.28	(1)
Third Quarter (through July 20, 2004)	51.29	47.51	—

(1)
In addition to the regular cash dividend of $0.28 per share paid during the second quarter, on May 26, 2004, our board of directors declared a regular quarterly cash dividend of $0.28 per share, payable August 13, 2004 to stockholders of record at the close of business on July 30, 2004.

        The closing price of our common stock on July 20, 2004, as reported on the New York Stock Exchange, was $47.94 per share.

        Dividends are paid as and when declared by our board of directors from funds legally available therefor. Our ability to pay dividends is dependent upon, among other things, the availability of dividends from our subsidiaries, which may be subject to contractual restrictions. Our insurance company subsidiaries are also restricted by law as to the amount of dividends they may pay us without approval of regulatory authorities. See "Risk Factors—Risks Related to the Securities—Our status as an insurance holding company with no direct operations could adversely affect our ability to meet our debt obligations and pay dividends."

CAPITALIZATION

        We will not receive any proceeds from this offering; therefore, this offering will not change our capitalization. The following table sets forth our capitalization as of June 30, 2004. You should read this table in conjunction with "Management's Discussion and Analysis of Consolidated Financial Condition and Results of Operations" and our consolidated financial statements and related notes for the year ended December 31, 2003 and the six months ended June 30, 2004, which are incorporated by reference herein.

Dollars and shares in thousands	June 30, 2004
Debt:
Revolving lines of credit	$—
Convertible senior notes, net of unamortized discount and issue costs of $4,263(1)	120,732
Redeemable capital securities, net of unamortized discount and issue costs of $1,062	57,938

Total debt	$178,670

Stockholders' equity:
Preferred stock, $1 par, 1,000 shares authorized; none issued and outstanding	$—
Common stock, $1 par, 50,000 shares authorized; issued 26,417; outstanding 19,278	26,417
Additional paid-in capital	315,380
Retained earnings	196,353
Accumulated other comprehensive income	22,348
Unearned compensation	(3,116)
Less treasury stock at cost (7,139 shares)	(136,890)

Total stockholders' equity	420,492

Total capitalization	$599,162

Ratio of total debt to total capitalization	29.8%

(1)
The holders of the Convertible Notes have the right to convert their notes into our common stock during the third quarter of 2004 because the contingent conversion condition related to our stock price was met as of the end of the second quarter of 2004. The maximum number of shares that could be required to be issued upon conversion of all outstanding Convertible Notes is 5.0 million shares. Whether the notes will be convertible after September 30, 2004 will depend upon the occurrence of events specified in the indenture governing the Convertible Notes, including the sale price of our common stock.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF CONSOLIDATED
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements if accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those discussed. Forward-looking statements include those related to the plans and objectives of management for future operations, future economic performance, or projections of revenues, income, earnings per share, capital expenditures, dividends, capital structure, or other financial items. Statements containing words such as expect, anticipate, believe, estimate, or similar words that are used in this Management's Discussion and Analysis of Consolidated Financial Condition and Results of Operations ("MD&A"), in other parts of this report or in other written or oral information conveyed by or on behalf of Zenith, are intended to identify forward-looking statements. The Company undertakes no obligation to update such forward-looking statements, which are subject to a number of risks and uncertainties that could cause actual results to differ materially from those projected. These risks and uncertainties include, but are not limited to, the following: (1) competition; (2) adverse state and federal legislation and regulation; (3) changes in interest rates causing fluctuations of investment income and fair values of investments; (4) changes in the frequency and severity of claims and catastrophes; (5) adequacy of loss reserves; (6) changing environment for controlling medical, legal and rehabilitation costs, as well as fraud and abuse; (7) losses associated with any terrorist attacks that impact our workers' compensation business in excess of our reinsurance protection; and (8) other risks detailed herein and from time to time in Zenith's other reports and filings with the SEC.

Overview

        Zenith is in the business of managing insurance risk and investment risk with the major risk factors set forth in the preceding paragraph. Our main business activity is the workers' compensation insurance business and we also operate a small assumed reinsurance business. We measure our performance by our ability to build increased stockholders' equity over the long-term. Following is a summary of how our business has performed recently and how we expect the trends to continue for the foreseeable future:

  1)
  Revenues.    In each of the three years ended December 31, 2003, we have consistently increased our premium revenues in our workers' compensation business, as a result of rate increases and additional policies. Our workers' compensation premium revenues continued to increase in the three and six months ended June 30, 2004 as a result of higher premium rates and additional policies. We do not forecast revenues or pursue revenue goals as an independent objective; however, the portion of the premium growth that has related to premium rate increases will change because, in May 2004, Zenith Insurance filed with the California Department of Insurance a 10% reduction in its California workers' compensation premium rates effective July 1, 2004 on new and renewal policies. We discuss this matter in more detail below under "Results of Operations—Three and Six Months Ended June 30, 2004 Compared to Three and Six Months Ended June 30, 2003—California Workers' Compensation Reform Legislation."

  2)
  Income from Workers' Compensation and Reinsurance Operations.    We derive the majority of our earnings from our investment portfolio and the results of operations of our workers' compensation and reinsurance operations. Whereas the investment portfolio produces a relatively stable source of earnings, the results of our workers' compensation operation are more variable in the long run, and losses from catastrophes can cause significant fluctuations in the results of our reinsurance operation at any time.

    (a)
    Workers' Compensation.    For many years, we have recorded losses in our workers' compensation business but in 2003 we made substantial progress against this trend and recorded a profit. Income from our workers' compensation operation in the three and six months ended June 30, 2004 showed continued improvement. We continue to focus on achieving a favorable combined ratio in our workers' compensation operation, particularly in view of the very low level of interest rates.

    (b)
    Reinsurance.    The loss from our reinsurance operation in 2001 included approximately $37.6 million for our estimated share of losses associated with the World Trade Center; the results of the reinsurance operation were not impacted by catastrophe losses in 2002 or 2003. In each of the three and six months ended June 30, 2004 and 2003, there were no major catastrophes that impacted the reinsurance treaties we have written, and results of the reinsurance operation were comparable between the periods.

  3)
  Loss Reserves.    In the last few years, our loss reserve estimates have proven to be inadequate by relatively small amounts. As of the end of 2003, we believe our estimates have a lower risk of adverse development in the future because of the assumptions we have made to estimate the underlying claim costs and, in addition, recent reform legislation will mitigate the trend of increasing costs. In the second quarter of 2004, our aggregate loss reserve estimates continued to be adequate but we revised the allocation of loss reserves by accident year. We review loss reserve estimates in the aggregate and by accident year every quarter. The reallocation of loss reserve estimates by accident year reflects our current view of inflation trends, but did not impact net income in the second quarter or first six months of 2004.

  4)
  Financial Condition.    At the end of 2003, the capital adequacy of our insurance operations has improved, after several years of declines and ratings downgrades. In addition to net income in 2003, our capital resources were further enhanced when we sold the Convertible Notes. If we continue to record income from operations in our workers' compensation and reinsurance businesses, we expect that our financial condition will improve further.

  5)
  Investment Operations.    We have increased our investment portfolio in each of the last three years as a result of favorable cash flow from our growing workers' compensation business. However, our investment income has not increased correspondingly due to the trend of lower interest rates. In 2003, the increase in our investment portfolio more than offset the decline in interest rates and we expect that current levels of cash flow will continue to generate increased investment income. In 2003, we also generated capital gains of $19.4 million, but we cannot predict future capital gains or losses with any reasonable certainty. We increased our investment portfolio by about $145 million in the six months ended June 30, 2004 as a result of favorable cash flows from operations. We expect favorable cash flows to continue. In view of the uncertainty of the outlook for interest rates, we are continuing to take a cautious approach in our investment portfolio. As of June 30, 2004, we had available about $400 million of cash and short-term investments which represents about 24% of the portfolio.

  6)
  Stockholders' Equity.    Our stockholders' equity declined for several years after 1999 because of losses in our workers' compensation business and catastrophe losses in our reinsurance business. In 2002, stockholders' equity increased modestly and in 2003, we increased stockholders' equity per share from $16.89 at December 31, 2002 to $20.27 at December 31, 2003, principally as a result of net income, which represented a return on average equity of 18.8% in 2003. We continued to build our stockholders' equity in the first six months of 2004, which increased from $20.27 per share at December 31, 2003 to $21.81 per share at June 30, 2004.

Results of Operations

Three and Six Months Ended June 30, 2004 Compared to Three and Six Months Ended June 30, 2003

Summary Results by Segment

        Our business is comprised of the following segments: Investments; Workers' Compensation; Reinsurance; and Parent. Income from operations of the Investments segment includes investment income and realized gains and losses on investments and we do not allocate investment income to the results of our Workers' Compensation and Reinsurance segments. Income from operations of the Workers' Compensation and Reinsurance segments is determined solely by deducting from net premiums earned, losses and loss adjustment expenses incurred and underwriting and other operating expenses incurred. Loss from operations of the Parent segment includes interest expense and the general operating expenses of Zenith National. The comparative results of operations by segment for the three and six months ended June 30, 2004 and 2003 were as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
(Dollars in thousands)
	2004	2003	2004	2003
Net investment income	$14,041	$14,366	$28,916	$26,933
Realized gains on investments	1,863	11,207	5,672	11,923

Income from investment operations	15,904	25,573	34,588	38,856
Income (loss) from operations of:
Workers' compensation	22,134	4,203	41,938	8,036
Reinsurance	2,453	1,992	4,492	4,388
Parent	(4,612)	(4,885)	(9,390)	(8,385)

Income before tax and equity in earnings of investee	35,879	26,883	71,628	42,895
Income tax expense	12,145	9,271	24,494	14,941

Income after tax and before equity in earnings of investee	23,734	17,612	47,134	27,954
Equity in earnings of investee, net of tax expense	1,066	788	2,766	2,146

Net income	$24,800	$18,400	$49,900	$30,100

        The key operating goal for our insurance business is to achieve a combined ratio of 100% or lower. The combined ratio is the sum of net incurred losses and loss adjustment expenses and underwriting and other operating expenses expressed as a percentage of net premiums earned. Results of operations and the combined ratios of the workers' compensation and reinsurance operations for the three and six months ended June 30, 2004 and 2003 are set forth in the table that follows.

	Three Months Ended June 30,		Six Months Ended June 30,
(Dollars in thousands)
	2004	2003	2004	2003
Net premiums earned:
Workers' compensation:
California	$153,938	$107,162	$298,991	$202,342
Outside California	67,308	63,700	135,441	124,544

Total workers' compensation	221,246	170,862	434,432	326,886
Reinsurance	10,671	14,595	22,198	31,975

Total	$231,917	$185,457	$456,630	$358,861

Income before tax from operations of:
Workers' compensation	$22,134	$4,203	$41,938	$8,036
Reinsurance	$2,453	$1,992	$4,492	$4,388

Combined loss and expense ratios:
Workers' compensation:
Loss and loss adjustment expenses	66.2%	71.6%	66.8%	71.0%
Underwriting and other operating expenses	23.8%	25.9%	23.5%	26.5%

Combined ratio	90.0%	97.5%	90.3%	97.5%

Reinsurance:
Loss and loss adjustment expenses	44.3%	68.3%	50.5%	68.7%
Underwriting and other operating expenses	32.7%	18.1%	29.3%	17.6%

Combined ratio	77.0%	86.4%	79.8%	86.3%

Workers' Compensation Operation

        Rising costs in recent years have necessitated significant rate increases, particularly in California. Overall rate increases in 2003 were 35%, including 46% in California. Overall rate increases in the six months ended June 30, 2004 were 12%, including 19% in California. Our workers' compensation net premiums earned increased in the three and six months ended June 30, 2004 compared to the corresponding periods in 2003 as a result of increases in rates and policies in-force.

        Income from operations and the combined ratio of our workers' compensation operation improved in the three and six months ended June 30, 2004 compared to the corresponding periods in 2003 as recent rate increases have exceeded the estimated increases in loss costs leading to a lower loss ratio and lower expense ratio in the three and six months ended June 30, 2004 compared to the comparable periods in 2003.

        Premiums and number of policies in-force in California and outside of California were as follows:

	California		Outside of California
(Dollars in millions)	Premiums in-force	Policies in-force	Premiums in-force	Policies in-force
June 30, 2004	$695.7	26,700	$291.5	15,500
December 31, 2003	587.9	25,900	277.8	15,600
June 30, 2003	459.9	24,400	275.4	16,100
December 31, 2002	350.2	22,600	259.2	16,900

        Although we have increased our workers' compensation premiums significantly in 2004 and 2003, we believe that the increases in premiums in-force are substantially higher than the increases in underlying exposure to covered employees at risk of injury. We also believe that payroll is our best indicator of exposure. We estimate that the underlying payroll associated with our policies in-force increased by smaller percentages than the increases in premiums during the same periods, as follows:

	Annual Increase in Insured Payroll
Policies in-force at June 30,	California Only	Total Company
2004	20%	14%
2003	21	14

        Net premiums earned in the three and six months ended June 30, 2004 are net of $24.4 million and $47.8 million, respectively, of ceded premiums earned under a 10% quota share ceded reinsurance agreement with Odyssey America Reinsurance Corporation ("Odyssey America"), a subsidiary of Fairfax, effective January 1, 2002 on policies effective on or after January 1, 2002 through December 31, 2004. Net premiums earned in the three and six months ended June 30, 2003 are net of $18.8 million and $36.0 million, respectively, of the ceded premiums in connection with that agreement.

California Workers' Compensation Reform Legislation

        In California, workers' compensation reform legislation was enacted in April 2004. This legislation is in addition to the reform legislation enacted in September 2003. The principal purpose of these recent legislative changes to the California workers' compensation system was to lower the trend of increasing costs and improve the fairness of the system. Some of the provisions of the legislation of April 2004 are as follows:

  •
  Utilization Review Guidelines.    A presumption of correctness is to be afforded to the evidence-based medical utilization guidelines developed by the American College of Occupational and Environmental Medicine ("ACOEM").

  •
  Medical Control.    Employers and insurers are authorized, beginning in 2005, to establish networks of medical providers within which injured workers are required to be treated. These networks would be established under standards that provide for the adequacy of the number and types of physicians. All care provided by the network must be consistent with the ACOEM treatment utilization schedule. An independent medical review would be allowed if the claimant disputes the treatment recommended in the network after obtaining the opinions of three network physicians.

  •
  Immediate Medical Treatment.    Within one working day of filing a claim, a claimant must be afforded necessary treatment for up to $10,000 in medical fees. However, employers and insurers still have up to 90 days to investigate the compensability of a claim.

  •
  Apportionment.    A methodology for apportioning disabilities between work-related and non-work related causes is created and employers will only be liable for the portion of permanent disability that is work-related.

  •
  Temporary Disability ("TD") Benefit Limits.    TD benefits are not to exceed 104 weeks within 2 years of the first TD payment. Cases with certain specified injuries will be allowed up to 240 weeks of TD benefits within 5 years of the first TD payment.

  •
  Permanent Disability ("PD").    PD ratings are to be based on a new, objective disability rating schedule to be adopted by January 1, 2005 by the Administrative Director of Workers' Compensation. The new schedule will be based on the injured worker's future loss of earnings, rather than their ability to compete in the open labor market. PD benefits will be revised for injuries after the adoption of the new schedule to make available higher benefits to more severely injured workers and lower benefits to less severely injured workers.

  •
  Penalties.    New rules for computing the amount of penalties for late-payment of benefits include a cap of $10,000 on the amount of the penalty.

  •
  Return-to-Work.    Incentives are created to encourage employers to offer return-to-work programs.

  •
  Dispute Resolution.    New medical-legal processes for resolving disputed medical issues are created.

  •
  Impact Study.    The workers' compensation administrative director is to contract for and furnish a study of the impact of the 2003 and 2004 reform legislation on rates. The final study is to be delivered to the Governor, Insurance Commissioner, the President pro Tempore of the Senate, Speaker of the Assembly and the chairs of appropriate policy committees of the Legislature by January 1, 2006.

        On May 26, 2004, Zenith Insurance filed with the California Department of Insurance its workers' compensation rates for use on or after July 1, 2004. After giving effect to our current estimate of the savings from the reform legislation enacted in 2003 and 2004 and other factors, Zenith Insurance's new rates represent an overall reduction of 10% when compared to rates in effect since January 1, 2004. We believe that a measured and gradualistic response is appropriate to estimating the future impact of the California workers' compensation legislation because there is considerable uncertainty as to how some of the provisions will impact the behavior of the various participants in the California workers' compensation system and because some of the provisions do not become effective until January 1, 2005. Although we expect that, when fully implemented, the legislation should result in a lower trend of cost increases than we had experienced prior to the legislation, we cannot currently estimate the amount or the timing of the effects of such legislation.

Reinsurance Operation

        Income from operations and the combined ratio of the reinsurance operation fluctuate significantly depending upon the incidence or absence of large catastrophe losses. In the three and six months ended June 30, 2004 and 2003, there were no major catastrophes that impacted the reinsurance treaties we have written, and results of the reinsurance operation were comparable between the periods.

        Estimating catastrophe losses in the reinsurance business is highly dependent upon the nature and timing of the event and Zenith's ability to obtain timely and accurate information with which to estimate its liability to pay losses. Estimates of the impact of catastrophes on the reinsurance operation are based on the information that is currently available and such estimates could change based on new information that becomes available or based upon reinterpretation of existing information.

Parent Operation

        Loss from operations of the Parent segment before tax for the three and six months ended June 30, 2004 and 2003 were as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
(Dollars in thousands)
	2004	2003	2004	2003
Interest expense	$(3,283)	$(3,465)	$(6,467)	$(5,446)
Parent expenses	(1,329)	(1,420)	(2,923)	(2,939)

Loss from operations	$(4,612)	$(4,885)	$(9,390)	$(8,385)

        Interest expense in the six months ended June 30, 2004 was higher than in the comparable period in 2003 because of the interest on the Convertible Notes. Interest on the Convertible Notes is added back to net income in the computation of diluted earnings per share (see Note 3 to the Consolidated Financial Statements).

Investment Operations

        Investment income and realized gains are discussed below under "Investment Operations."

Year Ended December 31, 2003 Compared to Years Ended December 31, 2002 and 2001.

        Summary Results by Segment.    The comparative components of net income (loss) for the three years ended December 31, 2003 are set forth in the following table. Our business is comprised of the following segments: Investments; Workers' Compensation; Reinsurance; and Parent. Results of the Investments segment include investment income and realized gains and losses on investments and we do not allocate investment income to our Workers' Compensation or Reinsurance segments. Income (loss) from operations of the Workers' Compensation and Reinsurance segments is determined solely by deducting from net premiums earned, net losses and loss adjustment expenses incurred and underwriting and other operating expenses incurred. The results of the Parent segment include interest expense and the general operating expenses of Zenith National.

(Dollars in thousands)	2003	2002	2001
Net investment income	$56,103	$48,811	$51,178
Realized gains (losses) on investments	19,433	(3,631)	9,169

Income from Investment operations	75,536	45,180	60,347
Income (loss) from operations of:
Workers' Compensation	29,260	(43,848)	(58,329)
Reinsurance	9,562	7,644	(31,918)
Parent	(17,694)	(10,237)	(11,402)

Income (loss) from continuing operations before tax and before equity in earnings of investee	96,664	(1,261)	(41,302)
Income tax expense (benefit)	33,664	(914)	(13,756)

Income (loss) from continuing operations before equity in earnings of investee	63,000	(347)	(27,546)
Equity in earnings (losses) of investee after tax	2,846	1,363	(2,060)

Income (loss) from continuing operations after tax	65,846	1,016	(29,606)
Income from discontinued operations after tax	1,154	9,184	3,746

Net income (loss)	$67,000	$10,200	$(25,860)

        Results of continuing operations improved in 2003 compared to 2002 and in 2002 compared to 2001 principally as a result of improved results of operations in the Workers' Compensation segment and because the results of the Reinsurance segment in 2001 included approximately $37.6 million for our share of losses associated with the World Trade Center.

        Results of the workers' compensation and reinsurance operations for the three years ended December 31, 2003 are set forth in the table that follows:

(Dollars in thousands)	2003	2002	2001
Premiums earned:
Workers' compensation:
California	$458,312	$277,120	$205,835
Outside California	254,484	226,739	210,013

Total workers' compensation	712,796	503,859	415,848
Reinsurance	61,003	53,196	61,028

Total	$773,799	$557,055	$476,876

Income (loss) from operations before tax:
Workers' compensation	$29,260	$(43,848)	$(58,329)
Reinsurance	$9,562	$7,644	$(31,918)
Combined loss and expense ratios:	2003	2002	2001
Workers' compensation:
Loss and loss adjustment expenses(1)	69.9%	76.7%	79.4%
Underwriting and other operating expenses(1)	26.0	32.0	34.6

Combined ratio	95.9%	108.7%	114.0%

Reinsurance:
Loss and loss adjustment expenses	65.5%	64.7%	136.9%
Underwriting and other operating expenses	18.8	20.9	15.4

Combined ratio	84.3%	85.6%	152.3%

(1)
Certain prior period workers' compensation operating expenses have been reclassified to conform to the current presentation (see notes to the consolidated financial statements incorporated by reference herein).

        The improvement trend in our net income and combined ratios from 2001 to 2003 exhibits the current favorable trend of increased workers' compensation rates and premium revenues and the growth of our investment portfolio through favorable cash flow from insurance operations. These trends are continuing in the first quarter of 2004, as we have further added to our premium revenues and investment portfolio. However, revenue growth is not an independent objective; we will continue to focus on rate adequacy, attractive returns to our stockholders and the delivery of quality services to our policyholders. The principal risks to the future profitability of our business are related to 1) the adequacy of our loss reserve estimates; 2) competition and industry pricing; 3) general levels of interest rates; 4) the frequency and severity of claims and catastrophes; 5) the impact of enacted reform legislation in California and Florida and any future legislative changes; and 6) the incidence and magnitude of any terrorist attacks that affect our workers' compensation business in excess of our reinsurance protection.

        Workers' Compensation Operations.    In the workers' compensation business, we provide insurance coverage for the statutorily prescribed benefits that employers are required to provide to their employees who may be injured in the course of employment. In this line of business, injuries and claims are expected to happen and this fact presents us with two significant challenges. First, we must estimate, in advance, the expected cost of the claims that will occur during the term of the policies that we have written. Because we do not know the actual "cost of goods sold" until many years after our policies have expired and the claims have been paid, we may make decisions today about our prices and about significant estimates for policy liabilities in our financial statements that may prove to have materially different outcomes several years from now. In addition to the challenge of estimating our own loss costs, we must also recognize and manage the fact that our competitors will sometimes make different decisions about estimated loss costs and our prices may sometimes substantially exceed theirs. We have established a long standing operating principle that we will strive for adequate rates and not discount our prices in order to maintain market share or revenue goals. As a result, our workers' compensation premium revenues may fluctuate depending on the behavior of our competitors and other factors. During periods of contraction, our profitability will be impacted by the need to maintain and pay for our considerable service infrastructure from a smaller revenue base (which will result in an increase to our expense ratio). When we grow our business, our profitability will benefit from a reduced expense ratio. Beginning in 2000 and continuing through 2003, competitive conditions in the workers' compensation industry have improved and we have increased our revenues, although industry results continue to be unsatisfactory according to data from the National Council for Compensation Insurance ("NCCI").

        Second, the ultimate amount we pay for the claims that are reported to us is determined, in part, by our efforts to manage that outcome. We devote considerable resources to try to effectively manage workers' compensation claims and we strive to control the cost of delivering appropriate benefits in an environment that includes significant regulation, continuous legislative changes, fraud and abuse. We describe in more detail the principal uncertainties involved in estimating and managing loss costs and our approach to managing this risk below under "Loss Reserves."

        Rising costs in recent years have necessitated significant rate increases, particularly in California. Our workers' compensation revenues have increased in each of the last three years, reflecting this pricing trend and also from additional policies. The combined ratio of our workers' compensation business has improved in each of the last three years as rate increases have outpaced the growth in estimated loss costs, leading to lower loss ratios and lower expense ratios.

        Premiums and number of policies in-force in California and outside of California were as follows. In-force premiums are a measure of the amount of premiums billed or to be billed on all un-expired policies at the date shown:

	California		Outside of California
December 31, (Dollars in millions)	Premiums in-force	Policies in-force	Premiums in-force	Policies in-force
2003	$587.9	25,900	$277.8	15,600
2002	350.2	22,600	259.2	16,900
2001	210.4	19,100	209.7	16,400

        Overall effective rate increases were about 35% in 2003 and 19% in 2002, including rate increases in California of 46% and 27% in 2003 and 2002, respectively. Although we have increased our premiums significantly in 2003 and 2002, we believe that the increases in premiums in-force are substantially higher than the increases in underlying exposure to covered employees at risk of injury. We also believe that payroll is our best indicator of exposure. For policies incepting in 2003 and 2002, we estimate that the underlying payroll associated with our policies in-force increased by smaller percentages than the increases in premiums during the same periods:

	Annual Increase in Insured Payroll
Policies Incepted in the Year	California Only	Total Company
2003	15%	5%
2002	12	13

        Net premiums earned in 2003 and 2002 are net of $78.5 million and $36.8 million, respectively, of ceded earned premiums under a 10% quota share reinsurance agreement with a subsidiary of Fairfax, effective January 1, 2002 on policies written on or after January 1, 2002. The effect of this quota share agreement is discussed further under "Liquidity and Capital Resources."

        Workers' Compensation Legislation in California and Florida.    During 2003, Zenith wrote workers' compensation insurance in 45 states, but the largest concentrations, 64% and 18% of the workers' compensation premiums earned during 2003, were in California and Florida, respectively. The concentration of Zenith's business in these states makes the results of operations highly dependent on the states' economic, social and cultural trends, legislative and regulatory changes, and catastrophic events such as windstorms and earthquakes.

        In California, significant workers' compensation legislation was enacted twice in recent years. Effective January 1, 2003, legislation provided for increases in indemnity benefits to injured workers. Benefits were increased by an average of approximately 6% in 2003, followed by further increases of approximately 7% in 2004 and will be increased by a further 2% in 2005. In September of 2003, workers' compensation legislation was enacted in California with the principal objective of reducing costs. The legislation contains provisions which primarily seek to reduce medical costs and does not directly impact indemnity payments to injured workers. The principal changes in the legislation that impact medical costs are as follows: 1) a reduction in the reimbursable amount for certain physician fees, outpatient surgeries, pharmaceutical products and certain durable medical equipment; 2) a limitation on the number of chiropractor or physical therapy office visits; 3) the introduction of medical utilization guidelines; 4) a requirement for second opinions on certain spinal surgeries; and 5) a repeal of the presumption of correctness afforded to the treating physician, except where the employee has pre-designated a treating physician.

        In addition, the recent California legislation establishes, with some exceptions, a prohibition on doctors referring their workers' compensation patients to outpatient surgery centers in which they have a financial interest, changes the number of working days allowed by an insurance company to pay medical bills and increases penalties for late payment of medical bills. The other substantive change included in the legislation that does not relate to medical costs is a repeal of certain vocational rehabilitation benefits.

        In California, insurance companies are required by law to set adequate workers' compensation insurance rates for their own use. Under the recent legislation in California, Zenith Insurance must certify that its workers' compensation rates for January 1, 2004 reflect the reduction in costs from such reform legislation. On November 12, 2003, Zenith Insurance filed with the California Department of Insurance its California workers' compensation rates for use on or after January 1, 2004 that reflect an overall average rate change of 0% when compared to Zenith's rates in effect since July 1, 2003. Zenith's rate filing of November 12, 2003 includes all of the estimated cost savings from the legislation and the required certification and these rates are currently in effect as filed.

        In Florida, legislation was enacted effective October 1, 2003 which provides changes to the workers' compensation system. Such changes are designed to expedite the dispute resolution process, provide greater compliance and enforcement authority to combat fraud, revise certain indemnity benefits and increase medical reimbursement fees for physicians and surgical procedures. One of the intended outcomes of the proposed legislation is a reduction in the overall costs associated with delivering workers' compensation benefits in the state of Florida. The rates that we and other insurance companies use for workers' compensation insurance in Florida are set by the Florida Department of Insurance ("Florida DOI"). The Florida DOI has decreased rates by 14%, effective October 1, 2003, which offsets the 13.7% increase in rates as of April 1, 2003.

        In both California and Florida, the major risk factor associated with these recent legislative changes is whether the current rates we are using for our workers' compensation policies are justified by the estimated savings in the legislation. We are monitoring the data closely to see how the facts develop relative to this risk.

        Reinsurance Operations.    In assumed reinsurance, we provide coverage that protects other insurance and reinsurance companies from the accumulation of large losses from natural disasters, known as "catastrophes" in the insurance business. The expectation is that, over the long-run, we will receive claims with a high severity and low frequency. Results of the reinsurance operations will be favorable in the absence of catastrophes and may be unfavorable in periods when they occur. Consequently, the results of operations will fluctuate and this business should be evaluated over the long-run. Since its inception in 1985, the combined ratio of the reinsurance operations through December 31, 2003 was 100.3%.

        In 2002, estimated catastrophe losses were $0.4 million before tax attributable to European floods. Otherwise, there were no major catastrophe losses that impacted the reinsurance treaties we wrote in the years ended December 31, 2003 and 2002 and our combined ratios for reinsurance were comparable between these two years. In 2001, the reinsurance operations were adversely impacted by $41.7 million of catastrophe losses before tax, including $37.6 million for the World Trade Center loss, net of additional premium income earned in the year attributable to original and reinstatement premiums. Estimating catastrophe losses in the reinsurance business is highly dependent upon the nature and timing of the event and Zenith's ability to obtain timely and accurate information with which to estimate its liability to pay losses. Estimates of the impact of catastrophes on the reinsurance operations are based on the information that is currently available and such estimates could change based on new information that becomes available or based upon reinterpretation of existing information.

        The ultimate impact of the World Trade Center loss of 2001 after deducting original and reinstatement premium income on Zenith's assumed reinsurance contracts for 2001 is estimated to be $20.0 million before tax, or $13.0 million after tax. Our assumed reinsurance business is written so that the exposure to reinsurance losses from any one event in a worst-case scenario, after the benefit of the applicable premium and reinstatement premium and income taxes, is not expected to be more than approximately 5% of Zenith's consolidated stockholders' equity (approximately $21 million as of June 30, 2004). The expected ultimate loss for the World Trade Center of $13.0 million after tax is within the 5% maximum.

        Equity Investee—Advent Capital.    We also participate in the worldwide reinsurance business through an investment in a company that operates in the property and casualty insurance business in the United Kingdom. On August 23, 2002, Zenith Insurance acquired 19.2 million Ordinary Shares of Advent Capital (Holdings) PLC ("Advent Capital") for $14.6 million in an open offer and placing of shares made in July 2002. As a result of the purchase, Zenith Insurance owns approximately 20.9% of the outstanding shares of Advent Capital. Advent Capital and its subsidiaries provide corporate capital to support the underwriting of certain Lloyd's of London syndicates and manage those syndicates. The syndicates operate in the global insurance and reinsurance business with an emphasis on property catastrophe reinsurance.

        Prior to August 23, 2002, Zenith Insurance owned approximately 6.3% of the outstanding shares of Advent Capital and accounted for the investment on the cost basis. As of August 23, 2002, we are accounting for the investment in Advent Capital using the equity method of accounting, on a one quarter lag to allow sufficient time for Advent Capital to prepare its financial statements. The equity method was retroactively applied to 2001. The carrying value of the investment in the common stock of Advent Capital is equal to Zenith's equity in the underlying net assets of Advent Capital. The carrying value at December 31, 2003 and 2002 was $25.2 million and $18.3 million, respectively, including goodwill of approximately $11 million. Fairfax also participated in the open offer and placing of shares by Advent Capital and after the purchase, through its subsidiaries, Fairfax owns approximately 47% of the outstanding shares of Advent Capital at December 31, 2003.

        As is the case with our own reinsurance business, Advent Capital's results of operations and our share of Advent Capital's net income is subject to fluctuations caused by catastrophe losses. The loss in 2001 was attributable to losses associated with the attack on the World Trade Center. Our share of Advent Capital's income in 2003 was reduced by about $0.9 million by adverse development of the

World Trade Center loss recorded by Advent Capital in 2003. Our exposure to any losses associated with our investment in Advent Capital is limited to the carrying value of our investment.

        Parent.    The holding company activities of Zenith National are presented as parent expenses and interest expense in our financial statements. Interest expense was higher in 2003 because of the additional interest incurred on the $125.0 million of Convertible Notes that we issued in March of 2003.

        Investment Income.    Investment income and realized gains and losses are discussed below under "Investment Operations."

Critical Accounting Policies and Estimates

        The preparation of financial statements in accordance with generally accepted accounting principles ("GAAP") requires both the use of estimates and judgment relative to the application of appropriate accounting policies. Zenith's accounting policies are described in the notes to consolidated financial statements incorporated by reference herein, but we believe that the following matters are particularly important to an understanding of Zenith's financial statements because changes in these estimates or changes in the assumptions used to make them could have a material impact on the results of operations, financial condition and cash flows.

        Loss Reserve Estimation.    Accounting for property and casualty insurance operations requires us to estimate the liability for the ultimate cost of unpaid losses and loss adjustment expenses ("loss reserves") as of the balance sheet date. Estimates of loss reserves are inherently uncertain because the ultimate amount we pay under many of the claims we have incurred as of the balance sheet date will not be known for many years. The amount by which estimated losses, measured subsequently by reference to payments and additional estimates, differ from those originally reported for a period is known as "development." Development is unfavorable when losses ultimately settle for more than the levels at which they were reserved or subsequent estimates indicate a basis for reserve increases on open claims. Development is favorable when losses ultimately settle for less than the amount reserved or subsequent estimates indicate a basis for reducing loss reserves on open claims. Favorable or unfavorable development of loss reserves is reflected currently in earnings. The impact of loss reserve development on the results of operations in each of the three years ended December 31, 2003 is discussed below under "Loss Reserves." Also included is a discussion of some of the assumptions underlying our loss reserve estimates and the sensitivity of our loss reserve estimates to our important assumptions.

        Investments.    The majority of our investments are investments in fixed maturity or equity securities, which are recorded at their fair values. Changes in these fair values are reflected as a separate component of stockholders' equity. However, when, in the opinion of management, a decline in the fair value of an investment is considered to be "other-than-temporary," such investment is written-down to its fair value and the amount written-down is reflected in earnings as a realized loss. The determination of other-than-temporary includes, in addition to other relevant factors, a presumption that if the market value is below cost by a significant amount for a period of time, a write-down is necessary. Notwithstanding this presumption, the determination of other-than-temporary impairment requires judgment about future prospects for an investment and is therefore a matter of inherent uncertainty. In some cases we have recognized gains upon the sale of investments that we had previously written-down. A discussion of investment write-downs is set forth under "Investment Operations."

        Deferred Policy Acquisition Costs.    Certain direct policy acquisition costs consisting of commissions, premium taxes and certain other underwriting costs, are deferred and amortized as the underlying policy premiums are earned. At December 31, 2003 and 2002, deferred policy acquisition costs in our workers' compensation business were $14.0 million and $12.5 million, respectively, related to workers' compensation unearned premiums of $97.9 million and $75.8 million, respectively. If the expected claims costs and other policy-related costs related to the unearned premiums exceeded those unearned premiums, a premium deficiency would exist and policy acquisition costs that otherwise were deferred would be expensed. At December 31, 2003 and 2002, our estimates indicated that there was no premium deficiency and a premium deficiency would not occur until our estimated workers' compensation loss and loss adjustment expense ratio in 2003 was increased by about 19 percentage points. Because our loss ratios are dependent upon our estimates of loss reserves, the same inherent uncertainty that is present in our loss reserve estimates could impact our deferred acquisition costs.

        Deferred Income Taxes.    Zenith makes provisions for deferred income taxes based on temporary differences between the tax bases and book bases of assets and liabilities. At December 31, 2003 and 2002, Zenith recorded net deferred tax assets of $28.0 million and $32.4 million, respectively, including deferred tax assets of $42.1 million and $35.8 million, respectively, attributable to the fact that the Internal Revenue Code requires property and casualty insurance companies to discount the tax deduction for loss reserves. We do not discount loss reserves in our financial statements. We expect that the net deferred tax asset is fully recoverable because all future deductible amounts associated with temporary differences can be offset by taxes previously paid and by anticipated future taxable income, including investment income. If this assumption were to change, any amount of the net deferred tax asset which we could not expect to recover would be provided for as an allowance and would be reflected as an increase in income tax expense in the period in which it was established.

Loss Reserves

        Our loss reserves were as follows:

		December 31,
(Dollars in millions)	June 30, 2004
		2003	2002	2001
Workers' compensation:
Unpaid loss and loss adjustment expenses	$1,234	$1,086	$910	$802
Receivable from reinsurers and state trust funds for unpaid losses	263	230	215	202

Unpaid loss and loss adjustment expenses, net of reinsurance	$971	$856	$695	$600

Reinsurance:
Unpaid loss and loss adjustment expenses	$120	$135	$132	$145
Receivable from reinsurers for unpaid losses			1	2

Unpaid loss and loss adjustment expenses, net of reinsurance	$120	$135	$131	$143

Total:
Unpaid loss and loss adjustment expenses	$1,354	$1,221	$1,042	$947
Receivable from reinsurers and state trust funds for unpaid losses	263	230	216	204

Unpaid loss and loss adjustment expenses, net of reinsurance	$1,091	$991	$826	$743

        The estimate of the amount for claims arising from accidents or events which have not yet been reported is commonly known in the industry as "incurred but not reported" or "IBNR". IBNR, net of reinsurance, which was included in the net reserves was as follows:

		December 31,
(Dollars in millions)	June 30, 2004
		2003	2002	2001
Workers' compensation	$193.9	$143.2	$130.8	$89.1
Reinsurance	41.4	46.3	39.6	55.9

	$235.3	$189.5	$170.4	$145.0

        We establish loss reserves in our financial statements that represent an estimate of amounts needed to pay and administer claims with respect to insured and reinsured events that have occurred, including events that have not yet been reported to us. Reserves are estimates and are inherently uncertain; they do not and cannot represent an exact measure of liability. Accordingly, our reserves may prove to be inadequate to cover our actual losses or they may prove to exceed the ultimate amount of our actual losses. At the end of every quarter, we perform a comprehensive review of our loss reserves and any changes in loss reserve estimates are reflected in our results of operations during the period in which the changes are made. Adverse development of previously estimated loss reserves results in a charge to our earnings and favorable development results in an increase in our earnings.

        Our actuaries produce a point estimate using the results of various methods of estimation. However, these various methods do not produce separate point estimates. The point estimate is prepared as follows: Our actuaries prepare reserve estimates based upon paid loss patterns, incurred loss patterns and claim count methods for all accident years. The actuarial point estimate is based on a selection of the results of these various methods depending upon both the age of the accident year and the geographic state of the injury. For more mature accident years, all of the methods produce very similar loss estimates and our actuarial point selections are based upon an average of these methods. For the more recent accident years, our actuarial estimate is based on both the paid loss patterns and assumed rates of inflation. Since the number of claims is relatively certain, the inflation assumption is the key assumption in establishing loss reserve estimates for these years. Management establishes loss reserve estimates in the financial statements that provide for substantial rates of inflation and at June 30, 2004 the loss reserves, net of reinsurance ceded, recorded in the financial statements were $1,090.7 million compared to the actuarial point estimate of loss reserves, of $1,082.2 million. We believe that this difference is not significant in the context of the amounts being estimated, because the difference is less than the difference that a change of 1% in the assumed inflation rate would produce. We discuss our inflation assumptions in detail below under Workers' Compensation Loss Reserves.

        The following table shows the adverse (favorable) one-year loss reserve development for loss reserves in each of the three years ended December 31, 2003. The one-year loss reserve development is the change recorded in the current year for the estimate of the loss reserves established at the end of the preceding year and reflects a cumulative adjustment to all estimates made in prior years.

(Dollars in thousands)	Workers' Compensation	Reinsurance	Total
One-year loss development in:
2003	$13,923	$292	$14,215
2002	29,346	(178)	29,168
2001	272	4,075	4,347

        The $29.3 million adverse reserve development in 2002 was driven entirely by increased paid loss inflation rates for the 2000 and 2001 years in California workers' compensation. Specifically, the compound inflation rate for medical payments for these two years increased from 12% to 17% in the paid loss data during the third and fourth quarters of 2002. The compound indemnity inflation rate increased from 3% to 9% in the paid loss data during the third and fourth quarters of 2002. The $13.9 million adverse loss reserve development during 2003 reflects another approximate 2% increase in the paid loss inflation rates for the 2000 and 2001 accident years in the first two quarters of 2003.

Workers' Compensation Loss Reserves

        In our workers' compensation business, we attempt to mitigate the risk of loss reserve development as follows:

(1) Through pricing:

        We attempt to estimate our loss costs as accurately as possible, not only to establish reasonable loss reserve estimates but also to provide a basis upon which to establish rates that are adequate to cover such loss costs and our operating expenses and to provide a reasonable return to us. Our workers' compensation rate increases have been substantial in recent years due to the trend of increasing costs, particularly in California. Our overall effective rate increases in 2003 are about 35% compared to 19% in 2002. Included in these changes are increases of 46% in California for 2003 compared to 27% in 2002. Overall rate increases in the first quarter of 2004 were 16%, including 24% in California. In our workers' compensation business, policy premiums are a function of the applicable rate applied to the policyholders' payroll and an experience-based modification factor. We believe that, after taking these rate increases into effect, our earned premiums per $100 dollars of insured payrolls at December 31, 2003 exceed our estimated loss costs per $100 dollars of insured payrolls by a more substantial margin than they have over the last two years. In other words, our price increases are estimated to be greater than our current estimates of increases in underlying loss costs, but due to recent trends, we will not know this with a high degree of confidence for several years.

(2) Through actuarial estimation techniques:

        For our workers' compensation loss reserve estimates, considerable judgment is required in estimating losses for recent accident years because the ultimate amount we will have to pay will not be known for many years. The principal uncertainty in our workers' compensation loss reserve estimates at this time is cause by the trend of increasing severity, or inflation. Severity is the average cost of a claim, which has increased consistently over recent years. We have observed this continuing inflationary trend in the amounts we have already paid out for claims in recent years, and we have assumed that our estimate of the ultimate cost of these claims, and, therefore, our loss reserve estimates, must reflect substantial rates of inflation.

        When we estimate our loss reserves, one important way we look at information is by accident year. This allows us to look at the year over year change in claim severity, or inflation—our most important assumption in establishing adequate loss reserve estimates. This methodology produces an estimate for total loss reserves and an allocation of the loss reserve estimate by accident year. Any changes in our assumptions about inflation rates will cause a change in the allocation of our loss reserve estimates by accident year, although our view of the adequacy of the total loss reserve estimate may be unchanged if the effect of the change in the inflation assumptions has the effect of reallocating the loss reserve estimate among accident years.

        The data in the second quarter for accident years 2002 and 2003 continues to suggest that inflation rates for these accident years may be lower than we have experienced in the preceding accident years; and therefore at the end of the second quarter we were more comfortable with lower inflation assumptions for accident years 2003 and 2004. We expect that California workers' compensation reform legislation that was enacted in September 2003 and April 2004 will cause the trend of cost increases in California to change and trend lower in the long-run. Quantifying the impact of the legislation is subject to considerable uncertainty due to many factors, among which are the role of government in operating the system and its efforts to fight fraud; the relative insensitivity of the California system to cost reductions; the experimental nature of many of the reforms; the fact that some of the reforms may increase operating costs or loss costs; the fact that several key reforms will not become effective until January 1, 2005; the long learning curve which will be necessary by all participants to implement the changes; and the risk and cost of litigation. During the second quarter of 2004, we made our first preliminary estimate of some of the savings associated with the legislation in order to file our rates for use in California on or after July 1, 2004 and to make our loss reserve estimates at June 30, 2004. In our analysis, we took into consideration the fact that our workers' compensation claims are paid over many years and this provides more time over which the reform legislation may provide a favorable impact to the ultimate cost of claims for our current and some of the most recent accident years.

        At June 30, 2004, the accident year paid loss inflation rates in our paid loss data and the assumptions of accident year inflation rates in our estimates of ultimate losses were as follows:

	Average Paid Loss per Claim Annual Inflation Evaluated After (number of months)						Assumed Inflation in Selected Ultimate Loss Estimate June 30, 2004	Assumed Inflation in Selected Ultimate Loss Estimate March 31, 2004
Accident year
	18	30	42	54	66	78
1998	8%	11%	9%	9%	10%	12%	13%	13%
1999	15	13	15	15	15		16	16
2000	10	11	12	13			15	14
2001	15	15	15				18	19
2002	2	3					6	6
2003	4						18	21
2004							16	22

        The changes in the inflation assumptions at June 30, 2004 compared to March 31, 2004 resulted in a reallocation of loss reserve estimates by accident year primarily from 2004 and 2003 to older accident years prior to 1998. The net effect of the change in accident year allocation had no impact on net income in the second quarter or first six months of 2004. The net increase in loss reserves during the second quarter of 2004 for accident year 2003 and prior was approximately $15.0 million or 1.6% of estimated workers' compensation reserves at March 31, 2004. In the first six months of 2003, we increased our estimate of workers' compensation losses for principally the 2000 and 2001 accident years by about $14 million.

        Different assumptions about the inflation rate would change our workers' compensation loss reserve estimates. If the average annual inflation rates for each of the accident years 2001 through 2004 were increased or decreased by 1 percentage point in each year, our loss reserve estimates at June 30, 2004 would increase or decrease by about $29 million.

        In 2003 and 2002, there was adverse loss reserve development of $14.0 million and $30.0 million, respectively. If this had been recognized in the prior periods, our workers' compensation reserves, net of reinsurance, at December 31, 2002 and 2001 would have been higher by approximately 2% and 7%, respectively. As a percentage of workers' compensation premiums earned, adverse development was 2.0% and 6.0% in 2003 and 2002, respectively. The adverse reserve development in 2002 was driven entirely by increased paid loss inflation rates for the 2000 and 2001 years in California workers' compensation. Specifically, the compound inflation rate for medical payments for these two years increased from 12% to 17% in the paid loss data during the third and fourth quarters of 2002. The compound indemnity inflation rate increased from 3% to 9% in the paid loss data during the third and fourth quarters of 2002. The adverse loss reserve development during 2003 reflects another approximate 2% increase in the paid loss inflation rates for the 2000 and 2001 accident years in the first two quarters of 2003.

(3) Through our operations:

        Our workers' compensation loss costs can be broadly divided into the categories of medical and indemnity costs. Paid loss inflation trends by category at December 31, 2003 were as follows:

	Average Medical Paid per Claim Annual Inflation Evaluated After (Number of Months)
Accident Year
	12	24	36	48	60
1999	13%	16%	16%	15%	15%
2000	0	10	12	13
2001	24	19	16
2002	-4	0
2003	13

	Average Indemnity Paid per Claim Annual Inflation Evaluated After (Number of Months)
Accident Year
	12	24	36	48	60
1999	19%	12%	15%	14%	16%
2000	-3	6	6	9
2001	8	12	15
2002	3	2
2003	5

        We are attempting to mitigate the inflation trends and any adverse development as follows:

Medical Costs:

        A substantial portion of the treatments for which we provide reimbursement are governed by a fee schedule in most of the states in which we do business. These fee schedules do not impact utilization of services and do not cover all medical costs. Our medical management and legal departments provide the following services:

        Bill review and negotiation.    Fee schedules and preferred provider networks provide a basic constraint on unit medical costs. However, providers are not required to bill us according to the fee schedule or based on a contractual network rate. We review all medical bills for appropriate coding and adjust the amount we pay to the lower of the fee schedule or the contractual network amount. Bills received in 2003 were about $143 million above the fee schedule and were reduced to the fee schedule by our efforts which include the use of technology provided by an independent bill review company. Disputes are resolved by negotiation or litigation.

        Utilization controls.    We have seen significant variation among claims in the number and frequency of office visits for items such as physical therapy and chiropractic treatment; the number and cost of MRI's and other sophisticated tests; and the appropriateness of various surgeries, primarily related to back injuries. We utilize medical experts, nurses, protocols and guidelines to control excess utilization and, where appropriate, litigation. Recent California legislation will provide further assistance in controlling utilization which is not medically appropriate.

        Pharmacy.    Our principal control over the cost of drugs is through the use of pharmacy networks and, after the recent California legislation, a pharmacy fee schedule. We also monitor prescription patterns to identify outliers.

        Settlements.    In California and Florida and many of the others states in which we conduct our workers' compensation business, we are able to settle and close workers' compensation claims in exchange for lump sum payments. In some claim settlements, only the indemnity component of the claim may be settled and future medical costs will continue. Our ability to execute successful settlement strategies is a significant determinant of our average medical or indemnity cost per claim.

Indemnity Costs:

        Disability ratings.    Disability payments vary with the extent of injury (the disability rating), the wages of the injured worker and the length of time for which the claimant is unable to work or perform modified duties. Our average disability rating has increased in recent years.

        Return-to-work strategies.    The number of weeks for which temporary disability payments will be made can be mitigated by returning injured workers to their employment. Our return-to-work specialists and vocational rehabilitation specialists focus their efforts on return-to-work, including return to modified duties or alternative employment.

        Benefit changes.    Disability benefits are periodically revised by state legislation as was recently the case in California and Florida. These revisions change our average indemnity costs and may impact the frequency of claims. However, these legislative changes in benefits are known in advance and we endeavor to adjust our rates appropriately in response to such changes.

        Litigation.    Many of our workers' compensation claimants are represented by attorneys. We have not observed a noticeable increase in the proportion of represented claims, but in California, for example, approximately 40% of our claims involving indemnity benefits are represented by attorneys. We use our own in-house attorneys to participate in these claims, which may involve denial of coverage, settlement of contested issues or lump sum settlement amounts.

        The inflation trend that we have experienced and which we are currently trying to estimate in our workers' compensation loss reserves may be a result of some of or all of the foregoing matters and our initiatives and recent legislative changes could mitigate the trend. However, there may be other causes that we have not yet identified or the initiatives we have undertaken may be ineffective, in which case we could experience rates of inflation that exceed our current estimates, resulting in adverse loss development in the future.

Reinsurance Loss Reserves

        Loss reserve estimates in our reinsurance business are subject to uncertainties that are inherent to the reinsurance business. As a reinsurer, we are further removed from original loss events than we would be as a primary insurer. Therefore, we are subject to longer reporting lags. We are also subject to the estimates that ceding companies make before they determine when, if and how much to report to us. We operate a relatively small book of reinsurance business and therefore our historical data or industry-wide data have only limited value in making estimates of ultimate losses from currently reported paid and reported loss information. When we are estimating losses for catastrophes, our estimates are highly dependent upon the nature and timing of the event and our ability to obtain timely and accurate information with which to estimate our liability to pay losses. Therefore, our loss reserve estimates are subject to a higher risk of development when we report our results of operations after a large catastrophe loss has occurred. There were no major catastrophes that impacted the reinsurance treaties we have written in 2003 and 2002. The last major catastrophe loss we estimated was our share of the losses associated with the terrorist attack on the World Trade Center on September 11, 2001. We have estimated Zenith's share of the World Trade Center loss to be approximately $48.0 million, both gross and net of reinsurance recoverable, by estimating the probable impact to each of its reinsurance contracts based on currently available information. Approximately 70% of our estimated loss is attributable to the contractual maximum loss payable by Zenith under its excess of loss reinsurance contracts and therefore our loss cannot exceed the amount we have estimated and reserved on these contracts. The remainder of the estimated loss is an estimate of expected losses incurred on assumed quota share reinsurance contracts. As a result of the information we have received so far, we have made no changes in the estimate of our share of the World Trade Center loss since the fourth quarter of 2001. As of December 31, 2003, we have paid out approximately 63% of our estimated World Trade Center loss.

        Loss reserve estimates for catastrophe losses developed unfavorably in 2001. In 1999, the worldwide catastrophe reinsurance business received a large number of claims attributable to a high frequency of natural disasters that year. These included hurricanes, tornadoes, earthquakes in Taiwan and Turkey and severe storms in Europe culminating in two very large storms at the end of December of 1999 in France. The amount of insurable damage in these storms and other events took time to assess and estimate and, therefore, our estimates at the end of 1999 and even at the end of 2000 were subject to the availability and reliability of estimates and claims being reported by the companies we reinsure. As a result of late reporting of claims and changes in estimates by companies we reinsure, we experienced adverse development of our estimates in 2001. In 2001, we raised our estimates of prior year loss reserves by $4.1 million, or 4.2% of the 2000 loss reserve estimate of $97.5 million for our reinsurance business.

        Estimates of the impact of the World Trade Center loss and other catastrophes are based on the information that is currently available. Such estimates could change based on any new information that becomes available or based upon reinterpretation of existing information.

Asbestos and Environmental Loss Reserves

        Zenith has exposure to asbestos losses in its workers' compensation operations which have not been material to results of operations or financial condition in any year or in the aggregate. In our history, we have paid and closed about 3,400 such asbestos-related workers' compensation claims for a total of $8.9 million, or approximately $2,600 per claim. At the end of 2003, we had about 500 such claims open, and reserved for about $2.8 million, compared to our total workers' compensation loss reserves of $856.3 million.

        Zenith also has potential exposure to environmental and asbestos losses and loss adjustment expenses beginning in 1985 through its reinsurance operations, but the business reinsured by Zenith in these operations contains exclusion clauses for such losses. Zenith believes that its reserves for environmental and asbestos losses are currently appropriately established.

Investment Operations

        We invest the cash from our capital and from our operations primarily in fixed maturity securities with investment grade ratings. We do this because these investments provide a stable source of income over the long-run, although interest rates for this type of investment have been historically low for the last few years. When we grow our insurance business, we are able to generate more investment income because our investment portfolio increases with favorable cash flow. We have maintained a high proportion of short-term investments and short maturities recently to mitigate the risk of falling prices for fixed maturity securities if rates should rise. Changes in interest rates impact our investment income and cause fluctuations in the carrying values of the majority of our investments (these changes are reflected as changes in stockholders' equity).

        The investment portfolio increased during the six months ended June 30, 2004 principally as a result of favorable cash flow from the workers' compensation and reinsurance operations.

        In the six months ended June 30, 2004, the increase in the portfolio more than offset declining interest rates, resulting in an increase in investment income in the six months ended June 30, 2004, compared to the corresponding period in 2003. In 2003, the increase in the portfolio more than offset declining interest rates resulting in an increase in investment income. Investment income in 2002 was comparable to 2001 because declining interest rates were offset to a lesser extent by increases in available invested assets. The average yields on the investment portfolio in the six months ended June 30, 2004 and 2003 and in each of the three years ended December 31, 2003 were as follows:

	Six Months Ended June 30,		Years Ended December 31,
	2004	2003	2003	2002	2001
Before tax(1)	3.7%	4.4%	4.4%	4.9%	5.6%
After tax	2.4	2.9	2.9	3.3	3.7

(1)
Reflects the pre-tax equivalent yield on tax-exempt securities.

        At June 30, 2004, our investment portfolio was comprised of 67% fixed maturity securities, 24% short-term investments, 5% equity securities and 4% other investments including mortgage loans and our investment in Advent Capital. At December 31, 2003, our investment portfolio was comprised of 71% fixed maturity securities, 19% short-term investments, 4% equity securities and 6% other investments including mortgage loans and our investment in Advent Capital. Fixed maturity securities include primarily corporate debt, U.S. Government securities, municipal bonds and mortgage-backed securities issued by the Government National Mortgage Association ("GNMA"). Of the fixed maturity portfolio, including short-term investments, 97% were rated investment grade at June 30, 2004 and at December 31, 2003. The average maturity of the fixed maturity portfolio, excluding short-term investments, was 6.9 years and 7.3 years at June 30, 2004 and December 31, 2003, respectively.

        Certain securities, amounting to 92% and 91% of the investments in fixed maturity securities and short-term investments at June 30, 2004 and December 31, 2003, respectively, are identified as available-for-sale. Stockholders' equity will fluctuate with changes in the fair values of available-for-sale securities. Stockholders' equity decreased by $14.5 million after deferred tax from December 31, 2003 to June 30, 2004 as a result of changes in the fair values of such fixed maturity investments.

        The unrealized net gain (loss) on held-to-maturity and available-for-sale fixed maturity investments were as follows:

	Held-to-Maturity	Available-for-Sale
(Dollars in thousands)
	Before Tax	Before Tax	After Tax
June 30, 2004	$(654)	$3,356	$2,181
December 31, 2003	1,812	25,708	16,710

        The fair values of investment securities are generally obtained from market sources. However, the fair values of non-traded fixed maturity securities of $44.4 million at December 31, 2003 were estimated using quantitative analytical techniques to arrive at an estimate of fair value. Such techniques include a comparison of the security to traded securities with similar maturity and credit rating characteristics. The underlying assumption in this methodology is that fair values of non-traded securities can be reasonably estimated because if they were traded, our non-traded securities would probably have market yields similar to traded securities with similar credit and maturity characteristics.

        We diversify our corporate debt investments across a number of industries. The largest concentration of corporate debt is in investments in insurance companies (approximately $112.2 million at fair value at December 31, 2003). Investments in corporate debt expose us to the risk of loss of principal in the event of default by the issuer. Also, market prices of both corporate debt and equity investments can fall significantly below the prices at which we acquired the investment. We monitor our portfolio continuously and actively manage our investments to preserve principal values whenever possible. However, when, in the opinion of management, a decline in the fair value of an investment is considered to be other-than-temporary, such investment is written-down to its fair value as a charge to earnings in the form of a reduction of realized gains on investments. The determination of other-than-temporary includes, in addition to other relevant factors, a presumption that if the market value is below cost by a significant amount for a period of time, a write-down is necessary. The amount of any write-downs are determined by the difference between cost or amortized cost of the investment and its fair value at the time the other-than-temporary decline was identified. For the three years ended December 31, 2003 and the six months ended June 30, 2004 and 2003, write-downs reduced realized gains on investments as follows:

	Six Months Ended June 30,		Years Ended December 31,
(Dollars in millions)
	2004	2003	2003	2002	2001
Write-downs	$0.1	$2.6	$2.9	$11.1	$12.7

        The write-down in 2004 was attributable to the impairment of an investment with a cost basis of $0.1 million before the write-down. The write-downs in 2003 were principally attributable to the impairment of two limited partnership investments. Corporate bankruptcies (including WorldCom and Global Crossing) of the issuer accounted for $5.5 million and $4.3 million of the write-downs in 2002 and 2001, respectively. The remaining write-downs in 2002 and 2001 were attributable to the amount and length of time for which fair value of the investment was below cost under the previously described presumption and $2.2 million related to impairment of a limited partnership investment in 2001.

        Our internal investments department manages our investment portfolio, and we do not rely on external portfolio managers. We continuously assess the prospects for individual securities as part of ongoing portfolio management, including the identification of other-than-temporary declines in fair values. This process includes reviewing the amount and length of time of unrealized losses on investments, historical and projected company financial performance, company-specific news and other developments, the outlook for industry sectors, credit ratings and macro-economic changes, including government policy initiatives. We believe that we have appropriately identified other-than-temporary declines in fair value in the three years ended December 31, 2003 and the six months ended June 30, 2004 and 2003, and that our remaining unrealized losses are not other-than-temporary. We base this conclusion on our current knowledge of the issuers of these securities as described above and our presumption that an unrealized loss of a significant amount for a specific period of time is other-than-temporary. We have consistently applied this presumption for twelve years. We also have the ability and intent to hold securities with unrealized losses for a sufficient amount of time for them to recover their values or reach maturity. In some cases, securities that we have written-down to their fair values have subsequently recovered some of their values and we have recognized gains when we sold them.

        Future earnings would be negatively impacted by any future write-downs of securities associated with other-than-temporary declines of their fair values. Investments that we currently own could be subject to default by the issuer or could suffer declines in value that become other-than-temporary. Set forth below is information about unrealized gains and losses in our investment portfolio at June 30, 2004:

	Securities with
(Dollars in thousands)	Unrealized Losses	Unrealized Gains
Fixed maturity securities:
Fair value	$598,700	$516,501
Amortized cost	616,405	496,094
Unrealized (loss) gain	(17,705)	20,407
Fair value as a percentage of amortized cost	97.1%	104.1%
Number of security positions held	135	161
Number individually exceeding $0.5 million (loss) gain	7	4

Concentration of unrealized (losses) or gains by type or industry:
Municipal bonds	$(4,487)	$44
Machinery & equipment	(3,082)	651
Hotels	(1,472)
U.S. Government	(1,444)	282
Petroleum Refining	(1,262)	795
Financial Institutions	(1,233)	893
Pharmaceuticals	(782)	227
Chemicals	(676)	299
GNMA	(663)	1,134
Food and Beverages	(537)	1,356
Other	(2,067)	14,726

Total	$(17,705)	$20,407

Fixed maturity securities:
Investment grade:
Fair value	$575,965	$486,784
Amortized cost	592,014	467,851
Fair value as a percentage of amortized cost	97.3%	104.0%
Non-investment grade:
Fair value	$22,735	$29,717
Amortized cost	24,391	28,243
Fair value as a percentage of amortized cost	93.2%	105.2%

Equity securities:
Fair value	$17,711	$61,120
Cost	19,152	33,829
Unrealized (loss) gain	(1,441)	27,291
Fair value as a percentage of cost	92.5%	180.7%
Number of security positions held	12	24
Number individually exceeding $0.5 million (loss) gain	0	2

        As of June 30, 2004, $25.6 million of the unrealized gain on equity securities is attributable to an investment in 1.0 million shares of common stock of Wynn Resorts, Limited with a cost basis of $13.0 million.

        The table that follows sets forth the maturities of fixed maturity securities at June 30, 2004, based on their fair values:

	Securities with
(Dollars in thousands)	Unrealized losses	Unrealized gains
Maturity categories:
1 year or less	$9,725	$40,041
After 1 year through 5 years	180,050	285,559
After 5 years through 10 years	309,926	152,449
After 10 years	98,999	38,452

	$598,700	$516,501

        The table below sets forth information about fixed maturity securities and equity securities with unrealized losses at June 30, 2004:

(Dollars in thousands)	Fair value	Unrealized loss	Fair value as a percentage of cost basis
Fixed maturity securities with unrealized losses:
Exceeding $0.1 million at June 30, 2004 and for:
Less than 3 months (35 issues)	$321,684	$(8,945)	97.3%
3-6 months (14 issues)	54,061	(3,759)	93.5
Greater than 12 months (7 issues)	30,895	(2,510)	92.5
Less than $0.1 million at June 30, 2004 (79 issues):	192,060	(2,491)	98.7

	$598,700	$(17,705)	97.1%

Equity securities with unrealized losses:
Exceeding $0.1 million at June 30, 2004 and for:
Less than 3 months (5 issues)	$10,857	$(821)	93.0%
3-6 months (3 issues)	3,803	(582)	86.7
Less than $0.1 million at June 30, 2004 (4 issues):	3,051	(38)	98.8

	$17,711	$(1,441)	92.5%

        At June 30, 2004, there were six investments in corporate debt securities with unrealized losses individually exceeding $0.5 million. None of these unrealized losses meet our criteria for the presumption that they are other-than-temporary. We believe that the unrealized losses of these six investments at June 30, 2004 reflect the effect of recent market movements for interest rates.

        The gross realized gains on sales of investments classified as available-for-sale for the years 2003, 2002 and 2001 were $31.7 million, $11.8 million and $20.9 million, respectively. The gross realized losses on sales of investments classified as available-for-sale for the years 2003, 2002 and 2001 were

$11.2 million, $6.4 million and $5.6 million, respectively. Following is a summary of securities sold at a loss during the six months ended June 30, 2004 and the three years ended December 31, 2003:

		Years Ended December 31,
(Dollars in thousands)	Six Months Ended June 30, 2004	2003	2002	2001
Fixed maturity securities:
Realized losses on sales	$(2,144)	$(7,768)	$(3,476)	$(3,988)
Fair value at the date of sale	202,314	247,061	88,890	88,678
Number of securities sold	13	42	19	28
Losses realized on securities with an unrealized loss preceding the sale for:
Less than 3 months	$(1,458)	$(2,898)	$(799)	$(654)
3-6 months		(2,775)	(1,976)
6-12 months	(686)	(181)	(58)	(18)
Greater than 12 months		(1,914)	(643)	(3,316)

Equity securities:
Realized losses on sales	$(615)	$(3,406)	$(2,945)	$(1,640)
Fair value at the date of sale	12,825	19,315	13,597	17,869
Number of securities sold	13	23	83	56
Losses realized on securities with an unrealized loss preceding the sale for:
Less than 3 months	$(615)	$(145)	$(1,126)	$(1,438)
3-6 months		(1,103)	(1,230)	(87)
6-12 months		(857)	(282)	(103)
Greater than 12 months		(1,301)	(307)	(12)

        At the time we sold these investments, we had the ability to hold them for a sufficient time for them to recover their values and the sales were not related to any liquidity needs. However, our intent to hold them changed because we changed our conclusion about the outlook for the performance of the issuer or its industry. In some cases, we may have decided that our overall exposure to a particular issue or type of security or concentration within an industry should be reduced as part of ongoing portfolio management and asset allocation. At June 30, 2004, those securities which we are holding in our portfolio with an unrealized loss were compatible with our current view of appropriate asset allocation and issuer prospects. Any future changes in those assumptions could result in sales at a loss or write-downs of securities.

        Other investments at June 30, 2004 are comprised of 12 different investments in limited partnerships and real estate joint ventures. These partnerships make long-term strategic investments in corporations, many of which are not publicly traded, with a view to exiting the investment position, sometimes after many years. The long-term value of some of these underlying investments are subject to uncertainties, including, in some cases, the impact of foreign economic and political developments. Write-downs of investments included $2.8 million in 2003, $0.2 million in 2002 and $2.2 million in 2001 for other-than-temporary impairments of limited partnership investments.

        Under the criteria of Statement of Financial Accounting Standards No. 57, "Related Party Disclosures," certain of our investments meet the definition of investments in related parties. However, these investments were made in the ordinary course of business, in which we make investment and reinvestment decisions, and were purchased at prevailing market prices at the time of purchase. The following table sets forth Zenith's investment in related parties, at fair value:

December 31, (Dollars in thousands)	2003	2002
Fairfax & subsidiaries:
Fairfax	$17,209	$7,750
Odyssey Re Holdings Corp	27,246	26,948
Crum & Forster Holdings Corp	2,778
TIG Capital Trust I		2,400
Wynn Resorts, Limited	28,010	13,110

        Two of Zenith's Directors are also Directors of Wynn Resorts, Limited.

Terrorism Exposure and the Terrorism Risk Insurance Act of 2002

        Under our workers' compensation policies, we are required to provide workers' compensation benefits for losses arising from acts of terrorism. The impact of any terrorist act is unpredictable, and the ultimate impact on us will depend upon the nature, extent, location and timing of such an act. We attempt to mitigate the risk of loss from terrorism as follows:

        Our excess of loss reinsurance provides protection for losses from domestic acts of terrorism (except for nuclear, biological or chemical attacks in excess of $10.0 million). We have purchased additional reinsurance for foreign acts of terrorism in the amount of $9.0 million in excess of a retention of $1.0 million in 2004. In addition for 2004, we have purchased reinsurance for foreign acts of terrorism, excluding nuclear, biological and chemical attacks, up to losses of $68.0 million in excess of $10.0 million, except that we have retained $10.0 million, or 50%, of any aggregate losses between $20.0 million and $40.0 million. The cost of such terrorism reinsurance in 2004 is approximately $6.0 million including the reinsurance from $1.0 million to $10.0 million. This cost will be offset by approximately $1.7 million of terrorism surcharge premiums.

        In November 2002, the Terrorism Risk Insurance Act of 2002 (the "Act") became effective and is effective for the period from November 26, 2002 until December 31, 2005. The Act may also provide us with reinsurance protection under certain circumstances and subject to certain limitations. The Secretary of the Treasury must certify an act for it to constitute an act of terrorism. The definition of terrorism excludes domestic acts of terrorism or acts of terrorism committed in the course of a war declared by Congress. Losses arising from an act of terrorism must exceed $5.0 million to qualify for reimbursement. If an event is certified, the Federal Government will reimburse losses not to exceed $100.0 billion in any year. Each insurance company is responsible for a deductible based on a percentage of direct earned premiums in the previous calendar year. For losses in excess of the deductible, the Federal Government will reimburse 90% of the insurer's loss, up to the insurer's proportionate share of the $100.0 billion.

        The Act contemplates that affiliated insurers will be treated collectively as one entity by the U.S. Treasury Department for purposes of calculating direct earned premiums and, therefore, an insurer's deductible. As of December 31, 2003, companies controlled by Fairfax owned approximately 41% of our outstanding common stock. Fairfax has disclaimed any control of Zenith and has granted to a trustee a proxy to vote all of the shares of our common stock held by Fairfax and its subsidiaries in proportion to the voting of all other Zenith National stockholders. In January 2004, we received a final determination from the Treasury Department in which it determined that the direct earned premiums for U.S. exposures of the insurers controlled by Fairfax (the "Fairfax direct earned premiums") are required to be combined with our direct earned premiums for purposes of calculating our deductible under the Act. Including the Fairfax direct earned premiums with ours, our deductible for 2004 is approximately $251 million. Following this offering, Fairfax will own less than 25% of our outstanding common stock (not including shares issuable upon conversion of the Convertible Notes held by affiliates of Fairfax) and it is unclear whether the Fairfax direct earned premiums will continue to be required to be combined with our direct earned premiums for purposes of calculating our deductible under the Act. We may seek clarification on this issue from the U.S. Treasury Department.

        Notwithstanding the protection provided by the reinsurance we have purchased and any protection provided by the Act, the risk of severe losses to Zenith from acts of terrorism has not been eliminated because events may not be covered by, or may exceed the capacity of, our reinsurance protection. In our workers' compensation business, we monitor the geographical concentrations of insured employees to help mitigate the risk of loss from terrorist acts. Also, small businesses constitute a large proportion of our policies, and we avoid risks in high profile locations. In our reinsurance business, any terrorism exposure we have assumed is subject to our underwriting guidelines not to write business that could expose us to losses from a single event of greater than approximately 5% of consolidated stockholders' equity (approximately $21 million as of June 30, 2004) after deducting applicable premium income and after tax.

Discontinued Real Estate Operations

        On October 8, 2002, Zenith closed the sale of its home-building business and related real estate assets in Las Vegas, Nevada to Meritage Corporation ("Meritage"). The business had been operated by Zenith National's indirect wholly-owned subsidiary, Zenith of Nevada, Inc. (formerly, Perma-Bilt, a Nevada Corporation ("Perma-Bilt")). In the transaction, Meritage, through its wholly-owned subsidiary, MTH-Homes Nevada, Inc. ("MTH Nevada"), acquired substantially all of Perma-Bilt's assets, subject to the related liabilities, pursuant to a Master Transaction Agreement dated as of October 7, 2002, and related asset and real property acquisition agreements (the "Agreement"). Zenith received gross proceeds of $65.0 million in connection with the sale, including $28.4 million in repayment of intercompany loans to Zenith National from Perma-Bilt, and recorded a gain on the sale in the fourth quarter of 2002 of $6.3 million after tax.

        In addition to the consideration received in October 2002, the Agreement entitles Zenith to receive 10% of MTH Nevada's pre-tax net income, subject to certain adjustments, for each of the twelve-month periods ending September 30, 2003, September 30, 2004 and September 30, 2005. In the fourth quarter of 2003, we received a payment of $1.8 million before tax ($1.2 million after tax) for the twelve months ended September 30, 2003 under the earn-out provision which is recorded as gain on sale of real estate operations. We are currently unable to estimate the amount, if any, of payments we might receive under this earn-out provision for the remaining two years, although in the current year we expect a lower payment than in 2003 due to a shortage of available land inventory for part of the year.

        For the years ended December 31, 2002 and 2001, the results of operations and cash flows for Zenith's real estate business are presented as discontinued operations. The following table summarizes the revenues and income from discontinued real estate operations:

Years Ended December 31, (Dollars in thousands)	2002	2001
Real estate sales	$70,789	$84,823

Income from discontinued real estate operations before tax	$4,419	$5,763
Income tax expense	1,547	2,017

Income from discontinued real estate operations after tax	$2,872	$3,746

Liquidity and Capital Resources

        The primary concerns in managing our liquidity are (a) in the insurance subsidiaries, the need to ensure that there is adequate cash available to pay claims and (b) in the holding company, Zenith National, which has no operating revenues, the need to ensure that there is adequate cash to service debt obligations and pay any dividends declared to our stockholders. The management of capital resources is primarily concerned with ensuring that there is adequate capital to operate our insurance business within the criteria imposed by regulatory requirements and within the criteria used by rating agencies to assign financial strength ratings.

        Liquidity.    Zenith's insurance subsidiaries generally create liquidity because insurance premiums are collected prior to disbursements for claims which may take place many years after the collection of premiums. Collected premiums may be invested, prior to their use in such disbursements, and investment income provides additional cash receipts. In periods in which disbursements for claims and benefits, current policy acquisition costs and current operating and other expenses exceed operating cash receipts, cash flow is negative. Such negative cash flow is offset by cash flow from investments, principally from short-term investments and maturities of longer-term investments. The exact timing of the payment of claims and benefits cannot be predicted with certainty. The insurance subsidiaries maintain portfolios of invested assets with varying maturities and a substantial amount of short-term investments to provide adequate cash for the payment of claims. At June 30, 2004 and at December 31, 2003 and 2002, cash and short-term investments in the insurance subsidiaries amounted to $374.6 million, $275.6 million and $167.4 million, respectively. In addition to these short-term investments at December 31, 2003, we had $445.8 million, at fair value, of available-for-sale debt securities maturing within five years. These securities, in conjunction with our short-term investments and positive cash flow from operations provide adequate sources of liquidity for the expected payment of our loss reserves in the near future. We do not anticipate selling securities or using our credit facilities to pay our policy liabilities as they come due. The current trend of favorable cash flow from operations is attributable to the trend of increasing workers' compensation rates and premiums and is expected to continue in 2004.

        Insurance companies are required to have securities on deposit for the protection of policyholders in accordance with various states' regulations. At December 31, 2003 and 2002, investments with a fair value of $442.3 million and $333.1 million, respectively, were on deposit to comply with such regulations.

        Zenith National requires cash to pay any dividends declared to its stockholders, make interest and principal payments on its outstanding debt obligations, fund its operating expenses, and, from time to time, to make capital contributions to Zenith Insurance. Such cash requirements are generally funded in the long-run by dividends received from Zenith Insurance and financing or refinancing activities by Zenith National. Cash, short-term investments and other investments in Zenith National were $58.6 million, $72.4 million and $8.2 million at June 30, 2004, and December 31, 2003 and 2002, respectively. The increase in 2003 was principally attributable to the net proceeds from the issuance of $125.0 million aggregate principal amount of the Convertible Notes (see below) offset by a capital contribution to Zenith Insurance.

        In March 2004, Zenith National paid $7.6 million to repurchase $8.0 million aggregate liquidation amount of the outstanding Redeemable Securities. Zenith National used its available cash balances to fund these purchases.

        On March 21, 2003, Zenith National issued $125.0 million aggregate principal amount of the Convertible Notes in a private placement, from which Zenith National received net proceeds of $120.0 million. The Convertible Notes are convertible at each holder's option into shares of Zenith common stock under certain circumstances including if the price of Zenith common stock reaches specified thresholds. The conversion rate of 40 shares (subject to adjustment) for each $1,000 principal amount of the Convertible Notes is equivalent to an initial conversion price of $25.00 per share of Zenith common stock. The Convertible Notes were convertible during the first quarter of 2004; and $5,000 aggregate principal amount was converted into 200 shares of Zenith common stock. The sale price of Zenith common stock exceeded the conversion price of $25.00 per share at June 30, 2004 by 120% for 20 of the last 30 trading days of the second quarter of 2004. As a result of this event, each holder of the Convertible Notes will have the right to convert their Convertible Notes into Zenith common stock at a conversion rate of 40 shares per $1,000 principal amount of Convertible Notes during the period beginning on July 1, 2004 and ending on September 30, 2004. The maximum number of shares that could be required to be issued upon conversion of all outstanding Convertible Notes is 5.0 million. Whether the Convertible Notes will be convertible after September 30, 2004 will depend upon the occurrence of the events specified in the indenture governing the Convertible Notes, including the sale price of Zenith common stock.

        At December 31, 2003, Zenith National had two unsecured lines of credit in the aggregate amount of $50.0 million, all of which was available. One of these lines of credit, in the amount of $20.0 million, is a one-year revolving line of credit with a bank, expiring August 1, 2004. Interest is payable at the bank's prime rate on any borrowings under the line, and the agreement does not subject Zenith to any financial covenants. The other line of credit originally was a $50.0 million revolving credit agreement with a bank effective September 30, 2002 that consisted of the following: (a) Tranche A of the agreement for up to $20.0 million; and (b) Tranche B of the agreement for up to $30.0 million. The Tranche A commitment expired September 29, 2003 and was not renewed by Zenith National. Any loans under Tranche B would be due September 30, 2005. Interest is payable on outstanding loans at either the bank's prime rate or a rate based on Eurodollar deposit rates plus a specified margin depending on Zenith's credit rating. This credit agreement, as amended, contains covenants that require, among other things, Zenith National to maintain certain financial ratios, including a minimum amount of capital in its insurance subsidiaries, a maximum debt-to-total capitalization ratio and a minimum interest coverage ratio. We were in compliance with all of these covenants at December 31, 2003. There were no outstanding borrowings under the two bank lines of credit at December 31, 2003. We currently do not anticipate any need to draw on our bank lines of credit because, as a result of the issuance of the Convertible Notes, Zenith National's current cash and available invested assets are sufficient for any foreseeable requirements at this time.

        Zenith National's insurance subsidiaries are subject to insurance regulations which restrict their ability to distribute dividends. These restrictions are set forth in notes to the consolidated financial statements incorporated by reference herein. In 2004, Zenith Insurance would be able to pay up to $70.9 million of dividends to Zenith National without the prior approval of the California Department of Insurance. Zenith Insurance paid $10.0 million in dividends to Zenith National in each of 2003 and 2001. No dividends were paid to Zenith National in 2002. The restrictions on the payment of dividends have not had, and under current regulations are not expected to have, a material adverse impact on the ability of Zenith Insurance to pay dividends. In a recent court ruling, a California statute that allowed a deduction for the dividends received from wholly-owned insurance companies in the determination of taxable income for the California Franchise Tax was held unconstitutional in certain circumstances. The consequences of the decision are unclear, but the California Franchise Tax Board ("FTB") has taken the position that the decision has caused the statute to be invalid for all purposes and will disallow in its entirety the deduction for dividends received from insurance subsidiaries. If sustained, such action by the FTB would have the effect of imposing a tax of approximately 6% (after the benefit of a federal tax deduction) on any dividends paid from Zenith Insurance to Zenith National. We are unable to predict the ultimate outcome of this matter, which depends upon the actions of the FTB, the prospects for appropriate legislative relief and various tax strategies that may be available to Zenith to alleviate the consequences of any actions by the FTB.

        Capital Resources.    In our insurance subsidiaries, cash and liquid investments are required to pay claims and expenses, but the amount of capital in our insurance subsidiaries influences how much premium we can write. Sources of capital for the insurance subsidiaries include the earnings generated by insurance and investment operations, contributions of capital by the holding company, Zenith National, and quota share ceded reinsurance. The amount of capital in Zenith's insurance subsidiaries is maintained relative to standardized capital adequacy measures such as risk-based capital where ratios such as net premiums written to statutory surplus measure capital adequacy. Risk-based capital is used by regulators for financial surveillance purposes and by rating agencies to assign financial strength ratings to Zenith's insurance subsidiaries and ratings for the debt issued by Zenith National. Insurance regulations require insurance companies to maintain capital and surplus at a minimum of 200% of regulatory risk-based capital. At December 31, 2003, Zenith Insurance's statutory capital and surplus was 330% of such minimum.

        In 2004, A.M. Best Company ("A.M. Best") affirmed the financial strength rating of Zenith's insurance subsidiaries at A- (Excellent), Moody's Investors Service ("Moody's") affirmed the rating at Baa1 (Adequate) and Fitch Ratings ("Fitch") affirmed the financial strength rating at A- (Strong). In 2003, Standard & Poor's Rating Services ("S&P") affirmed the rating at BBB+ (Good). The ratings assigned by these agencies are primarily concerned with the ability of our insurance subsidiaries to pay the claims of policyholders and are therefore of interest to our agents and policyholders (and potential policyholders). Our competitive position is partly determined by these financial strength ratings and therefore we could be adversely affected by a reduction in these ratings. We currently believe that the most influential of these ratings is the rating assigned by A.M. Best. In the A.M. Best rating scheme, ratings of B+ to A++ are considered "Secure" and ratings of B and below are considered "Vulnerable." However, we believe that any reduction in our A.M. Best rating below A- could cause a reduction in the number of policies we write in both our workers' compensation business and our assumed reinsurance business and this could have a material adverse effect on our results of operations and our financial position. In addition to the assigned rating, these rating agencies also provide an accompanying rating outlook for the company. The rating outlook is currently "stable" for the A.M. Best, Moody's and Fitch ratings and "negative" for the S&P rating.

        From time to time, the level of capitalization of Zenith Insurance may be increased by contributions from Zenith National. In January 2003, we borrowed $45.0 million under our two bank lines of credit to make a capital contribution to Zenith Insurance. All of the borrowing was repaid out of the net proceeds from the issuance of the Convertible Notes on March 21, 2003. On September 6, 2002, Zenith National contributed $47.5 million to the capital and surplus of Zenith Insurance. Zenith National used $22.5 million of its available invested assets and borrowed $25.0 million under one of its available bank lines of credit to fund the contribution. On October 11, 2002, Zenith National repaid the $25.0 million in full by using funds received in repayment of intercompany loans from Perma-Bilt after the sale of the home-building business and related real estate assets. We will monitor the capital requirements, if any, of Zenith's insurance subsidiaries in connection with their business operations. We expect to be able to maintain adequate levels of capital from a combination of the earnings of the insurance subsidiaries and, if necessary and appropriate, contributions from Zenith National (funded from Zenith National's available invested assets, lines of credit or other financing or refinancing activities by Zenith National) and quota share reinsurance such as described below.

        Zenith Insurance and Odyssey America, a subsidiary of Fairfax, entered into a 10% quota share ceded reinsurance agreement with respect to all new and renewal workers' compensation business written by Zenith Insurance in the three years commencing January 1, 2002. Quota share reinsurance allows the ceding company to increase the amount of business it writes while sharing the premiums and associated risks with the assuming company. The effect is similar to increasing the capital of the ceding company. Earned premiums ceded in connection with the quota share contract for the years ended December 31, 2003 and 2002 were $78.5 million and $36.8 million, respectively. Zenith expects that the quota share arrangement will favorably assist in the capitalization of its insurance subsidiaries over the term of the quota share reinsurance contract.

        On May 1, 2002, Zenith National used $57.2 million of its available short-term investments to pay the outstanding principal of its 9% Senior Notes due May 1, 2002. On December 5, 2001, Zenith National sold one million shares of its common stock, par value $1.00 per share, in a private placement for $25.00 per share to a subsidiary of Odyssey Re Holdings Corp. ("Odyssey Re"). Odyssey Re is a subsidiary of Fairfax.

        From time to time, Zenith National may make repurchases of its outstanding common shares or outstanding debt. At December 31, 2003, Zenith National was authorized to repurchase up to 929,000 shares of its common stock at prevailing market prices pursuant to a share repurchase program authorized by its Board of Directors. Any purchases are discretionary and can be adequately funded from Zenith National's existing sources of liquidity.

Inflation

        Inflation rates may impact the financial statements and operating results in several areas. Fluctuations in rates of inflation influence interest rates, which in turn impact the market value of the investment portfolio and yields on new investments. Inflation also impacts the portion of losses and loss reserves that relates to hospital and medical expenses and property claims and loss adjustment expenses, but not the portion of losses and loss reserves that relates to workers' compensation indemnity payments for lost wages which are fixed by statute. Adjustments for inflationary impacts are implicitly included as part of the continual review of property-casualty reserve estimates. Actuarial account of increased costs is considered in setting adequate rates, and this is particularly important in the health care area where hospital and medical inflation rates have exceeded general inflation rates. Operating expenses, including payrolls, are impacted to a certain degree by the inflation rate.

Contractual Obligations and Contingent Liabilities

        All of Zenith's outstanding financing obligations are included in the Consolidated Financial Statements and the accompanying Notes. There are no liquidity or financing arrangements with unconsolidated entities or any off-balance sheet arrangements. Zenith National's available invested assets and other sources of liquidity are currently expected to be sufficient to meet its requirements for liquidity in the short-term and long-term.

        The table below sets forth the amounts of Zenith's contractual obligations, including interest payable, at June 30, 2004:

	Payments due by period
(Dollars in thousands)	Redeemable securities including interest	Convertible notes	Operating lease commitments	Loss reserves	Total
Less than 1 year	$2,523	$128,589	$3,141	$341,041	$475,294
1-3 years	10,090		9,605	384,842	404,537
3-5 years	10,090		5,637	187,076	202,803
More than 5 years	159,887		1,032	441,239	602,158

Total	$182,590	$128,589	$19,415	$1,354,198	$1,684,792

        Our contractual obligations under the outstanding Redeemable Securities are comprised of $123.6 million of interest payments over the next 25 years and $59.0 million of principal payable in 2028. Our contractual obligations under the outstanding Convertible Notes are comprised of $3.6 million of interest payments in the third quarter of 2004 and $125.0 million of principal that may be due in the third quarter of 2004 as a result of conversion because the holders of the Convertible

Notes currently have the right to convert their notes into our common stock during the third quarter of 2004 as a result of the triggering of the contingent conversion condition relative to our stock price at the end of the second quarter of 2004. Whether the notes will be convertible after September 30, 2004 will depend upon the occurrence of events specified in the indenture governing the Convertible Notes, including the sale price of our common stock. If the Convertible Notes are not converted or redeemed prior to the scheduled maturity in 2023, the total interest obligation over the remaining term would be $136.6 million. In addition, Zenith may be required to pay contingent interest during any six-month period commencing with the six-month period beginning September 30, 2008 if the average market price of a Convertible Note for the five trading days ending on the second trading day immediately preceding the relevant six-month period equals 120% or more of the principal amount of the Convertible Notes.

        Zenith's contingent liabilities are discussed in Note 6 to the Consolidated Financial Statements. Accrued guarantee fund assessments would be payable within approximately one year, if they are ultimately assessed. We cannot currently predict the timing or the outcome of the contingencies surrounding reinsurance recoverable from Reliance Insurance Company or the contingencies surrounding recoveries from the Florida Special Disability Trust Fund.

        Our loss reserves do not have contractual maturity dates. However, based upon historical payment patterns, we have included an estimate of when we expect our loss reserves to be paid in the preceding table. The exact timing of the payment of claims cannot be predicted with certainty. We maintain a portfolio of investments with varying maturities and a substantial amount of short-term investments to provide adequate cash for the payment of claims. We do not expect to have to sell securities or use our credit facilities to pay claims.

Market Risk of Financial Instruments

        The fair value of the fixed maturity investment portfolio is exposed to interest rate risk—the risk of loss in fair value resulting from changes in prevailing market rates of interest for similar financial instruments. However, Zenith has the ability to hold fixed maturity investments to maturity. Zenith relies on the experience and judgment of senior management to monitor and mitigate the effects of market risk. Zenith does not utilize financial instrument hedges or derivative financial instruments to manage risks, nor does it enter into any swap, forward or option contracts, but will attempt to mitigate its exposure through active portfolio management. The allocation among various types of securities is adjusted from time to time based on market conditions, credit conditions, tax policy, fluctuations in interest rates and other factors. In addition, Zenith places the majority of its investments in high-quality, liquid securities and limits the amount of credit exposure to any one issuer.

        The table below provides information about Zenith's financial instruments for which fair values are subject to changes in interest rates. For fixed maturity investments, the table presents fair values of investments held and weighted average interest rates on such investments by expected maturity dates. Such investments include corporate bonds, municipal bonds, government bonds, redeemable preferred stock, and mortgage-backed securities. For Zenith's debt obligations, the table presents principal cash flows by expected maturity dates (including interest):

	Expected Maturity Date
(Dollars in thousands)
	2004	2005	2006	2007	2008	Thereafter	Total
As of June 30, 2004
Investments:
Held-to-maturity and available-for-sale securities:
Fixed rate	$24,532	$158,996	$81,306	$120,665	$64,659	$665,043	$1,115,201
Weighted average interest rate	2.5%	2.6%	3.2%	3.3%	4.1%	5.4%	4.5%
Short-term investments	$402,032						$402,032
Debt and interest obligations of Zenith:
Convertible Notes payable(1)	128,589						128,589
Redeemable securities	2,523	$5,045	$5,045	$5,045	$5,045	$159,887	182,590

As of December 31, 2003
Investments:
Held-to-maturity and available-for-sale securities:
Fixed rate	$90,711	$43,934	$195,209	$80,195	$59,669	$611,644	$1,081,362
Weighted average interest rate	1.7%	1.9%	2.6%	3.5%	3.9%	5.1%	4.1%
Short-term investments	$285,760						$285,760
Debt and interest obligations of Zenith:
Convertible Notes payable(1)	128,594						128,594
Redeemable securities	5,729	$5,729	$5,729	$5,729	$5,729	$181,580	210,225

(1)
The Convertible Notes are shown with an expected maturity date in 2004 because the holders have the right to convert their notes into our common stock during the third quarter of 2004 (See discussion of the Convertible Notes under "Liquidity and Capital Resources" and "Contractual Obligations and Contingent Liabilities" in this MD&A).

BUSINESS

        Zenith is in the business of managing insurance risk and investment risk. Our main business activity is workers' compensation insurance and we also operate a small assumed reinsurance business. In addition, Zenith maintains a portfolio of investments, principally in fixed maturity securities, funded by the cash flows from our insurance operations and capital. Investment income from the portfolio is impacted by current and historical interest rates and the amount of funds generated annually from (or used by) the insurance operations. Results of insurance operations, excluding investment income, may fluctuate due to, among other things, the possibility of material and unpredictable catastrophe losses in our reinsurance business. We measure our performance by our ability to build increased stockholders' equity over the long-term.

        Our business is classified into the following segments: Workers' Compensation, Reinsurance, Investment and Parent. We sold our home-building business and related real estate assets in 2002. Results and descriptions of Zenith's business segments are contained in the notes to consolidated financial statements incorporated by reference herein.

  Workers' Compensation

        In the workers' compensation business, we provide insurance coverage for the statutorily prescribed benefits that employers are required to provide to their employees who may be injured in the course of employment. Zenith's workers' compensation policies are issued to employers who also pay the premiums. The policies provide payments to covered, injured employees of the policyholder for, among other things, temporary or permanent disability benefits, death benefits and medical and hospital expenses. The benefits payable and the duration of such benefits are set by statute, and vary by state and with the nature and severity of the injury or disease and the wages, occupation and age of the employee.

        Generally, premiums for workers' compensation insurance policies are a function of: the applicable premium rate, which varies with the nature of the employees' duties and the business of the employer; a factor reflecting the insured employer's historical loss experience (the "experience modification factor"); and the amount of the insured employer's payroll. Payrolls may be affected significantly by changes in employment and wage levels. A deposit premium is paid at the beginning of the policy period, periodic installments are paid during the policy period and the final amount of the premium is generally determined as of the end of the policy period after the policyholder's payroll records are audited. Except in Florida, where rates for workers' compensation insurance are set by the Department of Insurance, Zenith's rates for workers' compensation are determined by our actuaries for each state in which we do business. In California, our largest state, insurance companies are required by law to set adequate workers' compensation rates for their own use. Although the California Insurance Commissioner does not set workers' compensation rates, the California Insurance Commissioner adopts and publishes advisory pure premium rates (pure premium rates are rates that would cover expected loss costs but do not contain an element to cover operating expenses or profit). We are not required to use these California advisory rates. Our rates are continually reviewed for adequacy using actuarial analysis of current and anticipated trends in costs. Overall effective rate increases are about 35% for 2003 compared to 19% in 2002, including 46% increases in California for 2003 compared to 27% in the prior year.

        In certain circumstances, a policyholder may be eligible for a return of a portion of the premium based on the loss experience during the policy term, by way of a dividend, calculated after the policy has expired. Alternatively, the policyholder's premium may be adjusted after expiration using a retrospective-rating formula which may also involve additional premium being billed to the policyholder if loss experience is worse than expected. Although we have offered these types of policies at times and have written a small number of them, we prefer to offer our customers a policy with a guaranteed cost based on rates, payroll and experience modification factors. We see significant competition in the national workers' compensation insurance industry, even in Florida where dividend plans and retrospectively-rated policies form the basis for price competition.

        Zenith's long-term strategy in the national workers' compensation industry is to write policies that deliver quality services based on adequate rates. During periods of intense competition or other adverse industry conditions, our premium revenue is reduced as employers buy elsewhere. Our value proposition is that our services, over the long-run, provide employers the opportunity to reduce their experience modification factor and their long-term, net workers' compensation costs. Our loss prevention services focus on workplace safety, accident and illness prevention and safety awareness training. Claims management services include return-to-work programs, case management by nurses for serious injuries and management of medical provider services and billings. Investigation and legal services help policyholders to prevent fraud and assist them to favorably resolve litigated claims. Our premium auditors provide appropriate payroll classifications to assure equitable premium billing.

        During 2003, Zenith wrote workers' compensation insurance in 45 states. Prior to 1992, Zenith's workers' compensation operations were concentrated principally in California. We expanded our operations into Texas in 1992 with other states following shortly thereafter. Florida operations commenced with the acquisition of the Associated General Commerce Self-Insurers' Trust Fund on December 31, 1996. On April 1, 1998, Zenith Insurance acquired substantially all of the assets and certain liabilities of RISCORP, Inc. and certain of its subsidiaries (collectively, "RISCORP") related to RISCORP's workers' compensation business (the "RISCORP Acquisition"). The RISCORP Acquisition added workers' compensation business in Florida and other states in the Southeast, principally in North Carolina and Alabama. In recent years, California has offered us the best opportunity to profitably expand our business and has become the state in which a majority of our net premiums are derived. Net premiums earned for the years ended December 31, 2003, 2002 and 2001 by state are set forth in the table below:

(Dollars in thousands)	2003	%	2002	%	2001	%
California	$458,312	64.3%	$277,120	55.0%	$205,835	49.5%
Florida	126,333	17.7	97,925	19.4	92,728	22.3
North Carolina	29,647	4.2	26,291	5.2	20,366	4.9
Texas	23,002	3.2	23,065	4.6	20,578	4.9
Georgia	11,058	1.6	8,264	1.6	4,898	1.2
Pennsylvania	10,461	1.5	9,137	1.8	8,304	2.0
Illinois	9,743	1.4	11,237	2.2	14,353	3.5
South Carolina	7,760	1.1	6,211	1.2	5,589	1.3
Alabama	5,853	0.8	5,018	1.0	3,899	0.9
Other	30,627	4.2	39,591	8.0	39,298	9.5

Net Premiums Earned	$712,796	100.0%	$503,859	100.0%	$415,848	100.0%

        Zenith maintains four regional offices in California and offices in Florida, Texas, Pennsylvania, Illinois and North Carolina, each of which is fully staffed to conduct all workers' compensation underwriting and claims operations.

        A commonly used industry measurement of property-casualty insurance underwriting results is the combined ratio. It is the sum of net incurred losses, loss adjustment expenses, underwriting and other operating expenses and policyholders' dividends, expressed as a percentage of net premiums earned. Earned premiums and the combined ratios of our workers' compensation and reinsurance businesses and results of our other business segments for the each of the three years ended December 31, 2003 are set forth in the "Results of Operations" section of "Management's Discussion and Analysis of Consolidated Financial Condition and Results of Operations" contained elsewhere in this prospectus.

        Our workers' compensation operations are subject to legislative and regulatory actions, particularly in California and Florida where we have our largest concentrations of business. In California, significant workers' compensation legislation was enacted twice in recent years. Effective January 1, 2003, legislation became effective which provides for increases in indemnity benefits to injured workers. Benefits were increased by an average of approximately 6% in 2003, followed by further increases of approximately 7% in 2004 and will be increased by a further 2% in 2005. In September of 2003 and April 2004, workers' compensation legislation was enacted in California with the principal objective of reducing costs. The legislation contains provisions which primarily seek to reduce medical costs and does not directly impact indemnity payments to injured workers. The principal changes in the legislation that impact medical costs are as follows: 1) a reduction in the reimbursable amount for certain physician fees, outpatient surgeries, pharmaceutical products and certain durable medical equipment; 2) a limitation on the number of chiropractor or physical therapy office visits; 3) the introduction of medical utilization guidelines; 4) a requirement for second opinions on certain spinal surgeries; and 5) a repeal of the presumption of correctness afforded to the treating physician, except where the employee has pre-designated a treating physician.

        In Florida, legislation was enacted effective October 1, 2003 which provides changes to the workers' compensation system. Such changes are designed to expedite the dispute resolution process, provide greater compliance and enforcement authority to combat fraud, revise certain indemnity benefits and increase medical reimbursement fees for physicians and surgical procedures. One of the intended outcomes of the proposed legislation is a reduction in the overall costs associated with delivering workers' compensation benefits in the state of Florida. The rates that we and other insurance companies use for workers' compensation are set by the Florida Department of Insurance. The Florida Department of Insurance decreased rates by 14%, effective October 1, 2003, which offsets a 13.7% increase in rates as of April 1, 2003.

        In both California, and Florida, the major risk factor associated with these recent legislative changes is whether the current rates we are using for our workers' compensation policies are justified by the estimated savings in the legislation. We are monitoring the data closely to see how the experience develops relative to this risk.

        The improvement trend in our net income and combined ratios from 2001 to 2003 exhibits the current favorable trend of increased workers' compensation rates and premium revenues and the growth of our investment portfolio through favorable cash flow from insurance operations. These trends are continuing in the first quarter of 2004, as we have further added to our premium revenues and investment portfolio. However, revenue growth is not an independent objective; we will continue to focus on rate adequacy, attractive returns to our stockholders and the delivery of quality services to our policyholders. The principal risks to the future profitability of our business are related to 1) the adequacy of our loss reserve estimates; 2) competition and industry pricing; 3) general levels of interest rates; 4) the frequency and severity of claims and catastrophes; 5) the impact of enacted reform legislation in California and Florida and any future legislative changes; and 6) the incidence and magnitude of any terrorist attacks that affect our workers' compensation business in excess of our reinsurance protection.

  Reinsurance

        Reinsurance is a transaction between insurance companies in which an original insurer, or ceding company, remits a portion of its premiums to a reinsurer, or assuming company, as payment for the reinsurer's assumption of a portion of the risk. Our reinsurance operation participates in assumed reinsurance transactions in which, typically, the reinsurance coverage being purchased by the ceding company is shared among a number of assuming companies. We currently focus primarily on assumed reinsurance of worldwide property losses from catastrophes and large property risks. In the insurance industry, catastrophes are events such as tornadoes, hurricanes and earthquakes that cause widespread damage. Insurance companies purchase catastrophe reinsurance to protect themselves from the aggregation of losses caused by a large number of claims from policies written in the impacted geographical area. Contract language in catastrophe reinsurance contracts defines which perils will or will not be covered by the reinsurer and certain events such as acts of terrorism or flooding may not be covered, depending upon the terms of the contract.

        We participate in reinsurance contracts that are either proportional in nature, in which the assuming company shares pro rata in the premiums and losses of the ceding company (quota share reinsurance), or arrangements under which the assuming company pays losses in excess of a certain limit in return for a premium, usually determined as a percentage of the ceding company's primary insurance premiums (known as excess of loss reinsurance). Depending upon market conditions and other factors, the volume of premiums written fluctuates from year to year. By diversifying the geographical spread of risk and limiting the number of contracts that we write, Zenith's assumed reinsurance business is written so as to limit expected losses, after the benefit of the applicable premium and reinstatement premium income and income taxes, from any one catastrophe event in a worst-case scenario to a maximum probable loss of approximately 5% of consolidated stockholders' equity (approximately $21 million as of June 30, 2004).

        As a reinsurer of catastrophe losses, we expect to receive claims with a high severity and low frequency and underwriting income or loss and the combined ratio of the reinsurance operation fluctuate significantly depending upon the incidence or absence of large catastrophe losses. Results of our reinsurance business should be evaluated over the long-term. Since its inception in 1985, the combined ratio of our reinsurance operation through December 31, 2003 was 100.3% on $709.8 million of net premiums earned. Loss reserves, net of reinsurance, at December 31, 2003 in our reinsurance operation were $134.6 million, or 14% of consolidated net loss reserves. In 2002, estimated catastrophe losses were $0.4 million attributable to European floods; otherwise, there were no major catastrophe losses that impacted the reinsurance treaties we wrote in the years ended December 31, 2003 and 2002 and our combined ratios for reinsurance were comparable between these two years. In 2001, the reinsurance operations were adversely impacted by $41.7 million of catastrophe losses before tax, including $37.6 million for the World Trade Center loss, net of additional premium income earned in the year attributable to original and reinstatement premiums. The ultimate impact of the World Trade Center loss of 2001 after deducting original and reinstatement premium income on Zenith's assumed reinsurance contracts for 2001 is estimated to be $20.0 million before tax, or $13.0 million after tax, which is within the maximum loss we expect from a worst-case scenario.

        Estimating catastrophe losses in the reinsurance business is highly dependent upon the nature and timing of the event and our ability to obtain timely and accurate information with which to estimate our liability to pay losses. Estimates of the impact of catastrophes on the reinsurance operations are based on the information that is currently available and such estimates could change based on new information that becomes available or based upon reinterpretation of existing information.

        In addition to property reinsurance we have, historically, written reinsurance for liability insurance, such as general business liability coverage, directors' and officers' liability and excess or umbrella coverage. Although we wrote more of this type of business at the beginning of our involvement in the reinsurance business in 1985, liability reinsurance constituted about 22% of our earned reinsurance premiums in the ten years ended December 31, 2003.

  Equity Investee—Advent Capital

        We also participate in the worldwide reinsurance business through an investment in a company that operates in the property and casualty insurance business in the United Kingdom. On August 23, 2002, Zenith Insurance acquired 19.2 million Ordinary Shares of Advent Capital for $14.6 million in an open offer and placing of shares made in July 2002. As a result of the purchase, Zenith Insurance owns approximately 20.9% of the outstanding shares of Advent Capital. Advent Capital and its subsidiaries provide corporate capital to support the underwriting of certain Lloyd's of London syndicates and manage those syndicates. The syndicates operate in the global insurance and reinsurance business with an emphasis on property catastrophe reinsurance. Results of operations and our share of Advent Capital's net income is subject to fluctuations caused by catastrophe losses. We account for our share of Advent Capital's net income using the equity method of accounting on a one quarter lag to allow sufficient time for Advent Capital to prepare its financial statements.

  Investments

        Our Investments department invests the funds made available by our capital and the cash flows from our insurance operations. The objective of our investment operations is to provide income and realized gains on investments, primarily from investments in debt securities, consistent with policy guidelines and taking into consideration state regulatory restrictions. Because the exact timing of the payment of claims and benefits cannot be predicted with certainty, the insurance subsidiaries maintain portfolios of invested assets with varying maturities and a substantial amount of short-term investments to provide adequate cash for the payment of claims. The allocation of the portfolio among various types of securities is adjusted from time to time based on market conditions, credit conditions, tax policy, fluctuations in interest rates and other factors. At December 31, 2003, Zenith's consolidated investment portfolio emphasized high-quality, taxable bonds and short-term investments, supplemented by smaller portfolios of municipal bonds, redeemable preferred stocks and other preferred and common stocks. The portfolio of taxable bonds primarily includes U.S. Government securities, mortgage-backed securities issued by the Government National Mortgage Association and corporate bonds diversified to produce a reasonable balance of risk and investment income. Of the fixed maturity portfolio, including short-term investments, 97% of the investments were rated investment-grade at December 31, 2003 compared to 94% at December 31, 2002.

        Investment yields for each of the three years ended December 31, 2003 and a discussion of the composition of the investment portfolio at December 31, 2003 and 2002 are set forth under the Investments section of the "Management's Discussion and Analysis of Consolidated Financial Condition and Results of Operations" contained elsewhere in this prospectus. This information shows the trend of an increasing investment portfolio as a result of increased cash flows and the impact of declining interest rates.

        Zenith has identified certain securities, amounting to 91% of the investments in fixed maturity securities and short-term investments at December 31, 2003, as available-for-sale. Stockholders' equity decreased by $2.7 million after deferred tax from December 31, 2002 to December 31, 2003 as a result of changes in the fair values of such investments. Stockholders' equity will fluctuate with changes in the fair values of available-for-sale securities.

  Parent

        The parent operations represent the holding company activities of Zenith National, which owns, directly or indirectly, all of the capital stock of its insurance and non-insurance subsidiaries. Results of the parent reflect the operating expenses that it incurs in the course of its holding company activities, such as directors fees; stock exchange listing and other licensing fees; insurance costs; and legal, auditing and other administrative fees. Interest expense incurred on outstanding debt pursuant to financing and refinancing activities is also a part of the parent operating results.

  Discontinued Real Estate Operations

        On October 8, 2002, Zenith closed the sale of its home-building business and related real estate assets in Las Vegas, Nevada to Meritage Corporation ("Meritage"). The business had been operated by Zenith National's indirect wholly-owned subsidiary, Zenith of Nevada, Inc. (formerly, Perma-Bilt, a Nevada Corporation ("Perma-Bilt")). In the transaction, Meritage, through its wholly-owned subsidiary, MTH-Homes Nevada, Inc. ("MTH Nevada"), acquired substantially all of Perma-Bilt's assets, subject to the related liabilities, pursuant to a Master Transaction Agreement, dated as of October 7, 2002, and related asset and real property acquisition agreements (the "Agreement"). Zenith received gross proceeds of $65.0 million in connection with the sale, including $28.4 million in repayment of intercompany loans to Zenith National from Perma-Bilt, and recorded a gain on the sale in the fourth quarter of 2002 of $6.3 million after tax.

        In addition to the consideration received in October 2002, the Agreement entitles Zenith to receive 10% of MTH Nevada's pre-tax net income, subject to certain adjustments, for each of the twelve-month periods ending September 30, 2003, September 30, 2004 and September 30, 2005. In the fourth quarter of 2003, we received a payment of $1.8 million before tax ($1.2 million after tax) for the twelve months ended September 30, 2003 under the earn-out provision, which is recorded as gain on sale of real estate operations. We are currently unable to estimate the amount, if any, of payments we might receive under this earn-out provision for the remaining two years, although in 2004 we expect a lower payment than in 2003 due to a shortage of available land inventory for part of the year.

        For the years ended December 31, 2002 and 2001, the results of operations and cash flows for Zenith's real estate business are presented as discontinued operations. The following table summarizes the revenues and income from discontinued real estate operations:

Years Ended December 31, (Dollars in thousands)	2002	2001
Real estate sales	$70,789	$84,823

Income from discontinued real estate operations before tax	$4,419	$5,763
Income tax expense	1,547	2,017

Income from discontinued real estate operations after tax	$2,872	$3,746

Loss and Loss Expense Reserves and Claims and Loss Developments

        Accounting for property and casualty insurance operations requires us to estimate the liability for the expected ultimate cost of unpaid losses and loss adjustment expenses ("loss reserves") as of the balance sheet date. The adequacy of loss reserves is inherently uncertain and represents a significant risk to the business which we attempt to mitigate by continually reviewing loss cost trends, attempting to set our rates to adequately cover anticipated costs and by professionally managing our claims servicing organization. We endeavor to minimize the estimation risk by employing actuarial techniques on a quarterly basis. Judgment is required in actuarial estimation to ascertain the relevance of historical payment and claim settlement patterns under current facts and circumstances. No assurance can be given whether the ultimate liability for unpaid losses will be more or less than our current estimates.

        The amount by which estimated losses, measured subsequently by reference to payments and additional estimates, differ from those originally reported for a period is known as "development." Development is unfavorable when losses ultimately settle for more than the levels at which they were reserved or subsequent estimates indicate a basis for reserve increases on open claims. Development is favorable when losses ultimately settle for less than the amount reserved or subsequent estimates indicate a basis for reducing loss reserves on open claims. Favorable or unfavorable development of loss reserves is reflected currently in earnings.

        Additional information regarding loss reserve estimates and loss reserve development is set forth under "Loss Reserves" in "Management's Discussion and Analysis of Consolidated Financial Condition and Results of Operations" contained elsewhere in this prospectus.

  Loss reserves of Zenith and its consolidated subsidiaries

        The table that follows shows development of loss and loss adjustment expense liabilities as originally estimated in accordance with GAAP at December 31 of each year presented.

(Dollars in thousands)	2003	2002	2001	2000	1999	1998	1997	1996	1995	1994	1993
Liability for unpaid loss and loss adjustment expenses, net	$990,877	$825,869	$742,678	$634,172	$605,250	$708,684	$525,601	$526,427	$463,123	$462,710	$474,499

Paid, net (cumulative) as of:
One year later		281,043	239,098	243,506	235,968	271,019	195,596	209,346	185,764	175,488	173,699
Two years later			431,015	370,100	384,011	414,432	284,080	322,519	295,872	274,560	272,221
Three years later				452,727	457,717	500,672	338,530	373,383	350,279	331,532	325,916
Four years later					509,915	546,076	378,536	406,597	378,174	362,287	364,420
Five years later						582,092	400,853	433,583	398,951	379,517	384,303
Six years later							419,684	449,924	417,032	394,481	395,473
Seven years later								463,172	427,565	406,856	406,326
Eight years later									436,029	414,164	415,840
Nine years later										420,778	421,639
Ten years later											426,720

Liability, net re-estimated as of:
One year later		840,084	771,846	638,519	636,130	753,508	514,234	526,078	459,314	460,575	464,779
Two years later			802,822	651,266	635,750	753,511	511,343	520,114	464,830	450,675	453,497
Three years later				670,797	638,920	740,559	503,684	516,184	460,782	442,391	452,330
Four years later					650,849	751,546	516,426	503,821	457,177	437,216	446,746
Five years later						752,039	526,524	508,239	454,083	434,479	442,053
Six years later							525,632	515,205	452,035	439,871	439,446
Seven years later								513,359	457,059	436,294	443,887
Eight years later									454,834	437,623	439,728
Nine years later										435,134	438,851
Ten years later											436,378

Favorable (deficient) development, net		(14,215)	(60,144)	(36,625)	(45,599)	(43,355)	(31)	13,068	8,289	27,576	38,121

Net Liability—December 31,	990,877	825,869	742,678	634,172	605,250	708,684	525,601	526,427	463,123	462,710	474,499
Receivable from reinsurers and state trust funds for unpaid losses	229,872	215,663	204,144	243,711	275,679	288,963	87,665	93,651	54,429	47,696	44,919

Gross liability—December 31,	1,220,749	1,041,532	946,822	877,883	880,929	997,647	613,266	620,078	517,552	510,406	519,418
Re-estimated liability, net		840,084	802,822	670,797	650,849	752,039	525,632	513,359	454,834	435,134	436,378
Re-estimated receivable from reinsurers and state trust funds for unpaid losses		185,904	179,096	204,811	236,085	297,981	109,343	104,877	76,447	65,639	72,836

Re-estimated liability, gross		1,025,988	981,918	875,608	886,934	1,050,020	634,975	618,236	531,281	500,773	509,214

Favorable (deficient) development, gross		15,544	(35,096)	2,275	(6,005)	(52,373)	(21,709)	1,842	(13,729)	9,633	10,204

        The accounting policies used to estimate the liabilities in the preceding table are described in the notes to the consolidated financial statements of Zenith incorporated by reference herein.

        The analysis in the preceding table presents the development of our balance sheet liabilities for unpaid loss and loss adjustment expenses. The first line in the table shows the liability for unpaid loss and loss adjustment expenses, net of reinsurance, as estimated at the end of each calendar year. The first section below that line shows the cumulative actual payments of loss and loss adjustment expenses, net of reinsurance, that relate to each year-end liability as they were paid at the end of subsequent annual periods. The second section shows revised estimates of the original unpaid amounts, net of reinsurance, that are based on the subsequent payments and re-estimates of the remaining unpaid liabilities. The next line shows the favorable or deficient developments of the original estimates, net of reinsurance. Loss reserve development in this table is cumulative; i.e., the estimated favorable or deficient development for a particular year represents the cumulative amount by which all previous liabilities are currently estimated to have been over or under stated. For example, at December 31, 2003, we currently estimate that all of our previous estimates were collectively underestimated by about $14.2 million, or 1.7% of the December 31, 2002 balance sheet estimate for net loss reserves.

        Adverse development of our balance sheet liabilities for 1999-2002 is attributable to increases in estimates for our workers' compensation loss reserves and additional estimates for catastrophe losses in our reinsurance business. A complete description of loss reserve estimates and loss reserve development is set forth under "Loss Reserves" and "Inflation" in "Management's Discussion and Analysis of Consolidated Financial Condition and Results of Operations" contained elsewhere in this prospectus.

        Starting with the liability at the end of 1998, our loss reserve estimates include amounts for the loss reserves we assumed from RISCORP in the RISCORP Acquisition. The purchase price of RISCORP was determined in a three-step process, which culminated in the determination by a neutral auditor and neutral actuary of the GAAP values of the assets and liabilities being acquired from RISCORP. In 1999, we determined that it was necessary to increase the estimate of the loss reserves assumed from RISCORP by about $46.0 million, net of reinsurance. This adjustment to the RISCORP purchase price is reflected in the preceding table as adverse development of the 1998 loss reserve liability.

        In 1999, we sold CalFarm Insurance Company ("CalFarm"), a wholly-owned subsidiary of Zenith Insurance, which we had owned since 1985. CalFarm wrote insurance coverage for automobile, homeowners, group health, farmowners and other businesses, principally in California. We retained no liabilities for any of CalFarm's unpaid losses or loss adjustment expenses after the sale. In the preceding table, CalFarm's loss reserves are included in the first line through December 31, 1998. Subsequent payments for CalFarm's loss reserve estimates include payments through March 31, 1999, the date of the sale. Subsequent re-estimates of CalFarm's loss reserves are also included in the preceding table. After the date of sale, the re-estimated liability for CalFarm's loss reserves reflects the last re-estimate of CalFarm's liabilities that we made prior to the sale.

        Since conditions and trends that have affected loss and loss adjustment expense development in the past may not occur in the future in exactly the same manner, if at all, future results may not be reliably predicted by extrapolation of the data presented.

        Reference is made to the table setting forth the reconciliation of changes in the liabilities for loss and loss adjustment expenses included in notes to consolidated financial statements of Zenith incorporated by reference herein.

Reinsurance Ceded

  Excess of loss reinsurance

        Excess of loss reinsurance is a form of reinsurance in which the reinsurer pays all or a specified percentage of a loss caused by a particular occurrence or event in excess of a fixed amount and up to a stipulated limit. In accordance with general industry practices, we purchase excess of loss reinsurance to protect Zenith against the impact of large, irregularly-occurring losses in the workers' compensation business. Such reinsurance reduces the magnitude of sudden and unpredictable changes in net income and the capitalization of Zenith's insurance operations. In summary, Zenith has reinsurance protection for large catastrophe losses up to $150.0 million in excess of a retention of $1.0 million, except that Zenith remains liable for one third of any loss between $75.0 million and $150.0 million. Details are as follows:

        An excess of loss reinsurance treaty with Employers Reinsurance Corporation ("Employers Re") provides $9.0 million of reinsurance protection, per occurrence, for workers' compensation losses in excess of a $1.0 million retention. In the year ended December 31, 2003 and in 2004, reinsurance provides protection for losses in excess of $10.0 million up to $150.0 million. In 2003, we retained 50% of any losses between $60.0 million and $100.0 million (of which there were none) and in 2004 we will retain one third of any losses between $75.0 million and $150.0 million. The principal companies providing the coverage are Arch Re, Everest Re, Folksamerica Re, Odyssey America, Swiss Re, Transatlantic Re, XL America, Axis Specialty, ACE Tempest Re, Endurance Specialty and Hanover Re.

        This reinsurance includes protection for domestic acts of terrorism (coverage for nuclear, biological and chemical events is excluded above $10.0 million); otherwise, we purchase reinsurance for foreign acts of terrorism separately, as discussed below.

  Quota share reinsurance

        Quota share reinsurance is a form of reinsurance in which the assuming company accepts a pro rata share of the ceding company's losses and an equal share of the applicable premiums. In addition, the assuming company pays the ceding company a fee, known as a ceding commission, which is usually a percentage of the premiums ceded. Quota share reinsurance allows the ceding company to increase the amount of business it could otherwise write by sharing the risks with the assuming company. The effect on the ceding company is similar to increasing its capital, the principal constraint on the amount of business an insurance company can prudently write. Zenith and a subsidiary of Odyssey Re, a subsidiary of Fairfax, entered into a 10% quota share ceded reinsurance agreement with respect to all new and renewal workers' compensation business written by Zenith in the three years commencing January 1, 2002. Ceded earned premiums under the quota share contract were $78.5 million and $36.8 million, respectively, in 2003 and 2002.

  Other reinsurance ceded

        Other than our excess of loss reinsurance protection and the quota share agreement, we are involved in collecting reinsurance recoverable under reinsurance contracts that were entered into by companies that we acquired and whose reinsurance arrangements we terminated. Our reinsurance recoverable includes $31.6 million relating to reinsurance arrangements entered into by RISCORP and assumed by Zenith in the acquisition of RISCORP in 1998. The principal reinsurers from which such RISCORP-related amounts are recoverable are American Re-Insurance Company, Continental Casualty Co., Swiss Reinsurance Company and Trenwick America Reinsurance Company. Also, in connection with the RISCORP Acquisition, Zenith Insurance entered into an aggregate excess of loss reinsurance agreement with Inter-Ocean Reinsurance Company, Ltd., which provides ceded reinsurance for unpaid loss and allocated loss adjustment expenses assumed by Zenith from RISCORP at April 1, 1998 up to $50.0 million in excess of $182.0 million. Reinsurance recoverable from Inter-Ocean Reinsurance Company is fully secured by a trust account.

  Recoverability of ceded reinsurance

        Reinsurance makes the assuming reinsurer liable to the ceding company to the extent of the reinsurance. It does not, however, discharge the ceding company from its primary liability to its policyholders in the event the reinsurer is unable to meet its obligations under such reinsurance treaty. We monitor the financial condition of our reinsurers and do not believe that Zenith is currently exposed to any material credit risk through its ceded reinsurance arrangements other than in connection with Reliance Insurance Company ("Reliance"). Historically, no material amounts due from reinsurers have been written-off as uncollectible because most of our reinsurance is recoverable from large, well-capitalized reinsurance companies. However, on October 3, 2001, the Commonwealth Court of Pennsylvania approved an Order of Liquidation for Reliance in response to a petition from the Pennsylvania Department of Insurance. At December 31, 2003 and 2002, Reliance owed Zenith Insurance $6.0 million of reinsurance recoverable on paid and unpaid losses in connection with reinsurance arrangements assumed by Zenith Insurance in its 1996 acquisition of the Associated General Commerce Self-Insurers' Trust Fund. Zenith Insurance has recorded a provision for impairment of its reinsurance recoverable from Reliance of $3.0 million at December 31, 2003 and 2002. The eventual outcome of this matter will be determined by the ultimate amount of Reliance's liabilities and whether or not Reliance has sufficient assets or can obtain recoveries and investment income in an amount sufficient to pay its liabilities.

        Amounts recoverable (including amounts for paid and unpaid losses, prepaid reinsurance premiums and reinsurance commissions) at December 31, 2003 were as follows:

(Dollars in thousands) Name of Reinsurer	Amount Recoverable	A.M. Best Rating(1)
General Reinsurance Corporation	$69,719	A++
Odyssey America Reinsurance Corporation	59,843	A
Employers Reinsurance Corporation	31,912	A
Continental Casualty Company	20,767	A
Inter-Ocean Reinsurance Company(2)	16,194	A
American Re-Insurance Company	11,351	A+
Reliance Insurance Company(3)	6,000	Not rated
Trenwick America Reinsurance Corporation(4)	5,587	Not rated
National Union Fire Insurance Company of Pittsburg, PA.	4,512	A++
Swiss Reinsurance Company	1,978	A++
Allstate Insurance Company	1,683	A+
Various Syndicates of Lloyd's of London	1,301	A-
Everest Reinsurance Company	1,051	A+
Seaton Insurance Company(5)	1,029	Not rated
National Reinsurance Corporation(6)	988	Not rated
Continental Reinsurance Corporation	837	A
Renaissance Reinsurance Ltd	788	A+
All Others (81 reinsurers)	2,724

Total	$238,264

(1)	A.M. Best, in assigning ratings, is primarily concerned with the ability of insurance and reinsurance companies to pay the claims of policyholders. In the A.M. Best ratings scheme, ratings of B+ to A++ are considered "Secure" and ratings of B and below are considered "Vulnerable."
(2)	Reinsurance recoverable from Inter-Ocean Reinsurance Company is fully secured by a trust account.
(3)	Amount shown is gross of the impairment provision. See discussion above regarding Reliance.
(4)
As reported by A.M. Best in Best's Insurance Reports—Property Casualty, US 2003 Edition ("Best's Report"), at December 31, 2002, Trenwick America Reinsurance Corporation ("Trenwick") had statutory total admitted assets of $1.1 billion and policyholders' surplus of $125.9 million. A trust account with a balance of $2.4 million at December 31, 2003 provides security for amounts recoverable for unpaid losses from Trenwick.
(5)
As reported in Best's Report, at December 31, 2002, Seaton Insurance Company ("Seaton") had statutory total admitted assets of $63.5 million and policyholders' surplus of $53.0 million. All of Seaton's liabilities associated with its discontinued assumed reinsurance operations are reinsured by other companies, including Syndicates of Lloyd's of London (A-), Unigard Insurance Company (A), Allstate Insurance Company (A+), Philadelphia Re (not rated) and National Indemnity Company (A++).

(6)
National Reinsurance Corporation is a subsidiary of General Re. Corporation (a wholly-owned subsidiary of Berkshire Hathaway, Inc.). As reported in Best's Report, at December 31, 2002, statutory total admitted assets of National Reinsurance Corporation were $1.1 billion and policyholders' surplus was $655.8 million.

  Intercompany reinsurance pooling agreement

        Zenith's insurance subsidiaries are parties to an intercompany pooling agreement. Under such agreement, the results of underwriting operations are ceded (the risks are transferred) to Zenith Insurance and are then reapportioned, or retro-ceded (the risks are transferred back), to the companies party to the agreement. At December 31, 2003, the proportions of the pooling agreement were as follows: Zenith Insurance—97.5%; ZNAT Insurance—2.0%; and Zenith Star—0.5%. Transactions pursuant to the pooling agreement are eliminated on consolidation and have no impact on Zenith's consolidated financial statements.

Marketing and Staff

        The business in the workers' compensation operations is produced by approximately 1,600 independent licensed insurance agents and brokers throughout California, Florida, Texas, North Carolina and other states in which Zenith conducts its business. Zenith's assumed reinsurance premiums are generated nationally by brokers and reinsurance intermediaries.

        Applications for insurance and reinsurance submitted by all agents and brokers are evaluated by professional underwriters based upon numerous factors, including underwriting criteria and standards, geographic areas of underwriting concentration, actuarial judgments of rate adequacy, economic considerations and review of known data on the particular risk. We retain all authority over underwriting, claims processing, safety engineering and auditing and do not delegate any such authority to our agents or brokers.

Competition

        Competition in the insurance business is based upon price, product design and quality of service. The insurance industry is highly competitive and there is significant competition in the national workers' compensation industry which, at times, is intense. Zenith competes not only with other stock companies, but with mutual companies and other underwriting organizations such as the State Compensation Insurance Fund in California. Recent regulatory action has mitigated the competitive behavior of the State Compensation Insurance Fund in California. Competition also exists with self-insurers and captive insurers. Many companies in competition with us have been in business for a much longer time, have a larger volume of business, are more widely known, and/or possess substantially greater financial resources.

Regulation

        The insurance business is subject to state-by-state regulation and legislation focused on solvency, pricing, market conduct, claims practices, underwriting, accounting, investment criteria and other areas. Such regulation and legislation is subject to continual change and compliance is an inherent risk of the business.

  State Departments of Insurance

        Insurance companies are subject to regulation and supervision by the department of insurance in the state in which they are domiciled and, to a lesser extent, other states in which they conduct business. Our insurance subsidiaries are primarily subject to regulation and supervision by the

California Department of Insurance, except for Zenith Star, which is primarily subject to regulation and supervision by the Texas Department of Insurance. These state agencies have broad regulatory, supervisory and administrative powers, including, among other things, the power to: grant and revoke licenses to transact business; license agents; set the standards of solvency to be met and maintained; determine the nature of, and limitations on, investments and dividends; approve policy forms and rates in some states; periodically examine financial statements; determine the form and content of required financial statements; and periodically examine market conduct.

        Detailed annual and quarterly financial statements and other reports are required to be filed with the departments of insurance of the states in which we are licensed to transact business. The financial statements of our insurance subsidiaries are subject to periodic examination by the California and Texas Departments of Insurance. In 2003, the California Department of Insurance completed an examination of Zenith Insurance and ZNAT Insurance as of December 31, 2001 and the Report of Examination contained no material findings. In 2003, the Texas Department of Insurance completed an examination of Zenith Star as of December 31, 2001, and the Report of Examination contained no material findings.

  The National Association of Insurance Commissioners

        The National Association of Insurance Commissioners (the "NAIC") is a group formed by state Insurance Commissioners to discuss issues and formulate policy with respect to regulation, reporting and accounting of insurance companies. Although the NAIC has no legislative authority and insurance companies are at all times subject to the laws of their respective domiciliary states and, to a lesser extent, other states in which they conduct business, the NAIC is influential in determining the form in which such laws are enacted. Model Insurance Laws, Regulations and Guidelines (the "Model Laws") have been promulgated by the NAIC as a minimum standard by which state regulatory systems and regulations are measured. Adoption of state laws which provide for substantially similar regulations to those described in the Model Laws is a requirement for accreditation by the NAIC. The NAIC provides authoritative guidance to insurance regulators on current statutory accounting issues by promulgating and updating a codified set of statutory accounting principles in its Accounting Practices and Procedures Manual. The California and Texas Departments of Insurance have adopted these codified statutory accounting principles.

        Under NAIC Model Laws, insurers are required to maintain minimum levels of capital based on their investments and operations. These "risk-based capital" ("RBC") requirements provide a standard by which regulators can assess the adequacy of an insurance company's capital and surplus relative to its operations. An insurance company must maintain capital and surplus of at least 200% of the RBC computed by the NAIC's RBC model (known as the "Authorized Control Level" of RBC). At December 31, 2003, the capital and surplus of Zenith Insurance was 330% of the Authorized Control Level of RBC.

        The NAIC Insurance Regulatory Information System ("IRIS") key financial ratios, developed to assist insurance departments in overseeing the financial condition of insurance companies, are reviewed by experienced financial examiners of the NAIC and state insurance departments to select those companies that merit highest priority in the allocation of the regulators' resources. The 2003 IRIS results for Zenith Insurance showed four results outside the "normal" range for such ratios, as such range is determined by the NAIC. These results were attributable to the growth in workers' compensation premiums in 2003 compared to 2002, historically low yields of fixed maturity securities in 2003 and adverse development recorded in our workers' compensation loss reserve estimates in the last two years.

  Insurance Holding Company System Regulatory Act

        Zenith's insurance operations are subject to the California and Texas Insurance Holding Company System Regulatory Acts ("Holding Company Acts") which contain certain reporting requirements, including the requirement that such subsidiaries file information relating to capital structure, ownership, financial condition and general business operation. The Holding Company Acts also limit dividend payments and material transactions by Zenith's insurance operations. See Item 5 of Zenith's Annual Report on Form 10-K/A for the year ended December 31, 2003, for a discussion of dividend restrictions related to the Holding Company Acts.

Properties

        Zenith Insurance owns a 130,000 square foot office facility in Woodland Hills, California which is the corporate home office of Zenith National and its subsidiaries. Zenith Insurance also owns a 120,000 square foot branch office facility in Sarasota, Florida. In the regular conduct of business, Zenith Insurance leases offices in various cities. See the notes to the consolidated financial statements incorporated by reference herein. Zenith considers its owned and leased facilities to be adequate for the needs of the organization.

Legal Proceedings

        Zenith National and its subsidiaries are defendants in various litigation. In the opinion of management, after consultation with legal counsel, such litigation is either without merit or the ultimate liability, if any, is not expected to have a material adverse effect on the consolidated financial condition, results of operations or cash flows of Zenith.

SELLING STOCKHOLDERS

        The following table sets forth certain information as of July 20, 2004 regarding the ownership of our common stock by certain subsidiaries of Fairfax, including the selling stockholders. There were 19,278,334 shares of our common stock outstanding as of July 20, 2004.

	Share Owned Prior to the Offering(1)(2)			Shares Owned After the Offering(1)(2)
Name and Address of Stockholder			Number of Shares Offered in the Offering(2)
	Number	Percentage		Number	Percentage
TIG Insurance Company 5205 North O'Connor Boulevard Irving, Texas 75309	2,966,449	15.4%	2,966,449	—	—
Clearwater Insurance Company ("Clearwater") 300 First Stamford Place Stamford, Connecticut 06902	1,150,000	6.0%	66,776	1,083,224	5.6%
United States Fire Insurance Company ("U.S. Fire") 305 Madison Avenue Morristown, New Jersey 07962	3,287,222	17.1%	46,775	3,240,447	16.8%
The North River Insurance Company 305 Madison Avenue Morristown, New Jersey 07962	20,000	0.1%	20,000	—	—
Other Fairfax subsidiaries	397,874	2.1%	—	397,874	2.1%

(1)
Does not include shares of common stock issuable upon conversion of Convertible Notes held by Odyssey America, a Fairfax subsidiary. As of the date hereof, Convertible Notes held by Odyssey America are convertible into 1,200,000 shares of our common stock.

(2)
Assumes the underwriters do not exercise their over-allotment option. If the underwriters exercise their over-allotment option, each of Clearwater and U.S. Fire may sell up to 200,000 additional shares to the underwriters to cover over-allotments.

        In June 1999, Fairfax, which together with its affiliates (including the selling stockholders named herein) holds approximately 41% of our common stock as of the date hereof (not including shares issuable upon conversion of Convertible Notes held by such companies), entered into a standstill agreement with us that provides, in general, that neither Fairfax nor any of its affiliates will, without the prior written consent of our board of directors, acquire any of our securities or otherwise seek to acquire control of us. The agreement is in effect until the earlier of December 31, 2006 and the date on which Stanley R. Zax is no longer our full-time Chairman of the Board and President. In addition, in March 2002, Fairfax granted to a trustee a proxy to vote all of the shares of our common stock held by Fairfax and its subsidiaries. The proxy provides that the trustee shall vote all such shares in proportion to the voting of all other Zenith stockholders, except in the event of a proxy contest that is not supported by management and that occurs prior to the earlier of December 31, 2006 and the date on which Stanley R. Zax is no longer our full-time Chairman and President. If such a hostile proxy contest were to occur, the shares shall be voted as recommended by management. Fairfax controls each of the selling stockholders named herein.

        In December 2001, Zenith Insurance and its insurance subsidiaries entered into a ten percent quota share ceded reinsurance agreement with Odyssey America relating to all new and renewal business written by Zenith Insurance and its insurance subsidiaries for three years commencing

January 1, 2002. Fairfax owns approximately eighty-one percent of the outstanding shares of common stock of Odyssey Re. Odyssey America is a wholly-owned subsidiary of Odyssey Re.

        In the ordinary and normal course of our investment activities, we may purchase securities of Fairfax and its affiliates on terms available to institutional investors if such securities meet our investment criteria. Purchases and sales of securities issued by Fairfax or its affiliates are evaluated and treated by us as customary investment portfolio transactions.

        None of our directors or executive officers will participate in this offering as a selling stockholder. Furthermore, we and our executive officers have entered into lock-up agreements with the underwriters. Under these agreements, subject to exceptions, we may not issue any new shares of common stock and may not, directly or indirectly, offer, sell, contract to sell, pledge or otherwise dispose of or hedge any common stock or securities convertible into or exchangeable for shares of common stock, or publicly announce the intention to do any of the foregoing, without the prior written consent of Banc of America Securities LLC for a period of 90 days from the date of this prospectus. In addition, each of Fairfax (with respect to the stock held by its subsidiaries), Odyssey Re and the selling stockholders have agreed not to dispose of any common stock without the consent of Banc of America Securities LLC for a period of 180 days from the date of this prospectus. This consent may be given at any time without public notice.

        We have been informed by Fairfax that it has no current intention of effecting the sale of any of the remaining shares of common stock owned by its subsidiaries following the conclusion of this offering. However, Fairfax will continue to review various factors related to its investment in Zenith, including the price and availability of the securities of Zenith, subsequent developments affecting Zenith's business, other investment and business opportunities available to Fairfax, and general stock market and economic conditions. Based upon these and other factors, Fairfax may decide to purchase additional securities of Zenith or may decide in the future to effect the sale of all or part of its investment in Zenith.

UNDERWRITING

        The selling stockholders, which are subsidiaries of Fairfax, are offering the shares of common stock described in this prospectus through a number of underwriters. Banc of America Securities LLC is the representative of the underwriters. We and the selling stockholders have entered into an underwriting agreement with the representative. Subject to the terms and conditions of the underwriting agreement, the selling stockholders will sell to the underwriters, and each of the underwriters has severally agreed to purchase, the number of shares of common stock listed next to its name in the following table:

Underwriter	Number of Shares
Banc of America Securities LLC
J.P. Morgan Securities Inc.
Lehman Brothers Inc.
Dowling & Partners Securities, L.L.C.
Ferris, Baker Watts, Incorporated

Total	3,100,000

        The underwriting agreement is subject to a number of terms and conditions and provides that the underwriters must buy all of the shares if they buy any of them. The underwriters will sell the shares to the public when and if the underwriters buy the shares from the selling stockholders.

        We have entered into a Registration and Indemnification Agreement with Fairfax. Pursuant to the agreement, we have agreed to prepare and file a registration statement for this offering, and Fairfax has agreed to reimburse us for certain fees and expenses related thereto. In addition, we and Fairfax have agreed to indemnify each other against some liabilities, including liabilities under the Securities Act.

        The underwriters initially will offer the shares to the public at the price specified on the cover page of this prospectus. The underwriters may allow a concession of not more than $                  per share to selected dealers. The underwriters may also allow, and those dealers may re-allow, a concession of not more than $                  per share to some other dealers. If all the shares are not sold at the public offering price, the underwriters may change the public offering price and the other selling terms. The common stock is offered subject to a number of conditions, including:

  •
  receipt and acceptance of the common stock by the underwriters; and

  •
  the underwriters' right to reject orders in whole or in part.

        Each of Clearwater and U.S. Fire have granted the underwriters an over-allotment option to buy up to 200,000 additional shares of our common stock at the same price per share as they are paying for the shares shown in the table above. These additional shares would cover sales of shares by the underwriters which exceed the total number of shares shown in the table above. The underwriters may exercise this option at any time within 30 days after the date of this prospectus. To the extent that the underwriters exercise this option, each underwriter will purchase additional shares from the selling stockholder in approximately the same proportion as it purchased the shares shown in the table above. If purchased, the additional shares will be sold by the underwriters on the same terms as those on which the other shares are sold. Clearwater and U.S. Fire will pay the expenses associated with the exercise of this option.

        The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters by the selling stockholders. These amounts are shown assuming no exercise and full exercise of the underwriters' option to purchase additional shares.

	No Exercise	Full Exercise
Per Share	$	$
Total	$	$

        We estimate that the expenses of the offering to be paid by Fairfax and the selling stockholders, not including underwriting discounts and commissions, will be approximately $                  . The underwriters have agreed to reimburse the selling stockholders with respect to certain expenses in connection with this offering.

        Our common stock is listed on the New York Stock Exchange, under the symbol "ZNT."

        In connection with this offering, the underwriters may engage in activities that stabilize, maintain or otherwise affect the price of our common stock, including:

  •
  stabilizing transactions;

  •
  short sales; and

  •
  syndicated covering transactions.

        Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of our common stock while this offering is in progress. Stabilizing transactions may include making short sales of our common stock, which involves the sale by the underwriters of a greater number of shares of common stock than they are required to purchase in this offering, and purchasing shares of common stock from Clearwater and U.S. Fire or on the open market to cover positions created by short sales. Short sales may be "covered" shorts, which are short positions in an amount not greater than the underwriters' over-allotment option referred to above, or may be "naked" shorts, which are short positions in excess of that amount. Syndicate covering transactions involve purchases of our common stock in the open market after the distribution has been completed in order to cover syndicate short positions.

        The underwriters may close out any covered short position either by exercising their over-allotment option, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market compared to the price at which the underwriters may purchase shares through the over-allotment option.

        A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market that could adversely affect investors who purchased in this offering. To the extent that the underwriters create a naked short position, they will purchase shares in the open market to cover the position.

        These activities may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result of these activities, the price of our common stock may be higher than the price that otherwise might exist in the open market. If the underwriters commence the activities, they may discontinue them at any time. The underwriters may carry out these transactions on the New York Stock Exchange, in the over-the-counter market or otherwise.

        We and our executive officers have entered into lock-up agreements with the underwriters. Under these agreements, subject to exceptions, we may not issue any new shares of common stock, and our executive officers and the selling stockholders may not, directly or indirectly, offer, sell, contract to sell, pledge or otherwise dispose of or hedge any common stock or securities convertible into or exchangeable for shares of common stock, or publicly announce the intention to do any of the foregoing, without the prior written consent of Banc of America Securities LLC for a period of 90 days from the date of this prospectus. Each of Fairfax (with respect to the stock held by its subsidiaries), Odyssey Re and the selling stockholders have agreed not to dispose of any common stock without the consent of Banc of America Securities LLC for a period of 180 days from the date of this prospectus. In addition, during this 90-day period, we have also agreed not to file any registration statement for any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock without the prior written consent of Banc of America Securities LLC. This consent may be given at any time without public notice.

        We and Fairfax will indemnify the underwriters against some liabilities, including liabilities under the Securities Act. If we or Fairfax are unable to provide this indemnification, we and Fairfax will contribute to payments the underwriters may be required to make in respect of those liabilities.

        The underwriters and their affiliates have provided, and may in the future provide, various investment banking, commercial banking and other financial services for us for which services they have received, and may in the future receive, customary fees. An affiliate of Banc of America Securities LLC is our lender under a $30.0 million revolving line of credit.

UNITED STATES FEDERAL INCOME TAX CONSEQUENCES
TO NON-U.S. HOLDERS

        The following is a discussion of the United States federal income tax consequences of an investment in our common stock by a holder that, for United States federal income tax purposes, is not a "United States person" as defined below (a "Non-U.S. Holder"). This discussion is based upon existing United States federal income tax law, which is subject to differing interpretations or change, possibly with retroactive effect. This discussion does not address all aspects of United States federal income taxation which may be important to particular investors in light of their individual investment circumstances, such as common stock held by investors subject to special tax rules (e.g., financial institutions, insurance companies, broker-dealers, foreign tax-exempt organizations (including private foundations)) and foreign partnerships or to persons that will hold the common stock as part of a straddle, hedge, conversion, constructive sale, or other integrated security transaction for United States federal income tax purposes, all of whom may be subject to tax rules that differ significantly from those summarized below. In addition, this discussion does not discuss any state, local, or foreign tax considerations. This discussion assumes that an investor will hold his common stock as a "capital asset" (generally, property held for investment) under the Internal Revenue Code of 1986. Each prospective investor is urged to consult his tax advisor regarding the United States federal, state, local and foreign income and other tax considerations of an investment in our common stock.

        For purposes of this discussion, a "United States person" is, for United States federal income tax purposes, (i) an individual who is a citizen or resident of the United States, (ii) a corporation, partnership, or limited liability company created in, or organized under the law of, the United States or any State or political subdivision thereof, (iii) an estate the income of which is includible in gross income for United States federal income tax purposes regardless of its source, and (iv) a trust (A) the administration of which is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust or (B) that was in existence on August 20, 1996, was treated as a United States person on the previous day, and elected to continue to be so treated.

Dividends

        Dividends paid to a Non-U.S. Holder will generally be subject to withholding of United States federal income tax at the rate of 30%. A Non-U.S. Holder is urged to consult any applicable income tax treaties that may provide for a reduction in, or exemption from, withholding taxes. A Non-U.S. Holder may be required to provide a completed Internal Revenue Service ("IRS") Form W-8BEN or other certification in order to claim a treaty benefit. A Non-U.S. Holder who receives dividends that are effectively connected with the conduct of a United States trade or business by the Non-U.S. Holder is subject to special United States federal income tax rules and is urged to consult his tax advisor.

Sale or Other Disposition of Common Stock

        Upon a sale or other disposition of our common stock, a Non-U.S. Holder will generally not be subject to United States federal income tax unless (i) such gain is effectively connected with the conduct of a trade or business in the United States by the Non-U.S. Holder or (ii) the Non-U.S. Holder is an individual who is present in the United States for 183 or more days during the taxable year of sale an certain other conditions are met.

Backup Withholding and Information Reporting

        In general, backup withholding will not apply to dividends on our common stock paid by us or our paying agent to a Non-U.S. Holder if the holder has provided a completed IRS Form W-8BEN or other certification that it is a Non-U.S. Holder and neither we nor our paying agents have actual knowledge or reason to know otherwise. Generally, we must provide to the IRS information regarding the amount of dividends paid, the name and the address of the recipient, and the amount, if any, of tax withheld. This information reporting requirement will apply even if no tax was required to be withheld.

        In general, backup withholding and information reporting will not apply to proceeds derived from the disposition of common stock paid to a Non-U.S. Holder if the holder has provided a completed IRS Form W-8BEN or other certification that such holder is a Non-U.S. Holder and neither we nor our paying agent have actual knowledge or reason to know otherwise. Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder may be refunded, or credited against the holder's United States federal income tax liability, if any, provided that certain required information is provided to the IRS.

LEGAL MATTERS

        Certain legal matters regarding the common stock have been passed upon for Zenith by Skadden, Arps, Slate, Meagher & Flom LLP (and affiliated partnerships), Los Angeles, California. Certain legal matters will be passed upon for the underwriters by LeBoeuf, Lamb, Greene & MacRae, L.L.P., a limited liability partnership including professional corporations, New York, New York. LeBoeuf, Lamb, Greene & MacRae, L.L.P. from time to time renders legal advice to Zenith and the selling stockholders.

EXPERTS

        The financial statements incorporated in this prospectus by reference to the annual report on Form 10-K/A for the year ended December 31, 2003 have been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm, whose report thereon is also incorporated by reference. Such financial statements have been so incorporated by reference in reliance on the report of such independent registered public accounting firm given on the authority of such firm as experts in auditing and accounting.

ZENITH NATIONAL INSURANCE CORP. AND SUBSIDIARIES

INDEX TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Page
Unaudited Consolidated Financial Statements of Zenith National Insurance Corp. and Subsidiaries for the six months ended June 30, 2004 and 2003:
Consolidated Balance Sheets as of June 30, 2004 and December 31, 2003	F-2
Consolidated Statements of Operations for the three months ended June 30, 2004 and June 30, 2003 and the six months ended June 30, 2004 and June 30, 2003	F-3
Consolidated Statements of Cash Flows for the six months ended June 30, 2004 and June 30, 2003	F-4
Consolidated Statements of Stockholders' Equity for the three months ended June 30, 2004 and June 30, 2003 and the six months ended June 30, 2004 and June 30, 2003	F-6
Notes to Consolidated Financial Statements	F-7

ZENITH NATIONAL INSURANCE CORP. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

(Dollars and shares in thousands)	June 30, 2004	December 31, 2003
	(Unaudited)
Assets:
Investments:
Fixed maturity investments:
At amortized cost (fair value $118,049 in 2004 and $124,778 in 2003)	$118,703	$122,966
At fair value (amortized cost $993,796 in 2004 and $930,876 in 2003)	997,152	956,584
Equity securities, at fair value (cost $52,981 in 2004 and $44,452 in 2003)	78,831	62,961
Mortgage loans (at unpaid principal balances)	16,406	39,123
Short-term investments (at cost or amortized cost, which approximates fair value)	402,032	285,760
Investment in Advent Capital (Holdings) PLC	28,642	25,188
Other investments	33,460	37,912

Total investments	1,675,226	1,530,494
Cash	5,003	8,006
Accrued investment income	12,790	13,119
Premiums receivable, less bad debt allowance of $480 in 2004 and $578 in 2003	71,275	70,044
Receivable from reinsurers and state trust funds for paid and unpaid losses and prepaid reinsurance premiums	301,585	269,530
Deferred policy acquisition costs	15,266	11,922
Deferred tax assets	41,927	28,022
Goodwill	20,985	20,985
Other assets	69,133	71,582

Total assets	$2,213,190	$2,023,704

Liabilities:
Policy liabilities and accruals:
Unpaid loss and loss adjustment expenses	$1,354,198	$1,220,749
Unearned premiums	153,587	111,250
Policyholders' dividends accrued	4,190	3,033
Convertible senior notes payable, less unamortized issue costs of $4,263 in 2004 and $4,564 in 2003	120,732	120,436
Redeemable securities, less unamortized issue costs of $1,062 in 2004 and $1,231 in 2003	57,938	65,769
Current income tax payable	6,074	14,062
Other liabilities	95,979	105,159

Total liabilities	1,792,698	1,640,458

Commitments and contingent liabilities (Note 6)
Stockholders' equity:
Preferred stock, $1 par, 1,000 shares authorized; none issued or outstanding in 2004 and 2003	—	—
Common stock, $1 par, 50,000 shares authorized; issued 26,417 in 2004 and 25,928 in 2003, outstanding 19,278 in 2004 and 18,910 in 2003	26,417	25,928
Additional paid-in capital	315,380	300,448
Retained earnings	196,353	157,191
Unearned compensation (Note 2)	(3,116)	—
Accumulated other comprehensive income	22,348	31,821

	557,382	515,388
Treasury stock, at cost (7,139 shares in 2004 and 7,018 shares in 2003)	(136,890)	(132,142)

Total stockholders' equity	420,492	383,246

Total liabilities and stockholders' equity	$2,213,190	$2,023,704

The accompanying notes are an integral part of these financial statements.

ZENITH NATIONAL INSURANCE CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
(Dollars in thousands, except per share data)
	2004	2003	2004	2003
Revenues:
Premiums earned	$231,917	$185,457	$456,630	$358,861
Net investment income	14,041	14,366	28,916	26,933
Realized gains on investments	1,863	11,207	5,672	11,923

Total revenues	247,821	211,030	491,218	397,717
Expenses:
Loss and loss adjustment expenses incurred	151,079	132,277	301,349	253,938
Policy acquisition costs	29,231	25,900	58,203	52,263
Underwriting and other operating expenses	26,805	21,749	51,070	42,250
Policyholders' dividends	1,544	756	2,501	925
Interest expense	3,283	3,465	6,467	5,446

Total expenses	211,942	184,147	419,590	354,822
Income before tax and equity in earnings of investee	35,879	26,883	71,628	42,895
Income tax expense	12,145	9,271	24,494	14,941

Income after tax and before equity in earnings of investee	23,734	17,612	47,134	27,954
Equity in earnings of investee, net of income tax expense	1,066	788	2,766	2,146

Net income	$24,800	$18,400	$49,900	$30,100

Net income per common share:
Basic	$1.29	$0.98	$2.61	$1.60
Diluted	$1.06	$0.97	$2.15	$1.60
Disclosure regarding comprehensive income:
Net income	$24,800	$18,400	$49,900	$30,100
Net increase (decrease) in unrealized appreciation on investments	(22,729)	18,179	(9,736)	19,799
Change in foreign currency translation adjustment	(585)	1,126	263	769

Comprehensive income	$1,486	$37,705	$40,427	$50,668

The accompanying notes are an integral part of these financial statements.

ZENITH NATIONAL INSURANCE CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Six Months Ended June 30,
(Dollars in thousands)
	2004	2003
Cash flows from operating activities:
Premiums collected	$564,415	$412,322
Investment income received	31,494	25,568
Loss and loss adjustment expenses paid	(197,629)	(176,851)
Underwriting and other operating expenses paid	(185,374)	(146,672)
Interest paid	(6,682)	(3,271)
Income taxes paid	(40,377)	(9,702)

Net cash provided by operating activities	165,847	101,394

Cash flows from investing activities:
Purchases of investments:
Fixed maturity securities held-to-maturity	(9,834)	(39,420)
Fixed maturity securities available-for-sale	(707,320)	(643,030)
Equity securities available-for-sale	(58,332)	(32,927)
Other investments	(6,435)	(4,360)
Proceeds from maturities and redemptions of investments:
Fixed maturity securities held-to-maturity	13,925	16,156
Fixed maturity securities available-for-sale	27,113	14,653
Other investments	33,590	8,992
Proceeds from sales of investments:
Fixed maturity securities available-for-sale	618,047	440,750
Equity securities available-for-sale	52,824	26,353
Other investments	1,532	2,210
Net increase in short-term investments	(116,450)	(4,471)
Capital expenditures and other, net	(4,750)	(5,207)

Net cash used in investing activities	(156,090)	(220,301)

Cash flows from financing activities:
Repurchase of redeemable securities	(7,600)
Net proceeds from issuance of convertible senior notes		120,136
Cash advanced from bank lines of credit		46,500
Cash repaid on bank lines of credit		(46,500)
Cash dividends paid to common stockholders	(10,093)	(9,384)
Proceeds from exercise of stock options	4,933	417

Net cash (used in) provided by financing activities	(12,760)	111,169

Net decrease in cash	(3,003)	(7,738)
Cash at beginning of period	8,006	17,452

Cash at end of period	$5,003	$9,714

(continued)

ZENITH NATIONAL INSURANCE CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)
(UNAUDITED)

	Six Months Ended June 30,
(Dollars in thousands)
	2004	2003
Reconciliation of net income to net cash flows provided by operating activities:
Net income	$49,900	$30,100
Adjustments to reconcile net income to net cash flows provided by operating activities:
Net depreciation, amortization and accretion	6,398	4,063
Realized gains on investments	(5,672)	(11,923)
Equity in earnings of investee	(2,766)	(2,146)
(Increase) decrease in:
Accrued investment income	329	(2,246)
Premiums receivable	(4,376)	(15,827)
Receivable from reinsurers and state trust funds on paid and unpaid losses and prepaid reinsurance premiums	(33,410)	(25,766)
Deferred policy acquisition costs	(3,344)	(1,684)
Increase (decrease) in:
Unpaid loss and loss adjustment expenses	133,449	102,710
Unearned premiums	42,337	18,360
Net federal income tax payable	(15,883)	5,239
Other	(1,115)	514

Net cash provided by operating activities	$165,847	$101,394

The accompanying notes are an integral part of these financial statements.

ZENITH NATIONAL INSURANCE CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
(UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
(Dollars in thousands)
	2004	2003	2004	2003
Preferred stock, $1 par:
Beginning of period	none	none	none	none

End of period	none	none	none	none

Common stock, $1 par:
Beginning of period	$26,277	$25,786	$25,928	$25,786
Exercise of stock options	67	18	416	18
Restricted stock awards (Note 2)	73		73

End of period	26,417	25,804	26,417	25,804

Additional paid-in capital:
Beginning of period	309,988	296,989	300,448	296,974
Exercise of stock options	1,696	399	9,265	399
Tax benefit on options exercised	451	35	2,402	35
Recognition of stock-based compensation on stock options	15	15	30	30
Conversion of convertible senior notes			5
Restricted stock awards (Note 2)	3,230		3,230

End of period	315,380	297,438	315,380	297,438

Retained earnings:
Beginning of period	176,974	116,019	157,191	109,008
Net income	24,800	18,400	49,900	30,100
Cash dividends declared to common stockholders	(5,421)	(4,692)	(10,738)	(9,381)

End of period	196,353	129,727	196,353	129,727

Accumulated other comprehensive income:
Beginning of period	45,662	18,661	31,821	17,398
Net change in unrealized appreciation on investments, net of deferred tax expense and reclassification adjustment	(22,729)	18,179	(9,736)	19,799
Change in foreign currency translation adjustment, net of deferred tax expense	(585)	1,126	263	769

End of period	22,348	37,966	22,348	37,966

Treasury stock:
Beginning of period	(136,890)	(132,142)	(132,142)	(132,142)
Acquisition of treasury shares			(4,748)

End of period	(136,890)	(132,142)	(136,890)	(132,142)

Unearned compensation (Note 2):
Beginning of period
Restricted stock awards	(3,230)		(3,230)
Amortization to compensation expense	114		114

End of period	(3,116)		(3,116)

Total stockholders' equity	$420,492	$358,793	$420,492	$358,793

Cash dividends declared per common share:	$0.28	$0.25	$0.56	$0.50

The accompanying notes are an integral part of these financial statements.

ZENITH NATIONAL INSURANCE CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

Note 1. Basis of Presentation

        Zenith National Insurance Corp. ("Zenith National") is a holding company engaged, through its wholly-owned subsidiaries (primarily Zenith Insurance Company ("Zenith Insurance")), in the property and casualty insurance business. Unless otherwise indicated, all references to "Zenith," "we," "us," "our," the "Company" or similar terms refer to Zenith National together with its subsidiaries. The accompanying unaudited, consolidated financial statements of Zenith National and subsidiaries have been prepared in accordance with accounting principles generally accepted in the United States of America ("GAAP") for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X of the Securities Exchange Act of 1934, as amended. Accordingly, they do not include all of the information and notes required by GAAP for complete financial statements. In the opinion of management, all adjustments (consisting of normal, recurring adjustments) necessary for a fair statement of the financial position and results of operations of Zenith for the periods presented have been included. The results of operations for an interim period are not necessarily indicative of the results for an entire year. For further information, refer to the financial statements and notes thereto included in the Zenith National Insurance Corp. Annual Report on Form 10-K/A for the year ended December 31, 2003. Certain cash flow items in prior periods have been reclassified to conform to the 2004 presentation.

Note 2. Accounting for Employee Stock Options and Restricted Stock Awards

Employee Stock Options.

        Effective in the fourth quarter of 2002, Zenith began to expense the cost of employee stock options using the fair value based method of recording stock options in accordance with Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation" and accounted for the change in accounting principle using the prospective method in accordance with SFAS No. 148, "Accounting for Stock-Based Compensation—Transition and Disclosure." Under the prospective method, all employee stock option grants beginning with January 2002 are being expensed over the stock option vesting period based on the fair value at the date the options were granted. Prior to the fourth quarter of 2002, Zenith applied the provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB No. 25") in accounting for stock options issued prior to January 2002. Under the intrinsic value method of APB No. 25, Zenith had not been required to recognize compensation expense for stock option grants.

Restricted Stock Awards.

        Under a Restricted Stock plan approved by our stockholders in May 2004, key employees are awarded shares of Zenith National common stock with restricted ownership rights. Of the shares subject to the award, 50% vest two years from the grant date. The remaining 50% of the shares vest four years from the grant date.

        On May 26, 2004, we granted 73,000 restricted stock awards with a fair value of $45.25 per share, based upon the closing price of Zenith National common stock on the grant date. In connection with the restricted stock awards, stockholders' equity was increased when we recorded $3.2 million of additional paid-in capital and reduced by $3.2 million of unearned compensation. The unearned compensation represents the fair value of the restricted stock awards on the grant date and is being amortized to compensation expense over the vesting period of the awards. Compensation expense recognized in the second quarter of 2004 was $0.1 million after tax. Any forfeitures of the awards will be accounted for as they occur.

Effect of stock-based employee compensation

        The following table sets forth the effect of all stock-based employee compensation included in net income and the pro forma effect of all stock-based employee compensation if the fair value of stock options accounted for under the intrinsic value method of APB No. 25 were included in net income:

	Three Months Ended June 30,		Six Months Ended June 30,
(Dollars in thousands, except per share data)
	2004	2003	2004	2003
Net income as reported	$24,800	$18,400	$49,900	$30,100
Stock-based employee compensation expense included in reported net income, net of income tax benefit (1)	145	10	155	20
Total stock-based employee compensation expense determined under fair value method for all awards, net of income tax benefit	(179)	(80)	(241)	(160)

Pro forma net income	$24,766	$18,330	$49,814	$29,960

Net income per share—basic
Net income per share as reported	$1.29	$0.98	$2.61	$1.60
Net income per share—pro forma	1.29	0.98	2.61	1.60

Net income per share—diluted
Net income per share as reported	$1.06	$0.97	$2.15	$1.60
Net income per share—pro forma	1.06	0.97	2.15	1.59

(1)
Represents compensation expense on all restricted stock awards and on stock option awards granted after January 1, 2002.

Note 3. Earnings and Dividends Per Share

        The following table sets forth the computation of basic and diluted net income per common share:

		Three Months Ended June 30,		Six Months Ended June 30,
Dollars and shares in thousands, except per share data)
		2004	2003	2004	2003
(A)	Net income	$24,800	$18,400	$49,900	$30,100
(B)	Interest expense on the Convertible Notes, net of tax	$1,267		$2,532
(C)	Weighted average outstanding shares during the period	19,179	18,778	19,097	18,773
	Common shares issuable under employee stock option plan using the treasury stock method	321	127	290	69
	Common shares issuable under employee restricted stock plan using the treasury stock method	3		3
	Common shares issuable upon conversion of the Convertible Notes	5,000		5,000

(D)	Weighted average number of common shares outstanding assuming exercise of stock options, vesting of restricted stock awards and conversion of Convertible Notes in 2004	24,503	18,905	24,390	18,842

	Net income per common share—
(A)/(C)	Basic	$1.29	$0.98	$2.61	$1.60
((A)+(B))/(D)	Diluted	1.06	0.97	2.15	1.60

	Dividends declared per common share	$0.28	$0.25	$0.56	$0.50

        Holders of our 5.75% Convertible Senior Notes due March 30, 2023 (the "Convertible Notes") had the right to convert their notes into Zenith National common stock, par value $1.00 per share, ("Zenith National common stock") during the first two quarters of 2004 because the contingent conversion condition related to our stock price was met in the fourth quarter of 2003 and the first quarter of 2004. Diluted average outstanding shares in the three and six months ended June 30, 2004 include an additional 5.0 million shares relating to all Convertible Notes that could have been converted during the periods. After tax interest expense related to the Convertible Notes of $1.3 million and $2.5 million for the three and six months ended June 30, 2004, respectively, was added back to net income in computing diluted earnings per share.

        Diluted net income per share in the three and six months ended June 30, 2003 is not comparable because the average shares outstanding for the periods do not include such additional shares. If the Convertible Notes had been convertible in the three and six months ended June 30, 2003, an additional 5.0 million shares would have been included in the computation of diluted shares outstanding for each period, and diluted net income per share would have been $0.82 and $1.32, respectively. After tax interest expense of $1.3 million and $1.4 million would have been added back to net income in the three and six months ended June 30, 2003, respectively, to compute pro forma diluted net income per share.

Note 4. Outstanding Debt

        In March 2004, Zenith National repurchased $8.0 million aggregate liquidation amount of the outstanding 8.55% Capital Securities of Zenith National Insurance Capital Trust I, all of the voting securities of which are owned by Zenith National ("Redeemable Securities"), which resulted in a gain of $0.3 million before tax ($0.2 million after tax) in 2004. The gain has been recorded as a reduction of interest expense in the first quarter of 2004. Zenith National used its available cash balances to fund these purchases.

        The aggregate maturities for all of Zenith's long-term borrowings for each of the five years after December 31, 2003 are as follows:

Maturing in: (Dollars in thousands)	Redeemable Securities	Convertible Notes	Total
2004		$124,995	$124,995
2005
2006
2007
2008
Thereafter	$59,000		59,000

Total	$59,000	$124,995	$183,995

        In March 2004, $5,000 aggregate principal amount of Convertible Notes were converted into 200 shares of Zenith National common stock at the election of certain holders thereof.

        The maturity of the outstanding Convertible Notes is presented as being due in 2004 because the holders of our Convertible Notes have the right to convert their notes into our common stock during the third quarter of 2004 since the contingent conversion condition relative to our stock price was met as of the end of the second quarter of 2004. If any holder requires Zenith National to repurchase its Convertible Notes, Zenith National may choose to pay the repurchase price in cash or shares of its common stock or a combination of cash and shares of its common stock. Whether the notes will be convertible after September 30, 2004 will depend upon the occurrence of events specified in the indenture governing the Convertible Notes, including the sale price of our common stock. If the Convertible Notes are not converted or redeemed, their scheduled maturity is March 2023.

Note 5. Segment Information

        Our business is comprised of the following segments: Investments; Workers' Compensation; Reinsurance; and Parent. Income from operations of the Investments segment includes investment income and realized gains (losses) on investments and we do not allocate investment income to our Workers' Compensation and Reinsurance segments. Income (loss) from operations of the Workers' Compensation and Reinsurance segments is determined solely by deducting from net premiums earned, net losses and loss adjustment expenses incurred and underwriting and other operating expenses incurred. The combined ratio is the sum of net incurred losses and loss adjustment expenses and underwriting and other operating expenses expressed as a percentage of net premiums earned. Loss from operations of the Parent segment includes interest expense and the general operating expenses of Zenith National.

        Segment information is set forth below:

(Dollars in thousands)	Workers' Compensation	Reinsurance	Investments	Parent	Total
Three Months Ended June 30, 2004
Revenues:
Premiums earned	$221,246	$10,671			$231,917
Net investment income			$14,041		14,041
Realized gains on investments			1,863		1,863

Total revenues	221,246	10,671	15,904		247,821

Interest expense				$(3,283)	(3,283)

Income (loss) before tax and equity in earnings of investee	22,134	2,453	15,904	(4,612)	35,879
Income tax expense (benefit)	7,915	859	4,986	(1,615)	12,145

Income (loss) after tax and before equity in earnings of investee	14,219	1,594	10,918	(2,997)	23,734
Equity in earnings of investee, net of tax expense of $575			1,066		1,066

Net income (loss)	$14,219	$1,594	$11,984	$(2,997)	$24,800
Combined ratios	90.0%	77.0%

Six Months Ended June 30, 2004
Revenues:
Premiums earned	$434,432	$22,198			$456,630
Net investment income			$28,916		28,916
Realized gains on investments			5,672		5,672

Total revenues	434,432	22,198	34,588		491,218

Interest expense				$(6,467)	(6,467)

Income (loss) before tax and equity in earnings of investee	41,938	4,492	34,588	(9,390)	71,628
Income tax expense (benefit)	15,127	1,572	11,082	(3,287)	24,494

Income (loss) after tax and before equity in earnings of investee	26,811	2,920	23,506	(6,103)	47,134
Equity in earnings of investee, net of tax expense of $1,490			2,766		2,766

Net income (loss)	$26,811	$2,920	$26,272	$(6,103)	$49,900

Combined ratios	90.3%	79.8%

As of June 30, 2004

Total assets	$487,498	$35,787	$1,680,985	$8,920	$2,213,190

Three Months Ended June 30, 2003
Revenues:
Premiums earned	$170,862	$14,595			$185,457
Net investment income			$14,366		14,366
Realized gains on investments			11,207		11,207

Total revenues	170,862	14,595	25,573		211,030

Interest expense				$(3,465)	(3,465)

Income (loss) before tax and equity in earnings of investee	4,203	1,992	25,573	(4,885)	26,883
Income tax expense (benefit)	1,820	697	8,464	(1,710)	9,271

Income (loss) after tax and before equity in earnings of investee	2,383	1,295	17,109	(3,175)	17,612
Equity in earnings of investee, net of tax expense of $424			788		788

Net income (loss)	$2,383	$1,295	$17,897	$(3,175)	$18,400

Combined ratios	97.5%	86.4%

Six Months Ended June 30, 2003
Revenues:
Premiums earned	$326,886	$31,975			$358,861
Net investment income			$26,933		26,933
Realized gains on investments			11,923		11,923

Total revenues	326,886	31,975	38,856		397,717

Interest expense				$(5,446)	(5,446)
Income (loss) before tax and equity in earnings of investee	8,036	4,388	38,856	(8,385)	42,895
Income tax expense (benefit)	3,422	1,536	12,919	(2,936)	14,941

Income (loss) after tax and before equity in earnings of investee	4,614	2,852	25,937	(5,449)	27,954
Equity in earnings of investee, net of tax expense of $1,156			2,146		2,146

Net income (loss)	$4,614	$2,852	$28,083	$(5,449)	$30,100

Combined ratios	97.5%	86.3%

As of June 30, 2003
Total assets	$469,655	$45,046	$1,382,373	$3,174	$1,900,248

        The following table is a reconciliation of our segment results to our consolidated statements of operations:

	Three Months Ended June 30,		Six Months Ended June 30,
(Dollars in thousands)
	2004	2003	2004	2003
Net investment income	$14,041	$14,366	$28,916	$26,933
Realized gains on investments	1,863	11,207	5,672	11,923

Income from investment operations	15,904	25,573	34,588	38,856
Income (loss) from operations of:
Workers' compensation	22,134	4,203	41,938	8,036
Reinsurance	2,453	1,992	4,492	4,388
Parent	(4,612)	(4,885)	(9,390)	(8,385)

Income before tax and equity in earnings of investee	35,879	26,883	71,628	42,895
Income tax expense	12,145	9,271	24,494	14,941

Income after tax and before equity in earnings of investee	23,734	17,612	47,134	27,954
Equity in earnings of investee, net of tax expense	1,066	788	2,766	2,146

Net income	$24,800	$18,400	$49,900	$30,100

Note 6. Contingent Liabilities

Contingencies Surrounding Reinsurance Receivable from Reliance Insurance Company

        At June 30, 2004 and December 31, 2003, Reliance Insurance Company ("Reliance") owed Zenith Insurance $6.0 million of reinsurance recoverable on paid and unpaid losses in connection with the reinsurance arrangements assumed by Zenith Insurance in its 1996 acquisition of the Associated General Commerce Self-Insurers' Trust Fund.

        In January 2001, Reliance was subject to a Supervision Order by the Pennsylvania Department of Insurance. This is not the same as insolvency. Based on the published 1999 financial statements for Reliance, which showed considerable net worth, we had no reason to conclude that we had an impairment of our reinsurance recoverable at the time of the Supervision Order. On May 29, 2001, the Pennsylvania Department of Insurance issued an Order of Rehabilitation for Reliance. Rehabilitation raises the possibility of compromise with Reliance's creditors. Therefore, we disclosed a contingency in the second quarter of 2001 related to possible impairment of our receivable from Reliance. With no information with which to estimate our impairment (no financial statements were filed by Reliance for 2000), we concluded that we could not determine the outcome of the contingency at that time. On October 3, 2001, the Commonwealth Court of Pennsylvania approved an Order of Liquidation for Reliance, which was experiencing cash flow problems caused by slow reinsurance recoveries. At that time, an estimated balance sheet of Reliance was made available as of December 31, 2000, from which we estimated that we could expect to recover no more than 50% of our receivable. This established a range of outcomes for the amount impaired between $3.0 million and $6.0 million (i.e., we expect to recover an amount between 50% and nothing). We have no information with which to establish an estimate within that range as better than any other and, therefore, we recorded an impairment provision of $3.0 million for our receivable from Reliance. We recorded the provision in the third quarter of 2001, the period for which the information became available to estimate the impairment provision. The impairment provision was $3.0 million at June 30, 2004 and December 31, 2003. The eventual outcome of this matter will be determined by the ultimate amount of Reliance's liabilities and whether or not Reliance has sufficient assets or can obtain recoveries and investment income in an amount sufficient to pay its liabilities. We will revise our impairment provision, if necessary, upon receipt of relevant information.

Contingencies Surrounding State Guarantee Fund Assessments

        State guarantee funds ("Guarantee Funds") exist to ensure that policyholders (holders of direct insurance policies but not of reinsurance policies) receive payment of their claims if insurance companies become insolvent. The Guarantee Funds are funded primarily by statutorily prescribed assessments they bill to other insurance companies doing business in their states. Various mechanisms exist in some of these states for assessed insurance companies to recover these assessments. Upon the insolvency of an insurance company, the Guarantee Funds become primarily liable for the payment of the insolvent company's liabilities to policyholders. The declaration of an insolvency establishes the presumption that assessments by the Guarantee Funds are probable. Zenith writes workers' compensation insurance in many states in which unpaid workers' compensation liabilities are the responsibility of the Guarantee Funds and has received, and expects to continue to receive, Guarantee Fund assessments, some of which may be based on certain of the premiums it has already earned at June 30, 2004.

        Zenith recorded an estimate of $5.0 million (net of expected recoveries of $3.4 million recoverable before the end of 2004) for its expected liability at June 30, 2004 for Guarantee Fund assessments. Recoveries are attributable to premium tax credits in various states. The amount of the recovery we have recorded is limited to credits applicable to, and recoverable from, premiums earned at June 30, 2004. The estimated expense for Guarantee Fund assessments was $1.3 million and $2.5 million in the three and six months ended June 30, 2004, respectively, compared to $1.2 million and $2.4 million in the three and six months ended June 30, 2003, respectively. Our estimated liability is based on currently available information and could change based on additional information or reinterpretation of existing information concerning the actions of the Guarantee Funds. Zenith expects that it will continue to accrue and receive Guarantee Fund assessments; and the ultimate impact of such assessments will depend upon the amount and timing of the assessments and of any recoveries to which Zenith is entitled.

Contingencies Surrounding Recoverability of Special Disability Trust Fund Receivable

        The Florida Special Disability Trust Fund ("SDTF") is a fund established to reimburse insurance companies and employers for the cost of certain workers' compensation claims. The SDTF was established to promote the re-hiring of injured workers by providing a reimbursement for certain qualifying claims made by a previously injured worker subsequent to their re-hiring. These claims are sometimes referred to as "second injuries." We are able to submit such second injury claims to the SDTF and, if the claims are accepted, we are reimbursed for part of the cost of the claim. The SDTF stopped accepting new second injury claims dated after January 1, 1998. Approximately 550 of our Florida claims have been accepted, for which we have recorded a recoverable of $5.7 million, net of amounts due to reinsurers, at June 30, 2004. We bill the SDTF and receive reimbursements as we make payments on accepted claims. The SDTF is funded by assessing a fee of 4.52% of premiums written in Florida, and we accrue the assessment as a liability when we write Florida business. If the legislature in Florida were to decide to cease or suspend the assessment, and thereby the funding of the SDTF, any recoverable that we may have at that time which is related to un-reimbursed claims might be at risk. However, we have no current information to indicate that the SDTF assessment in Florida will not continue. We continue to collect recoveries for second injury claims from the SDTF and although the SDTF is currently about 36 to 42 months behind schedule in reimbursing claims, we expect to fully recover the remaining amount receivable.

Litigation

        Zenith National and its subsidiaries are defendants in various litigation. In the opinion of management, after consultation with legal counsel, such litigation is either without merit or the ultimate liability, if any, is not expected to have a material adverse effect on the consolidated financial condition, results of operations or cash flows of Zenith.

Note 7. Non-Cash Financing Activities

        In March 2004, a Zenith employee exercised his option to purchase from Zenith National 201,000 shares of Zenith National common stock at the exercise price of $23.63 per share, resulting in an aggregate exercise price of $4.7 million. In lieu of cash payment, 121,015 shares of Zenith National common stock valued at $4.7 million previously acquired by the employee were tendered to, and accepted by, Zenith in payment of the aggregate exercise price.

        The exercise of the stock options had no net effect on consolidated stockholders' equity because the increase in treasury stock of $4.7 million for the shares tendered was offset by an increase in common stock of $0.2 million and an increase in additional paid-in capital of $4.5 million for the 201,000 shares issued.

Note 8. Proposed Sale of Zenith National Common Stock by Fairfax Financial Holdings Limited

        In June 2004, at the request of Fairfax Financial Holdings Limited, a Toronto-based financial services holding company ("Fairfax"), Zenith National filed a registration statement with the Securities and Exchange Commission relating to the sale of up to 3.5 million shares of its common stock by certain subsidiaries of Fairfax. As of the date of the filing, Fairfax and its subsidiaries owned approximately 7.8 million shares, or 41% of the total outstanding shares of Zenith National common stock (not including shares issuable upon conversion of the Convertible Notes held by such companies). After the proposed sale, if all of the 3.5 million shares are sold, Fairfax and its subsidiaries would own approximately 22% of the outstanding shares of Zenith National common stock (not including the potential impact of any shares of Zenith National common stock that may be issued in connection with the convertibility of our Convertible Notes held by such companies). Zenith National will not sell any shares in the offering. In addition, in connection with the offering, Fairfax and certain of its subsidiaries will enter into agreements with the underwriters that prohibit Fairfax and its subsidiaries from directly or indirectly transferring any of their shares of Zenith National common stock, other than pursuant to the offering, for a period of 180 days following the date of the final prospectus.

3,100,000 shares

Common Stock

PROSPECTUS

            , 2004

Sole Book-Running Manager

Banc of America Securities LLC

JPMorgan

Lehman Brothers

Dowling & Partners Securities

Ferris, Baker Watts
Incorporated

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.    Other Expenses of Issuance and Distribution

        The following table sets forth the fees and expenses payable by the Registrant in connection with the registration and sale of the securities being registered hereby. All of such fees and expenses, except the SEC registration fee, are estimated.

SEC Registration Fee	$21,533
NASD Filing Fee	$17,496
Accounting Fees and Expenses	$120,000
Legal Fees and Expenses	$200,000
Printing Expenses	$70,000
Miscellaneous	$10,971
Total	$440,000

        The selling stockholders have agreed to reimburse the Registrant for all of the fees and expenses listed above.

Item 15.    Indemnification of Directors and Officers

        Section 145 of the Delaware General Corporation Law authorizes a corporation, subject to the procedures and limitations stated therein, to indemnify its directors, officers, employees and agents against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement reasonably incurred, including liabilities under the Securities Act, provided they act in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, although in the case of proceedings brought by or on behalf of the corporation, indemnification is limited to expenses and is not permitted if the individual is adjudged liable to the corporation, unless the court determines otherwise. The statute provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise. The Registrant's certificate of incorporation and by-laws provide for indemnification of its officers and directors to the fullest extent permitted by Delaware law.

        Section 145 of the Delaware General Corporation Law also authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation against any liability asserted against him or her and incurred by him or her in his or her capacity as a director, officer, employee or agent of the corporation, or arising out of his or her status as a director, officer, employee or agent of the corporation. The Registrant maintains liability insurance covering its directors and officers for claims asserted against them or incurred by them in their capacity as directors and officers, including claims brought under the Securities Act, within the limits and subject to the limitations of the policies.

Item 16.    Exhibits

Exhibit No.	Description
1.1*	Underwriting Agreement.
3.1
Certificate of Incorporation of Zenith National Insurance Corp., dated May 28, 1971. (Incorporated herein by reference to Exhibit 3.1 to Zenith's Quarterly Report on Form 10-Q for the quarter ended June 30, 2000.)
3.2
Certificate of Amendment of Certificate of Incorporation of Zenith National Insurance Corp., dated September 12, 1977. (Incorporated herein by reference to Exhibit 3.2 to Zenith's Quarterly Report on Form 10-Q for the quarter ended June 30, 2000.)
3.3
Certificate of Amendment of Certificate of Incorporation of Zenith National Insurance Corp., dated May 31, 1979. (Incorporated herein by reference to Exhibit 3.3 to Zenith's Quarterly Report on Form 10-Q for the quarter ended June 30, 2000.)
3.4
Certificate of Amendment of Certificate of Incorporation of Zenith National Insurance Corp., dated September 6, 1983. (Incorporated herein by reference to Exhibit 3.4 to Zenith's Quarterly Report on Form 10-Q for the quarter ended June 30, 2000.)
3.5
Certificate of Designation of Zenith National Insurance Corp., dated September 10, 1985. (Incorporated herein by reference to Exhibit 3.5 to Zenith's Quarterly Report on Form 10-Q for the quarter ended June 30, 2000.)
3.6
Certificate of Amendment of Certificate of Incorporation of Zenith National Insurance Corp., dated November 22, 1985. (Incorporated herein by reference to Exhibit 3.6 to Zenith's Quarterly Report on Form 10-Q for the quarter ended June 30, 2000.)
3.7
Certificate of Amendment of Certificate of Incorporation of Zenith National Insurance Corp., dated May 19, 1987. (Incorporated herein by reference to Exhibit 3.7 to Zenith's Quarterly Report on Form 10-Q for the quarter ended June 30, 2000.)
3.8
Certificate of Change of Address of Registered Office and of Registered Agent of Zenith National Insurance Corp., dated October 10, 1989. (Incorporated herein by reference to Exhibit 3.8 to Zenith's Quarterly Report on Form 10-Q for the quarter ended June 30, 2000.)
3.9	By-laws of Zenith National Insurance Corp., as currently in effect. (Incorporated herein by reference to Exhibit 3.9 to Zenith's Quarterly Report on Form 10-Q for the quarter ended June 30, 2002.)
5.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP. (Incorporated herein by reference to Exhibit 5.1 to Zenith's Registration Statement on Form S-3 filed June 16, 2004.)
23.1	Consent of PricewaterhouseCoopers LLP, dated July 21, 2004.
23.2	Consent of Skadden, Arps, Slate, Meagher & Flom LLP. (Incorporated herein by reference to Exhibit 5.1 to Zenith's Registration Statement on Form S-3 filed June 16, 2004.)
24	Power of Attorney. (Incorporated herein by reference to Exhibit 24 to Zenith's Registration Statement on Form S-3 filed June 16, 2004).

*
To be filed by amendment or as an exhibit to a document to be incorporated or deemed to be incorporated by reference in this Registration Statement.

Item 17.    Undertakings

  (A)
  The undersigned registrant hereby undertakes:

  (1)
  That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

  (2)
  That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (B)
  The undersigned registrant hereby undertakes that, for purposes of determining liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (C)
  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in "Item 15—Indemnification of Directors and Officers" above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Woodland Hills, State of California, on this 21st day of July, 2004.

ZENITH NATIONAL INSURANCE CORP.
By:	/s/ STANLEY R. ZAX Stanley R. Zax Chairman of the Board and President

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated, on July 21, 2004.

/s/ STANLEY R. ZAX Stanley R. Zax	Chairman of the Board, President and Director (Principal Executive Officer)
/s/ WILLIAM J. OWEN William J. Owen	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)
* Max M. Kampelman	Director
* Robert J. Miller	Director
* Leon E. Panetta	Director
* Catherine B. Reynolds	Director
* Alan I. Rothenberg	Director
* William S. Sessions	Director
* Gerald Tsai, Jr.	Director
* Michael Wm. Zavis	Director
*By:	/s/ STANLEY R. ZAX Stanley R. Zax	Attorney-in-fact

EXHIBIT INDEX

Exhibit No.	Description
1.1*	Underwriting Agreement.
3.1
Certificate of Incorporation of Zenith National Insurance Corp., dated May 28, 1971. (Incorporated herein by reference to Exhibit 3.1 to Zenith's Quarterly Report on Form 10-Q for the quarter ended June 30, 2000.)
3.2
Certificate of Amendment of Certificate of Incorporation of Zenith National Insurance Corp., dated September 12, 1977. (Incorporated herein by reference to Exhibit 3.2 to Zenith's Quarterly Report on Form 10-Q for the quarter ended June 30, 2000.)
3.3
Certificate of Amendment of Certificate of Incorporation of Zenith National Insurance Corp., dated May 31, 1979. (Incorporated herein by reference to Exhibit 3.3 to Zenith's Quarterly Report on Form 10-Q for the quarter ended June 30, 2000.)
3.4
Certificate of Amendment of Certificate of Incorporation of Zenith National Insurance Corp., dated September 6, 1983. (Incorporated herein by reference to Exhibit 3.4 to Zenith's Quarterly Report on Form 10-Q for the quarter ended June 30, 2000.)
3.5
Certificate of Designation of Zenith National Insurance Corp., dated September 10, 1985. (Incorporated herein by reference to Exhibit 3.5 to Zenith's Quarterly Report on Form 10-Q for the quarter ended June 30, 2000.)
3.6
Certificate of Amendment of Certificate of Incorporation of Zenith National Insurance Corp., dated November 22, 1985. (Incorporated herein by reference to Exhibit 3.6 to Zenith's Quarterly Report on Form 10-Q for the quarter ended June 30, 2000.)
3.7
Certificate of Amendment of Certificate of Incorporation of Zenith National Insurance Corp., dated May 19, 1987. (Incorporated herein by reference to Exhibit 3.7 to Zenith's Quarterly Report on Form 10-Q for the quarter ended June 30, 2000.)
3.8
Certificate of Change of Address of Registered Office and of Registered Agent of Zenith National Insurance Corp., dated October 10, 1989. (Incorporated herein by reference to Exhibit 3.8 to Zenith's Quarterly Report on Form 10-Q for the quarter ended June 30, 2000.)
3.9	By-laws of Zenith National Insurance Corp., as currently in effect. (Incorporated herein by reference to Exhibit 3.9 to Zenith's Quarterly Report on Form 10-Q for the quarter ended June 30, 2002.)
5.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP. (Incorporated herein by reference to Exhibit 5.1 to Zenith's Registration Statement on Form S-3 filed June 16, 2004).
23.1	Consent of PricewaterhouseCoopers LLP, dated July 21, 2004.
23.2	Consent of Skadden, Arps, Slate, Meagher & Flom LLP. (Incorporated herein by reference to Exhibit 5.1 to Zenith's Registration Statement on Form S-3 filed June 16, 2004).
24	Power of Attorney. (Incorporated herein by reference to Exhibit 24 to Zenith's Registration Statement on Form S-3 filed June 16, 2004).

*
To be filed by amendment or as an exhibit to a document to be incorporated or deemed to be incorporated by reference in this Registration Statement.

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TABLE OF CONTENTS
WHERE YOU CAN FIND MORE INFORMATION
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
SUMMARY
ZENITH NATIONAL INSURANCE CORP.
The Offering
Summary Historical Consolidated Financial Data
RISK FACTORS
Risks Related to the Securities
USE OF PROCEEDS
PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY
CAPITALIZATION
MANAGEMENT'S DISCUSSION AND ANALYSIS OF CONSOLIDATED FINANCIAL CONDITION AND RESULTS OF OPERATIONS
BUSINESS
SELLING STOCKHOLDERS
UNDERWRITING
UNITED STATES FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS
LEGAL MATTERS
EXPERTS
ZENITH NATIONAL INSURANCE CORP. AND SUBSIDIARIES INDEX TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
ZENITH NATIONAL INSURANCE CORP. AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS
ZENITH NATIONAL INSURANCE CORP. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
ZENITH NATIONAL INSURANCE CORP. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
ZENITH NATIONAL INSURANCE CORP. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (UNAUDITED)
ZENITH NATIONAL INSURANCE CORP. AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
EXHIBIT INDEX